UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC. 20549
SCHEDULE 14A
Proxy Statement: Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
Filed by the Registrant      ☑
Filed by a Party other than the Registrant      ☐
Check the appropriate box:
☑	Preliminary Proxy Statement
☐	Confidential for Use of the Commission Only (as permitted by Rule 14a–6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a–12
EDUCATION MANAGEMENT CORPORATION

(Name of Registrant as Specified In Its Charter)
N/A

(Name of Person(s) Filing Proxy Statement, if other than Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☑	Fee computed below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies: Common Stock, $0.01 per share, of Education Management Corporation (“Common Stock”)
(2)	Aggregate number of securities to which transaction applies:
75,758,076 shares of Common Stock
4,468,891 shares of Common Stock issuable upon exercise of options
570,183 shares of restricted Common Stock

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0–11 (set forth the amount on which the filing fee is calculated and state how it was determined): The filing fee was determined based upon the sum of (A) 75,758,076 shares of Common Stock multiplied by $43.00 per share, (B) 570,183 shares of restricted Common Stock multiplied by $43.00 per share and (C) options to purchase 4,468,891 shares of Common Stock with exercise prices below $43.00, multiplied by $20.15 per share (which is the difference between $43.00 and the weighted average exercise price per share). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.0001070 by the sum of the amounts set forth in the preceding sentence.

(4)	Proposed maximum aggregate value of transaction: $3,372,163,291

(5)	Total fee paid: $360,822

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

EDUCATION MANAGEMENT CORPORATION
210 Sixth Avenue, 33rd Floor
Pittsburgh, Pennsylvania 15222
[ •  ], 2006
Dear Shareholder:
      The board of directors of Education Management Corporation (the “Company”) has unanimously approved a merger providing for the acquisition of the Company by EM Acquisition Corporation, an entity whose owners currently consist of private equity funds sponsored by Providence Equity Partners and Goldman Sachs Capital Partners. If the merger is completed, you will receive $43.00 in cash, without interest, for each share of the Company’s common stock that you own.
      You will be asked, at a special meeting of the Company’s shareholders, to adopt the merger agreement. The board of directors has unanimously approved and declared advisable the merger, the merger agreement and the transactions contemplated by the merger agreement and has unanimously determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are fair to, and in the best interests of, the Company’s shareholders. The board of directors unanimously recommends that the Company’s shareholders vote “FOR” the adoption of the merger agreement.
      The time, date and place of the special meeting to consider and vote upon the adoption of the merger agreement are as follows:
      [ •  ] a.m. Eastern Time, [ •  ], 2006
      [Address]
      The proxy statement attached to this letter provides you with information about the proposed merger and the special meeting of the Company’s shareholders. We encourage you to carefully read the entire proxy statement. You may also obtain more information about the Company from documents we have filed with the Securities and Exchange Commission.
      YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES OF THE COMPANY’S COMMON STOCK THAT YOU OWN. THE ADOPTION OF THE MERGER AGREEMENT REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF THE VOTES CAST BY HOLDERS OF SHARES OF THE COMPANY’S COMMON STOCK PRESENT IN PERSON OR REPRESENTED BY PROXY AT THE SPECIAL MEETING, ASSUMING A QUORUM IS PRESENT. ACCORDINGLY, YOU ARE REQUESTED TO VOTE YOUR SHARES BY PROMPTLY COMPLETING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE ENVELOPE PROVIDED OR BY VOTING BY TELEPHONE OR INTERNET PRIOR TO THE SPECIAL MEETING, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING.
      Submitting your proxy will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting.
      Thank you for your cooperation and continued support.

Very truly yours,

/s/ Robert B. Knutson

Robert B. Knutson
Chairman
THIS PROXY STATEMENT IS DATED [ •  ], 2006
AND IS FIRST BEING MAILED TO SHAREHOLDERS ON OR ABOUT [ •  ], 2006.

EDUCATION MANAGEMENT CORPORATION

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD [ •  ], 2006

Dear Shareholder:
      A special meeting of shareholders of Education Management Corporation, a Pennsylvania corporation (the “Company”), will be held on [ •  ], 2006, at [ •  ] a.m., Eastern Time, at [ •  ], for the following purposes:

1. To consider and vote on the adoption of the Agreement and Plan of Merger, dated as of March 3, 2006, by and between the Company and EM Acquisition Corporation, a Pennsylvania corporation (“Merger Co”), as it may be amended from time to time, pursuant to which, upon the merger becoming effective, each outstanding share of common stock, par value $0.01 per share, of the Company (other than shares held in the treasury of the Company or owned by Merger Co or any subsidiary of Merger Co or the Company) will be converted into the right to receive $43.00 in cash, without interest;

2. To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement; and

3. To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.
      Only shareholders of record on [ •  ], 2006, are entitled to notice of and to vote at the special meeting and at any adjournment or postponement of the special meeting. All shareholders of record are cordially invited to attend the special meeting in person.
      The adoption of the merger agreement requires the affirmative vote of a majority of the votes cast by holders of shares of the Company’s common stock entitled to vote thereon at the special meeting, assuming a quorum is present. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy, or submit your proxy by telephone or the Internet prior to the special meeting and thus ensure that your shares will be represented at the special meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the adoption of the merger agreement. If you fail to return your proxy card or fail to submit your proxy by telephone or the Internet, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and, if a quorum is present, will not effect whether the merger agreement is adopted, since adoption merely requires the affirmative vote of the holders of a majority of the shares voting at the special meeting. If you are a shareholder of record and do attend the special meeting and wish to vote in person, you may revoke your proxy and vote in person.

By order of the board of directors,

/s/ J. Devitt Kramer

J. Devitt Kramer
Acting Corporate Secretary
[ •  ], 2006

i

ii

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER
      The following questions and answers address briefly some questions you may have regarding the special meeting and the proposed merger. These questions and answers may not address all questions that may be important to you as a shareholder of Education Management Corporation. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement. In this proxy statement, the terms “EDMC,” “Company,” “we,” “our,” “ours,” and “us” refer to Education Management Corporation and its subsidiaries.

Q.	What is the proposed transaction?

A.	The proposed transaction is the acquisition of the Company by an entity currently owned by private equity funds sponsored by Providence Equity Partners (“Providence”) and Goldman Sachs Capital Partners (“Goldman” and together with Providence, the “Sponsors”) pursuant to an Agreement and Plan of Merger (as may be amended from time to time, the “merger agreement”) dated as of March 3, 2006 between the Company and EM Acquisition Corporation (“Merger Co”). Once the merger agreement has been adopted by the Company’s shareholders and the other closing conditions under the merger agreement have been satisfied or waived, Merger Co will merge with and into EDMC (the “merger”). EDMC will be the surviving corporation in the merger (the “surviving corporation”), but shares of its common stock will not be publicly traded after the merger.

Q.	What will I receive in the merger?

A.	Upon completion of the merger, you will receive $43.00 in cash, without interest and less any required withholding taxes, for each share of our common stock that you own. For example, if you own 100 shares of our common stock, you will receive $4,300.00 in cash in exchange for your EDMC shares, less any required withholding taxes. You will not own shares in the surviving corporation.

Q.	Where and when is the special meeting?

A.	The special meeting will take place at [ • ], on [ • ], 2006, at [ • ] a.m. Eastern Time.

Q.	What vote of our shareholders is required to adopt the merger agreement?

A.	For us to complete the merger, shareholders holding at least a majority of the votes cast entitled to vote at the special meeting, assuming a quorum is present in person or by proxy, must vote “FOR” the adoption of the merger agreement.

Q.	How does the Company’s board of directors recommend that I vote?

A.	Our board of directors unanimously recommends that shareholders vote “FOR” the adoption of the merger agreement. You should read “The Merger-Reasons for the Merger” for a discussion of the factors that our board of directors considered in deciding to recommend the adoption of the merger agreement.

Q.	What do I need to do now?

A.	We urge you to carefully read this proxy statement, including its annexes, and to consider how the merger affects you. If you are a shareholder of record, then you can ensure that your shares are voted at the special meeting by submitting your proxy via:

(1) telephone, using the toll–free number listed on each proxy card (if you are a registered shareholder, that is if you hold your stock in your name) or vote instruction card (if your shares are held in “street name,” that is if your shares are held in the name of a broker, bank or other nominee, and your bank, broker or nominee makes telephone voting available);

(2) the Internet, at the address provided on each proxy card (if you are a registered shareholder) or vote instruction card (if your shares are held in “street name” and your bank, broker or nominee makes Internet voting available); or

(3) mail, by completing, signing, dating and mailing each proxy card or vote instruction card and returning it in the envelope provided.

The deadline for voting by telephone or the Internet is 11:59 p.m., Eastern Time, on [ • ], 2006.

iii

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Yes, but only if you provide instructions to your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without those instructions, your shares will not be voted.

Q:	How do I vote if I participate in the Company’s 401(k) Plan or ESOP?

A:	If you own shares through the 401(k) plan, including the ESOP, your shares are held in a nominee position with Fidelity Investments, the 401(k) plan trustee. Fidelity will seek instructions from you on how to vote your shares.

Q:	How do I revoke or change my vote?

A:	You can change your vote at any time before your proxy is voted at the special meeting. If you are a registered holder, you may revoke your proxy by notifying the Company’s Acting Corporate Secretary in writing or by submitting a new proxy by telephone, the Internet or mail, in each case, dated after the date of the proxy being revoked. In addition, your proxy may be revoked by attending the special meeting and voting in person. However, simply attending the special meeting without voting will not revoke your proxy. If you hold your shares in “street name” and have instructed a broker to vote your shares, the above-described options for changing your vote do not apply, and instead you must follow the instructions received from your broker to change your vote. To revoke your proxy with respect to shares held in the Company’s 401(k) plan, including the ESOP, you must follow directions provided by Fidelity Investments.

Q:	What does it mean if I get more than one proxy card or vote instruction card?

A:	If your shares are registered differently and are in more than one account, you will receive more than one card. Please complete and return all of the proxy cards or vote instruction cards you receive (or submit your proxy by telephone or the Internet, if available to you) to ensure that all of your shares are voted.

Q.	When do you expect the merger to be completed?

A.	We are working toward completing the merger as quickly as possible, and we anticipate that it will be completed during the summer of 2006. In order to complete the merger, we must obtain shareholder approval and satisfy the other closing conditions under the merger agreement. See “The Merger Agreement-Conditions to the Merger.”

Q.	Will I have dissenters’ rights in connection with the merger?

A.	No. Under Pennsylvania law, since our common stock is traded on the Nasdaq Global Market, you do not have the right to exercise dissenters’ rights in connection with the merger. See “No Dissenters’ Rights.”

Q.	Should I send in my stock certificates now?

A.	No. Shortly after the merger is completed, you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to the paying agent in order to receive the merger consideration. You should use the letter of transmittal to exchange stock certificates for the merger consideration to which you are entitled as a result of the merger. DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY.

Q.	Who can help answer my other questions?

A.	If you have more questions about the merger, need assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy card, you should contact our proxy solicitation agent, MacKenzie Partners, Inc. toll-free at 800-322-2885. If your broker holds your shares, you should also call your broker for additional information.

iv

SUMMARY
      The following summary highlights selected information from this proxy statement and may not contain all of the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that item.
The Parties to the Merger (Page 8)
Education Management Corporation
210 Sixth Avenue, 33rd Floor
Pittsburgh, PA 15222
      EDMC is among the largest providers of private post-secondary education in North America, based on student enrollment and revenue. We deliver education to students through traditional classroom settings as well as through online instruction. Our educational institutions offer a broad range of academic programs concentrated in the media arts, design, fashion, culinary arts, behavioral sciences, health sciences, education, information technology, legal studies and business fields, culminating in the award of non-degree certificates and associate’s through doctoral degrees. We have 72 primary campus locations in 24 states and two Canadian provinces. EDMC is a Pennsylvania corporation.
EM Acquisition Corporation
c/o Providence Equity Partners
50 Kennedy Plaza, 18th Floor
Providence, RI 02903
and
c/o Goldman Sachs Capital Partners
85 Broad Street
New York, NY 10004
      Merger Co is a Pennsylvania corporation and was organized solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. Merger Co’s current owners consist of private equity funds sponsored by Providence Equity Partners and Goldman Sachs Capital Partners. The members of the investor group have the right to transfer a portion of their prospective interest in Merger Co in certain circumstances, provided that any such transfer will not release the members of the investor group of their obligations under the guarantees and the equity commitment letter. As a result, the investor group may ultimately include additional equity participants. Merger Co has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement.
The Special Meeting

Time, Place and Date (Page 9)
      The special meeting will be held on [ •  ], 2006, starting at [ •  ] a.m., Eastern Time, at [ •  ].

Purpose (Page 9)
      You will be asked to consider and vote upon adoption of the merger agreement. The merger agreement provides that Merger Co will be merged with and into the Company, and each outstanding share of the Company’s common stock (other than shares held in the treasury of the Company or owned by Merger Co or any subsidiary of Merger Co or the Company) will be converted into the right to receive $43.00 in cash, without interest.

Other Matters (Page 61)
      The persons named in the accompanying proxy will also have discretionary authority to vote upon other business, if any, that properly comes before the special meeting and any adjournments or postponements of the special meeting.

Record Date and Quorum (Page 9)
      You are entitled to vote at the special meeting if you owned shares of the Company’s common stock at the close of business on [ •  ], 2006, the record date for the special meeting. You will have one vote for each share of the Company’s common stock that you owned on the record date. As of the record date, there were [ •  ] shares of the Company’s common stock entitled to be voted.

Vote Required (Page 9)
      For us to complete the merger, shareholders holding at least a majority of the votes cast at the special meeting, assuming a quorum is present in person or by proxy, must vote “FOR” the adoption of the merger agreement.

Share Ownership of Directors and Executive Officers (Pages 10 and 58)
      As of the record date, the directors and current executive officers of EDMC beneficially owned in the aggregate (excluding options) approximately [ •  ]% of the shares of the Company’s common stock entitled to vote at the special meeting. Each of our directors has advised us that they plan to vote all of their shares in favor of the adoption of the merger agreement.

Voting and Proxies (Page 9)
      Any EDMC shareholder of record entitled to vote may submit a proxy by telephone, the Internet or by returning the enclosed proxy by mail, or may vote in person by appearing at the special meeting. If your shares are held in “street name” by your broker, you should instruct your broker on how to vote your shares using the instructions provided by your broker. If you do not provide your broker with instructions, your shares will not be voted.

Revocability of Proxy (Page 10)
      Any EDMC shareholder of record who executes and returns a proxy card (or submits a proxy via telephone or the Internet) may revoke the proxy at any time before it is voted in any one of the following ways:

•	filing with the Company’s Acting Corporate Secretary, at or before the special meeting, a written notice of revocation that is dated a later date than the proxy;

•	sending a later-dated proxy relating to the same shares to the Acting Company’s Corporate Secretary, at or before the special meeting;

•	submitting a later-dated proxy by telephone or the Internet, before the special meeting; or

•	attending the special meeting and voting in person by ballot.
      Simply attending the special meeting will not constitute revocation of a proxy. If you have instructed your broker to vote your shares, the above-described options for revoking your proxy do not apply and instead you must follow the directions provided by your broker to change these instructions.
When the Merger Will be Completed (Page 40)
      We are working to complete the merger as soon as possible. We anticipate completing the merger during the summer of 2006 subject to adoption of the merger agreement by the Company’s shareholders and the satisfaction of the other closing conditions. In addition, Merger Co is not obligated to complete the merger until the expiration of a 20 consecutive business day “marketing period” during which Merger Co will conduct its offering of debt securities to complete its debt financing of the merger. The marketing period begins to run following the delivery of the financial information that the Company is required to provide to Merger Co pursuant to the merger agreement and the satisfaction of specified conditions to the closing.
Effects of the Merger (Page 41)
      If the merger agreement is adopted by the Company’s shareholders and the other conditions to closing are satisfied, Merger Co will be merged with and into the Company, with the Company being the surviving corporation. Upon completion of the merger, the Company’s common stock will be converted into the right to receive $43.00 per share, without interest and less any required withholding taxes. Following the completion of the merger, shares of our common stock will no longer be publicly traded and you will cease to have any ownership interest in the Company and will not participate in any future earnings and growth of the Company.
Board Recommendation (Page 20)
      After careful consideration, our board of directors has unanimously:

•	determined that the merger, the merger agreement and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of the Company and its shareholders;

•	approved the merger agreement, the merger and the other transactions contemplated by the merger agreement; and

•	recommended that the Company’s shareholders vote “FOR” the adoption of the merger agreement.
      For factors considered by our board of directors in reaching its decision to approve and adopt the merger agreement and the merger, see “The Merger-Reasons for the Merger”.
Opinions of the Company’s Financial Advisors (Page 20 and Annex B and Annex C)
      Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) delivered its opinion to the Company’s board of directors that, as of the date of its opinion and based upon and subject to the factors and assumptions set forth therein, the merger consideration of $43.00 in cash per share to be received by holders of the Company’s common stock pursuant to the merger agreement was fair from a financial point of view to such holders. In addition, Lazard Frères & Co. LLC (“Lazard”) delivered its opinion to the Company’s board of directors that, as of the date of its opinion and based upon and subject to the factors and assumptions set forth therein, the merger consideration of $43.00 in cash per share to be received by holders of the Company’s common stock pursuant to the merger agreement was fair from a financial point of view to such holders.
      The opinions of Merrill Lynch and Lazard do not constitute a recommendation as to how any of our shareholders should vote with respect to the merger agreement. The full text of the written opinions of Merrill Lynch, dated March 3, 2006, and Lazard, dated March 3, 2006, which set forth the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken in connection with such opinions, are attached as Annex B and Annex C, respectively, to this proxy statement. We recommend that you carefully read each opinion in its entirety. Pursuant to the terms of the engagement letters with each of Merrill Lynch and Lazard, the Company has agreed to pay to each of Merrill Lynch and Lazard a fee. Substantially all of the Merrill Lynch fee is payable only upon consummation of the merger.
Financing (Page 30)
      The Company and Merger Co estimate that the total amount of funds necessary to consummate the merger and related transactions will be approximately $3.55 billion, which will be funded by new credit facilities, private offerings of debt securities and equity financing. Funding of the equity and debt financing is subject to the satisfaction of the conditions set forth in the commitment letters pursuant to which the financing will be provided (see “The Merger-Financing.”)

      The closing of the merger is not conditioned on the receipt of the debt financing by Merger Co. Merger Co, however, is not required to consummate the merger until after the completion of the marketing period as described above under “When the Merger Will be Completed” and in further detail under “The Merger Agreement-Effective Time; Marketing Period”.
Treatment of Stock Options (Pages 32 and 41)
      The merger agreement provides that all outstanding Company stock options issued pursuant to the Company’s stock incentive plans, whether or not vested or exercisable, will be cashed out and canceled in connection with the completion of the merger. Each option holder will be entitled to receive, in exchange for the cancellation of all stock options, an amount in cash, less applicable withholding taxes, without interest, equal to:

•	the number of shares of our common stock subject to each option as of the effective time of the merger, multiplied by

•	the excess, if any, of $43.00 over the exercise price per share of common stock subject to the option.
      In addition, our stock incentive plans provide for full vesting upon the approval by our shareholders of the merger, unless immediately following such merger, more than 50% of the surviving entity’s outstanding capital stock and voting power is beneficially owned by our current shareholders. Consequently, in the event that our shareholders approve the merger, but the merger does not in fact occur, all of the Company’s outstanding unvested stock options may become immediately vested and exercisable under the terms of our stock incentive plans.
Treatment of Restricted Stock (Pages 34 and 42)
      The merger agreement provides that at the effective time of the merger, all shares of restricted stock then outstanding, if any, will be canceled, and the holder of each such share will be entitled to receive a cash payment of $43.00 per share of restricted stock, without interest and less any applicable withholding taxes. In addition, our stock incentive plans provide for full vesting of outstanding awards upon the approval by our shareholders of the merger, unless immediately following such merger, more than 50% of the surviving entity’s outstanding capital stock and voting power is beneficially owned by our current shareholders. Consequently, in the event that our shareholders approve the merger, but the merger does not in fact occur, all of the Company’s outstanding shares of restricted stock may become immediately vested under the terms of our stock incentive plans.
Interests of the Company’s Directors and Executive Officers in the Merger (Page 32)
      Our directors and executive officers may have interests in the merger that are different from, or in addition to, yours, including the following:

•	Our directors and executive officers will have their vested and unvested stock options and restricted stock cashed out and canceled in connection with the merger, meaning that they will be entitled to (i) receive cash payments for each share subject to an outstanding stock option equal to the excess, if any, of $43.00 per share over the exercise price per share under the option, without interest and less applicable withholding taxes, and (ii) receive $43.00 per share for their outstanding restricted stock, without interest and less applicable withholding taxes.

•	Each of our executive officers has an employment agreement with us that provides for specified severance payments and benefits in the case of his or her termination of employment under specified circumstances and, in addition, the value of these benefits are substantially increased if the termination occurs within two years after, or in anticipation of, a change in control (such as the merger). Moreover, these employment agreements provide that, if the executive officer would incur certain excise tax liabilities as a result of the payments and other benefits received in connection with the merger, the executive officer is also entitled to receive from the Company a “gross-up” payment in an amount that would place the executive officer in the same after-tax position that he or she would have been in if no excise tax had applied.

•	In connection with the retirement of Robert T. McDowell, our Chief Financial Officer, which is anticipated to occur irrespective of whether the merger is completed, we entered into an amendment to our employment agreement with Mr. McDowell. This amendment provides, among other things, that Mr. McDowell will (i) provide us with paid consulting services for a specified period after his retirement, the term of which depends on whether and when a change in control occurs, (ii) receive a payment equal to two times his annual base salary and the amount of his bonus for fiscal year 2005 if a change in control occurs prior to June 30, 2008 and (iii) be subject to a six-month non-compete restriction after his consulting services end.

•	In connection with the resignation of J. William Brooks, our President and Chief Operating Officer, which is anticipated to occur irrespective of whether the merger is completed, we entered into a letter agreement with Mr. Brooks which modifies certain terms of his employment. This agreement provides, among other things, that Mr. Brooks will (i) receive a payment equal to his annual base salary and average bonus if a change in control occurs prior to June 30, 2008, reduced by any cash severance payments he receives upon his resignation and (ii) be subject to a non-compete restriction until the earlier of June 30, 2007 and the change in control.

•	The merger agreement provides for indemnification arrangements for each of our current and former directors and officers that will continue for six years following the effective time of the merger as well as insurance coverage covering his or her service to the Company as a director or officer.

•	Although no agreements have been entered into as of the date of this proxy statement, the Sponsors have informed us that it is their intention to retain members of our existing management team with the surviving corporation after the merger is completed. In that regard, members of management, other than those executives who have announced their retirement or resignation, currently are engaged in discussions with representatives of Merger Co. We believe that these persons are likely to enter into new arrangements with Merger Co or its affiliates regarding employment with, and the right to purchase or participate in the equity of, the surviving corporation, although such matters are subject to further negotiation and discussion and no terms or conditions have been finalized.

Material United States Federal Income Tax Consequences (Page 37)
      If you are a U.S. holder of our common stock, the merger will be a taxable transaction to you. For U.S. federal income tax purposes, your receipt of cash in exchange for your shares of the Company’s common stock generally will cause you to recognize gain or loss measured by the difference, if any, between the cash you receive in the merger and your adjusted tax basis in your shares. If you are a non-U.S. holder of our common stock, the merger will generally not be a taxable transaction to you under U.S. federal income tax laws unless you have certain connections to the United States. You should consult your own tax advisor for a full understanding of how the merger will affect your particular tax consequences.
Regulatory Approvals (Page 39 )
      The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “Hart-Scott-Rodino Act”), provides that transactions such as the merger may not be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) and a statutory waiting period, which is 30 days from the date of filing, has expired or the antitrust authorities have granted early termination of such period. The Company and Merger Co, respectively, will each file a Notification and Report Form with the Antitrust Division and the Federal Trade Commission and will request an early termination of the statutory waiting period.
      The Company and Merger Co have made filings and taken other actions, and will continue to make filings and take actions, necessary to obtain approvals from all appropriate governmental and educational authorities in connection with the merger. Regulatory approvals required to complete the merger include approval of a number of the state authorizing agencies and accrediting agencies that currently approve and accredit the EDMC schools and their educational programs. The merger agreement requires that we submit pre-acquisition review applications with the U.S. Department of Education (“DOE”) prior to the completion of the merger. In addition, after closing the merger, we will need to obtain approval from the DOE for each of the EDMC schools to continue to participate in the U.S. federal student financial aid programs administered by the DOE.
Procedure for Receiving Merger Consideration (Page 42)
      As soon as practicable after the effective time of the merger, a paying agent will mail a letter of transmittal and instructions to you and our other shareholders. The letter of transmittal and instructions will tell you how to surrender your stock certificates or book-entry shares in exchange for the merger consideration. You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.
No Solicitation of Transactions (Page 48)
      The merger agreement contains restrictions on our ability to solicit or engage in discussions or negotiations with a third party regarding specified transactions involving the Company. Notwithstanding these restrictions, under certain circumstances, our board of directors may respond to an unsolicited written bona fide proposal for an alternative acquisition or terminate the merger agreement and enter into an agreement with respect to a superior proposal after paying the termination fee specified in the merger agreement.
Conditions to the Merger (Page 53)
      Before we can complete the merger, a number of conditions must be satisfied. These include:

•	the receipt of Company shareholder approval;

•	the absence of governmental orders that have the effect of making the merger illegal or that otherwise prohibit the closing;

•	the expiration or termination of the waiting period under the Hart-Scott-Rodino Act;

•	performance by each of the parties of its agreements and covenants under the merger agreement in all material respects;

•	the absence of specified market disruptions;

•	the absence of specified adverse events affecting parties that are expected to provide debt financing necessary to complete the merger;

•	the receipt of governmental and certain specified educational authority consents required to be obtained prior to the closing, without, in the case of educational authority consents, the imposition of certain non-customary limitations on us; and

•	the receipt by us of a written response from the DOE to the pre-acquisition review applications, without the imposition of certain non-customary limitations on us.
      It is also a condition to the merger that we do not receive written notification from certain educational authorities or accrediting agencies stating that such authority or agency will not issue any required post-closing consent or that such consents will include certain non-customary limitations.
      Other than the conditions pertaining to the Company shareholder approval, the absence of governmental orders and the expiration or termination of the Hart-Scott-Rodino Act waiting period, either the Company, on the one hand, or Merger Co, on the other hand, may elect to waive conditions to their respective performance and complete the merger. Neither the Company nor Merger Co, however, has any intention to waive any condition as of the date of this proxy statement.

Termination of the Merger Agreement (Page 55)
      EDMC and Merger Co may agree in writing to terminate the merger agreement at any time without completing the merger, even after the shareholders of EDMC have adopted the merger agreement. The merger agreement may also be terminated at any time prior to the effective time of the merger in certain other circumstances, including:

•	by either Merger Co or the Company if:

•	the closing has not occurred on or before September 3, 2006, so long as the failure to complete the merger is not the result of the failure of the terminating party to comply with the terms of the merger agreement;

•	a final, non-appealable governmental order prohibits the merger;

•	the Company shareholders do not adopt the merger agreement at the special meeting or any postponement or adjournment thereof;

•	the terminating party is not in material breach of its obligations under the merger agreement and there is a breach by the non-terminating party of its representations, warranties, covenants or agreements in the merger agreement such that the applicable closing conditions to the merger would not be satisfied, which breach cannot be or has not been cured within 30 days after notice;

•	by Merger Co, if our board of directors withdraws, modifies or changes its recommendation or approval of the transactions contemplated by the merger agreement or recommends or approves an acquisition proposal other than the transactions contemplated by the merger agreement;

•	by the Company, prior to the special meeting, if we receive a superior proposal, as defined in the merger agreement, but only after we have (i) provided Merger Co a two business day period to revise its offer, during which we are required to cooperate and negotiate with Merger Co to enable it to make such an offer and (ii) paid the termination fee described below; or

•	by the Company if a specified market disruption event has occurred and Merger Co has not waived its closing condition relating to such event within a certain period of time following a written request for a waiver from the Company.
Termination Fees (Page 56)
      Under certain circumstances, in connection with the termination of the merger agreement, the Company will be required to pay Merger Co an $84 million termination fee. In addition, under certain circumstances, in connection with the termination of the merger agreement, Merger Co will be required to pay the Company an $84 million termination fee.
Market Price of EDMC Stock (Page 57)
      Our common stock is listed on the Nasdaq Global Market (“Nasdaq”) under the trading symbol “EDMC”. On March 3, 2006, which was the last trading day before we announced the merger, the closing price of Company’s common stock was $36.98 per share. On [ •  ], 2006, which was the last trading day before this proxy statement was printed, the closing price of the Company’s common stock was $[ •  ] per share.
No Dissenter’s Rights (Page 60)
      You do not have appraisal or similar rights of dissenters under Pennsylvania law with respect to the merger, any transaction contemplated by the merger agreement or any other matter described in this proxy statement.

CAUTIONARY STATEMENT CONCERNING FORWARD–LOOKING INFORMATION
      This proxy statement contains statements that may be forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. We have tried to use terms such as “believes,” “estimates,” “anticipates,” “continues,” “contemplates,” “expects,” “may,” “will,” “could,” “should” or “would” and similar expressions to identify these forward-looking statements. These statements, which are based on information currently available to us, are not guarantees of future performance and may involve risks and uncertainties that could cause our actual growth, results of operations, performance and business prospects, and opportunities to materially differ from those expressed in, or implied by, these statements. We expressly disclaim any obligation or understanding to release publicly any updates or revisions to any forward-looking statement included in this proxy statement. These statements are subject to risks, uncertainties, and other factors, including, among others:

•	risks inherent in operating private for-profit post-secondary educational institutions, including the effects of extensive and changing regulations on our business;

•	general economic, political and business conditions;

•	changing market needs and technology; our ability to:

•	implement our operating and growth strategy;

•	attract and retain students at our institutions;

•	meet regulatory and accrediting agency requirements;

•	compete with enhanced competition and new competition in the education industry;

•	attract and retain key employees and faculty;

•	successfully integrate our acquired institutions and continue our acquisition strategy; and

•	other factors discussed elsewhere in our other filings with the SEC (see “Where You Can Find Additional Information”).
THE PARTIES TO THE MERGER
Education Management Corporation
      EDMC is among the largest providers of private post-secondary education in North America, based on student enrollment and revenue. We deliver education to students through traditional classroom settings as well as through online instruction. Our educational institutions offer a broad range of academic programs concentrated in the media arts, design, fashion, culinary arts, behavioral sciences, health sciences, education, information technology, legal studies and business fields, culminating in the award of associate’s through doctoral degrees. We have 72 primary campus locations in 24 states and two Canadian provinces.
      EDMC is incorporated in the state of Pennsylvania with its principal executive offices at 210 Sixth Avenue, 33rd Floor, Pittsburgh, Pennsylvania, 15222. The Company’s telephone number is (412) 562-0900.
EM Acquisition Corporation
      Merger Co is a Pennsylvania corporation with its principal executive offices located at c/o Goldman Sachs Capital Partners, 85 Broad Street, New York, NY 10004 and its telephone number is (212) 902-2000. Merger Co’s current owners consist of private equity funds sponsored by Providence Equity Partners and Goldman Sachs Capital Partners. The members of the investor group have the right to transfer a portion of their prospective interest in Merger Co in certain circumstances, provided that any such transfer will not release the members of the investor group of their obligations under the guarantees and the equity commitment letter. As a result, the investor group may ultimately include additional equity participants. Merger Co was organized solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. It has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement. Under the terms of the merger agreement, Merger Co will merge with and into the Company. The Company will survive the merger and Merger Co will cease to exist.
THE SPECIAL MEETING
Time, Place and Purpose of the Special Meeting
      This proxy statement is being furnished to our shareholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held on [ •  ], 2006, starting at [ •  ] a.m., Eastern Time, at [ •  ] or at any postponement or adjournment thereof. The purpose of the special meeting is for our shareholders to consider and vote upon the adoption of the merger agreement. Our shareholders must adopt the merger agreement in order for the merger to occur. If the shareholders fail to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached to this proxy statement as Annex A. This proxy statement and the enclosed form of proxy are first being mailed to our shareholders on or about [ •  ], 2006.
Record Date and Quorum
      The holders of record of the Company’s common stock as of the close of business on [ •  ], 2006, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. On the record date, there were [ •  ] shares of the Company’s common stock outstanding.
      The holders of a majority of the outstanding shares of the Company’s common stock on the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Any shares of the Company’s common stock held in treasury by the Company or by any of its subsidiaries are not considered to be outstanding for purposes of determining a quorum. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any postponement or adjournment of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established.
Required Vote
      Each outstanding share of the Company’s common stock on the record date entitles the holder to one vote at the special meeting. Completion of the merger requires the adoption of the merger agreement by the affirmative vote of a majority of the votes cast by holders of shares of the Company’s common stock present in person or represented by proxy at the special meeting, assuming a quorum is present. In order for your shares of the Company’s common stock to be included in the vote, if you are a shareholder of record, you must submit a proxy by telephone or the Internet or return the enclosed proxy card by mail or vote in person at the special meeting.
      If your shares are held in “street name” by your broker, you should instruct your broker how to vote your shares using the instructions provided by your broker. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker and they can give you directions on how to vote your shares. Your broker will not vote your shares without instruction from you. Abstentions and broker non–votes, if any, will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists. Because adoption of the merger agreement requires the affirmative vote of a majority of the votes cast by holders of shares of the Company’s common stock present in person or represented by proxy at the special meeting, assuming a quorum is present, failures to vote, abstentions and broker non–votes, if any, will not effect whether the merger agreement is adopted.
      If you own shares of the Company’s common stock through the Company’s 401(k) plan, including the ESOP, you will receive a voting instruction card with respect to those shares of common stock subject to the plan which will provide Fidelity Investments, the plan’s trustee, with instructions on how to vote such shares. You must submit your voting instructions for your shares to Fidelity by the close of business on [ •  ] to allow Fidelity time to receive your voting instructions and vote on behalf of the plan.
      As of the record date, the directors and current executive officers of EDMC beneficially owned (excluding options), in the aggregate, [ •  ] shares of the Company’s common stock, or approximately [ •  ]% of the outstanding shares of the Company’s common stock. The directors have informed EDMC that they intend to vote all of their shares of the Company’s common stock “FOR” the adoption of the merger agreement.
Proxies; Revocation
      If you submit a proxy by telephone or the Internet or by returning a signed proxy card by mail, your shares will be voted at the special meeting as you indicate on your proxy card or by such other method. If no instructions are indicated on your proxy card, your shares of the Company’s common stock will be voted “FOR” the adoption of the merger agreement. The deadline for voting by telephone or the Internet is 11:59 p.m., Eastern Time, on [ •  ], 2006.
      You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must either advise our Acting Corporate Secretary in writing, submit a proxy by telephone, the Internet or mail dated after the date of the proxy you wish to revoke or attend the special meeting and vote your shares in person. Attendance at the special meeting will not by itself constitute revocation of a proxy.
      If you have instructed your broker to vote your shares, the above-described options for revoking your proxy do not apply and instead you must follow the directions provided by your broker to change these instructions. To revoke your proxy with respect to shares held in the Company’s 401(k) plan, you must follow directions provided by Fidelity Investments.
      EDMC does not expect that any matter other than the adoption of the merger agreement will be brought before the special meeting. If, however, such a matter is properly presented at the special meeting or any adjournment or postponement of the special meeting, the persons appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment.
Solicitation of Proxies
      EDMC will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of EDMC may solicit proxies personally and by telephone, facsimile or other electronic means of communication. These persons will not receive additional or special compensation for such solicitation services.
      EDMC will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions. EDMC has retained MacKenzie Partners, Inc. to assist it in the solicitation of proxies for the special meeting and will pay MacKenzie Partners, Inc. a fee of approximately $20,000.00, plus reimbursement of out-of–pocket expenses.
Adjournments and Postponements
      Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment may be made without notice, other than by an announcement made at the special meeting. Whether or not a quorum exists, holders of a majority of the shares of the Company’s common stock present in person or represented by proxy at the special meeting may adjourn the special meeting. Any signed proxies received by the Company in which no voting instructions are provided on such matter will be voted in favor of an adjournment in these circumstances. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow the Company’s shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

THE MERGER
Background of the Merger
      As a part of its ongoing evaluation of its business, the Company’s board of directors and management have regularly considered the Company’s long-term strategic alternatives and prospects for continued operations as an independent company. In that regard, after the chief executive officer of the Company, John R. McKernan, Jr., received an unsolicited indication of interest from a group of private equity investors (“Group A”) in February 2005, the board of directors recognized that a potential opportunity might exist for the Company’s shareholders to realize value through strategic alternatives. During the next two weeks, Group A met in person with Mr. McKernan and, following that meeting, with Mr. McKernan and the chairman of the board of the Company, Robert B. Knutson, regarding Group A’s interest in a possible acquisition of the Company. Mr. McKernan shortly thereafter informed Group A that the Company was not interested in the transaction.
      On or about July 19, 2005, Mr. McKernan called a member of Group A to ask if Group A was still interested in discussing a possible transaction. On July 20, 2005, the board of directors authorized the chairman of the board, Mr. Knutson, and Mr. McKernan to have a preliminary meeting with representatives of Group A following execution by Group A of an appropriate confidentiality agreement. On July 27, 2005, Group A entered into a confidentiality agreement with the Company. On July 27 and July 28, 2005, Mr. Knutson and Mr. McKernan engaged in discussions with Group A regarding a possible sale transaction. During these discussions, Mr. Knutson and Mr. McKernan did not provide Group A any confidential information about the Company.
      On July 31, 2005, Kirkpatrick & Lockhart Nicholson Graham (“K&LNG”) provided advice to the board of directors regarding preliminary issues that the board of directors could consider in evaluating the decision to remain an independent company or pursue one or more strategic alternatives, including any potential transaction involving the acquisition of the Company by Group A or another third party. In addition to reviewing with the board of directors its fiduciary duties to the Company under Pennsylvania law, K&LNG also reviewed other considerations, including the engagement of professional advisors, the formation of a board committee to help evaluate and negotiate any potential transaction, certain risks associated with pursuing strategic alternatives, preliminary regulatory issues and considerations, and other issues relating to the structure and timing of a potential transaction.
      During this time, the independent directors of the Company (which included all directors other than Mr. Knutson, Mr. McKernan, and Miryam Knutson) met to discuss the recent developments with Group A and also review additional strategic alternatives. The independent directors also engaged separate counsel to be available to answer questions or to otherwise provide advice to the independent directors from time to time during the strategic review process.
      On August 1, 2005, the board of directors met with representatives from K&LNG to discuss these issues in detail. The board of directors also established the Finance and Strategic Planning Committee to meet between meetings of the board of directors to address matters relating to the strategic evaluation and to assist in developing a framework for presenting matters to the board of directors at subsequent meetings. The board of directors appointed Mr. Knutson, Mr. McKernan, Michael J. Emmi, and Martin L. Garcia to the Finance and Strategic Planning Committee. The board of directors also decided that it would be advisable to engage a financial advisor to assist it in its strategic review of the Company and to evaluate potential strategic alternatives.
      On August 4, 2005, Group A indicated that, based on certain assumptions regarding the Company’s operations that would require confirmatory due diligence, the group, as a preliminary matter, would be willing to acquire the Company in a cash transaction valued at a range of $41-$43 per share.
      The Finance and Strategic Planning Committee met on August 4 and August 5, 2005 to discuss Group A’s preliminary indication of interest and other alternatives available to the Company, including remaining independent. On August 5, 2005, members of the Finance and Strategic Planning Committee met with members of Group A to discuss Group A’s preliminary indication of interest.

      After additional conversations between Group A and representatives of the Company, on August 10, 2005, Group A indicated that it would consider acquiring the Company at a $43-$45 per share range based on certain assumptions that would require confirmatory due diligence.
      On August 11, 2005, K&LNG provided additional advice regarding the board of directors’ fiduciary duties. On August 12, 2005, the Finance and Strategic Planning Committee met to discuss the status of discussions with Group A and to discuss the board of directors’ fiduciary duties in greater detail with K&LNG.
      On August 16, 2005, upon the recommendation of the Finance and Strategic Planning Committee, the Company engaged Merrill Lynch as its financial advisor. Subsequently, the Company’s management and Merrill Lynch commenced a detailed strategic review of the Company and its business. Merrill Lynch was instructed to evaluate the preliminary indication of interest received by the Company from Group A as well as the Company’s prospects in remaining independent or completing another alternative transaction.
      As part of its engagement, on August 23, 2005, Merrill Lynch and Group A met for the first time to discuss Group A’s preliminary interest in the Company.
      At meetings on September 7 and September 8, 2005, the board of directors reviewed strategic alternatives with Merrill Lynch, including a potential sale of the Company. At these meetings, the board of directors authorized management and Merrill Lynch to engage in discussions with Group A and to facilitate a due diligence review by Group A and its financing sources, subject to the implementation of procedures designed to ensure the confidentiality of the due diligence process. The board of directors did not make any determination as to whether the Company should engage in a transaction but determined that preliminary discussions with Group A would be helpful in the Company’s ongoing evaluation of strategic alternatives.
      During late summer 2005, the board of directors of the Company and the Finance and Strategic Planning Committee met periodically and consulted with the Company’s management, Merrill Lynch, and K&LNG. Representatives from K&LNG attended each meeting of the board of directors and the Finance and Strategic Planning Committee and provided legal advice to the board of directors and the Finance and Strategic Planning Committee on the strategic review process. Over the course of this series of meetings, the board of directors and the Finance and Strategic Planning Committee reviewed management’s assessment of the Company’s current position, including, among other matters, the Company’s strategic plan and financial results and prospects. At several of these meetings, representatives of Merrill Lynch discussed various financial analyses relating to the Company. Representatives of Merrill Lynch also addressed numerous strategic alternatives available to the Company, including remaining independent, initiating a stock buy-back or a leveraged recapitalization, pursuing an acquisition strategy, merging with another entity, selling a school group, selling the Company to a strategic investor, or selling the Company to a financial buyer such as Group A.
      The board of directors discussed in detail these alternatives and others, and management and Merrill Lynch responded to questions from the board of directors. The board of directors did not make a decision to pursue any particular alternative during this time. However, after taking into account the advice of management and Merrill Lynch, the board of directors authorized Merrill Lynch to have further discussions with Group A. Merrill Lynch subsequently had discussions with representatives of Group A regarding a possible sale transaction.
      On September 20, 2005, Group A attended a management presentation of the Company. The presentation included a discussion of management’s strategic plan for the Company.
      On September 21, 2005, the Finance and Strategic Planning Committee met to discuss the status of Merrill Lynch’s discussions with Group A and agreed that any request for information received by Merrill Lynch would be reviewed by the Finance and Strategic Planning Committee before any information was provided to Group A. On September 23, 2005, the Finance and Strategic Planning Committee met to consider a request from Group A for additional diligence information to enable Group A to revise and refine its preliminary indication of interest.

      On October 6, 2005, Group A delivered a further revised indication of interest proposing the acquisition of the Company in an all cash transaction at $43 per share. Group A also requested that the Company agree to an exclusive negotiating period. On October 7, 2005, the Finance and Strategic Planning Committee met to discuss Group A’s most recent indication of interest.
      On October 12, 2005, the Finance and Strategic Planning Committee met and reviewed whether the Company should continue discussions with Group A and provide additional due diligence materials. The Finance and Strategic Planning Committee determined that the Company should continue such discussions and should permit additional due diligence, provided that Group A remained willing to consider increasing its most recent indication of interest above $43 per share. The Finance and Strategic Planning Committee also requested a meeting of the board of directors to provide an update on the status of the proposed transaction and to consider Group A’s request for exclusivity. After consultation with the Company’s financial and legal advisors, the Finance and Strategic Planning Committee decided not to grant exclusivity to Group A but was willing to continue discussions regarding a possible transaction and directed Merrill Lynch to confirm to Group A that, at the time, the Company was discussing a possible sale transaction only with Group A. Later in the day on October 13, 2005, Group A increased its proposed purchase price to $44 per share.
      In mid October, K&LNG and legal counsel to Group A began discussing the general structure and terms of a possible transaction. On October 21, 2005, K&LNG delivered an initial draft merger agreement to Group A’s legal counsel. Following numerous discussions between the legal counsel and the financial advisors for each of the Company and Group A, a revised draft of the merger agreement was delivered to K&LNG on October 31, 2005.
      On November 1, 2005, following extensive business, legal, and regulatory due diligence, and citing their reduced expectations about the Company’s growth prospects for fiscal years after 2006, the member of Group A who would have committed the largest amount of equity indicated that such member was not prepared to proceed at a valuation range acceptable to the Company. In response to this member’s revised valuation of the Company, the Finance and Strategic Planning Committee formally terminated discussions with that member by a letter sent on November 4, 2005 by K&LNG.
      Between November 4 and November 9, 2005, certain remaining members of Group A (“Group B”) indicated in discussions with Merrill Lynch that Group B was interested in continuing discussions concerning a possible transaction at a valuation of up to $44 per share. However, Group B indicated to Merrill Lynch that they would be unwilling to consummate a sale transaction without securing the participation of another large investor.
      During this period of time, the Finance and Strategic Planning Committee inquired of Merrill Lynch as to whether Merrill Lynch or one of its affiliates would be willing to provide all or a portion of the debt financing necessary to complete a possible sale transaction involving the Company. In making this inquiry, the Finance and Strategic Planning Committee determined that the availability of financing could enhance confidentiality, speed, and certainty in connection with a possible sale transaction. Merrill Lynch indicated it would consider the Finance and Strategic Planning Committee’s request to provide financing.
      On November 9 and November 10, 2005, the board of directors met to review the status of the strategic review process and to receive an update from Merrill Lynch on the results of its recent discussions with Group B. The board of directors authorized Merrill Lynch to continue discussions with Group B and to formally approach additional parties regarding the possibility of joining Group B, provided that no nonpublic material information would be made available until each interested party executed a confidentiality agreement and demonstrated the financial capacity and interest to engage in such a transaction at a valuation range acceptable to the Company. The board of directors also determined that due to, among other things, the importance of maintaining confidentiality (particularly given the fact that the board of directors had made no decision as to whether to pursue a strategic transaction or remain independent), the limited number of potential strategic purchasers, and the financial resources necessary to complete a transaction in a timely manner, and based on consultation with and advice of the Company’s financial advisors, financial purchasers, such as the private equity firms engaged in ongoing discussions with the Company, would be the parties most likely to have an interest in acquiring the Company or engaging in another strategic transaction with the Company at an acceptable valuation.
      During the course of these meetings, the board of directors also discussed Merrill Lynch’s willingness to provide all or a portion of the debt financing necessary to complete a possible sale transaction involving the Company. After discussing the potential benefits of this arrangement with representatives of Merrill Lynch, the board of directors discussed the potential risks that might arise from allowing Merrill Lynch to act as both the Company’s sole financial advisor and a possible financing source in connection with a transaction involving the Company. In connection with these discussions, the board of directors also considered the desirability of obtaining a fairness opinion from a financial advisor other than Merrill Lynch in the event that the board of directors was to approve a strategic transaction and, as part of that transaction, Merrill Lynch was to provide financing.
      The board of directors decided that in the interest of protecting confidentiality and enhancing transaction certainty, Merrill Lynch should, if it was willing to do so, make available a financing package to any interested party, subject to the implementation of appropriate procedural safeguards designed to mitigate potential conflicts of interest. After carefully considering the board of directors’ request to make available a financing package to any interested party, Merrill Lynch accepted the board of directors’ request.
      At these meetings, K&LNG provided advice relating to Merrill Lynch’s role as a potential financing source as well as a financial advisor and recommended that the board of directors consider the retention of a second financial advisor to evaluate the fairness of any potential transaction, to assist the Company in considering its strategic alternatives, and to review and provide advice regarding financing considerations. The Finance and Strategic Planning Committee was asked by the board of directors to consider several possible additional financial advisors and provide a recommendation to the board of directors.
      Following the November 9 and 10, 2005 board of directors’ meeting, Merrill Lynch had discussions with six parties, identified from a list collaboratively developed by Merrill Lynch and Group B, to determine their interest in the possibility of joining Group B, at a purchase price of a minimum of $42 per share, and Group B also had discussions with some of the same parties about joining Group B. Over the next several weeks, four of these parties each entered into a confidentiality agreement with the Company. After signing confidentiality agreements, the parties began their due diligence review of the Company and its business. Subsequently, two of these parties declined to participate at the price indicated. During this time, the Finance and Strategic Planning Committee also considered several possible additional financial advisors and met with Lazard. After the meeting, the Finance and Strategic Planning Committee recommended to the board of directors that Lazard be engaged. On December 2, 2005, the Company engaged Lazard as a second financial advisor. This engagement was ratified by the board of directors at a meeting on December 13, 2005.
      Following preliminary due diligence, one of the two remaining interested parties (the “interested investor”) remained willing to continue discussions regarding a possible sale transaction at a value of at least $42 per share. Throughout this time, the Finance and Strategic Planning Committee met several times to receive updates regarding the ongoing strategic review process.
      On December 9, 2005, K&LNG provided Group B with a draft merger agreement. Group B provided a copy of the draft merger agreement to the interested investor.
      On December 22, Merrill Lynch had a telephone conversation with a member of Group B during which call such member reaffirmed Group B’s interest in a possible sale transaction at a value of not less than $42 per share, subject to being joined by a large private equity investor with sufficient equity capital to consummate the transaction. Merrill Lynch and such member of Group B also discussed various provisions in the draft merger agreement.
      On December 22, 2005, the interested investor informed Merrill Lynch that it was not willing to continue participating in Group B. However, the interested investor indicated that it was willing to continue discussions at the previously indicated valuation with a new group.

      On December 23, 2005, the board of directors held a meeting and determined that it would permit the interested investor to proceed and form a new group (“Group C”). At that time, the interested investor entered into a new confidentiality agreement with the Company. On January 4, 2005, the interested investor proposed two additional members of Group C. Over the next few days, both additional members of Group C entered into confidentiality agreements with the Company.
      Throughout the month of January 2006, Group C conducted substantial business, legal, and regulatory due diligence and attended a management presentation of the Company. On January 17, 2006, legal counsel to Group C delivered a revised draft of the merger agreement to K&LNG.
      On January 6, 2006, a member of the former Group A and Group B contacted Merrill Lynch to continue discussions regarding a possible transaction. On January 20, 2006, a group of potential buyers was proposed to Merrill Lynch (“Group D”). On January 21, 2006, the members of Group D entered into a confidentiality agreement with the Company.
      In late January, Group D attended a management presentation of the Company and delivered a draft merger agreement to K&LNG. From late January 2006 until the end of February, Group D also conducted substantial business, legal, and regulatory due diligence. During this time, the Finance and Strategic Planning Committee continued to meet regularly to discuss the status of discussions with both Group C and Group D (the two remaining interested groups), and the strategic review process.
      On January 30, 2006, a company in the post-secondary education industry delivered a proposal to Merrill Lynch indicating interest in a transaction for 50 percent cash and 50 percent stock at a valuation of less than $42 per share. After consideration, the proposal was rejected as inadequate and, based on subsequent discussions with Merrill Lynch, it was determined that such party was not interested in pursuing a transaction with the Company at a higher price.
      On February 3, 2006, K&LNG delivered revised drafts of the merger agreement to Group C and Group D. The following day, Merrill Lynch delivered a final offer process letter to both interested groups outlining the procedures for submitting final offers. The final offer process letters were structured in a manner designed to foster a competitive environment and result in the most attractive offer for consideration by the board of directors in its strategic review process.
      The board of directors again met on February 16 and February 17, 2006. During these meetings, the board of directors received reports from the Company’s financial and legal advisors and discussed the status of negotiations with both interested groups. Following these meetings, the Company’s financial and legal advisors had numerous discussions with representatives of each of Group C and Group D. In these discussions, the Company’s financial and legal advisors provided guidance to each group in regard to the Company’s key expectations regarding a possible transaction, including price, the importance of closing certainty, the need for committed equity and debt financing (and the corresponding absence of any financing condition), and the unwillingness of the board of directors to consider a transaction that did not permit the board of directors to consider a financially superior offer received after the execution of a definitive agreement.
      On February 26, 2006, Group C informed Merrill Lynch that one of its members had decided to withdraw from the group based on valuation considerations but that the remaining two members were willing to proceed with discussions concerning a possible transaction. Also on February 26, 2006, the board of directors received an update regarding the strategic review process from Mr. Knutson, the chair of the Finance and Strategic Planning Committee. Following discussions with the Company’s financial and legal advisors, the Finance and Strategic Planning Committee directed Merrill Lynch to request final offer packages from both Group C and Group D.
      On February 28, 2006, Merrill Lynch received final offer packages from both interested groups. Group C offered $42 per share and Group D offered $42.50 per share. Accompanying each interested group’s pricing terms were comments to the draft merger agreement along with their respective equity and debt commitment letters. The original member of Group D was not a party to the final offer package submitted by Group D but continues to serve as an advisor to Group D. In addition, the final offer package submitted by Group D provided that Group D maintained the right to bring in co-investors prior to or after the closing of a transaction, including the original member of Group D. The two revised merger agreements reflected the same basic transaction structure, which provided for the Company to be the surviving company in a merger in which all of the Company’s outstanding common stock would be acquired for cash at the price per share offered by each group.
      On March 1, 2006, after receiving detailed information from Merrill Lynch, Lazard, and K&LNG regarding the material financial and legal terms of each offer received, the board of directors met to review the offers, receive advice and recommendations from the Company’s financial and legal advisors, review the strategic review process to date, and determine next steps. To assist the board of directors in this process, Merrill Lynch outlined for the board of directors the current status of the strategic review process. Merrill Lynch then reviewed for the board of directors the offers that had been received by the Company and presented an analysis of the financial aspects of each offer. K&LNG then reviewed the material legal terms and conditions proposed by the two interested groups and provided for the board of directors a detailed comparison of the material legal terms of the competing offers. The board of directors reviewed the attractiveness of the two offers as opposed to remaining independent or pursuing another strategic alternative and directed questions to management, representatives of Merrill Lynch, representatives of Lazard, and representatives of K&LNG. During its review, the board of directors noted that while Group D’s offer was somewhat more attractive than the offer received from Group C’s both in terms of price and other terms, most notably in regard to conditionality and closing certainty, aspects of both offers could be improved. Based on the detailed presentations and extended discussion, the board of directors authorized the representatives of Merrill Lynch and K&LNG to negotiate further with both interested groups with the goal of maximizing value and reducing execution risk and closing uncertainty. At this meeting, the board of directors deferred any decision regarding the sale of the Company and remained committed to evaluating any revised offer against a range of strategic alternatives, including staying independent.
      Following the March 1, 2006 meeting, Merrill Lynch engaged in discussions with representatives of Group C and Group D regarding their respective offers to clarify the material terms reflected in their proposals and to identify aspects of their proposals that raised issues for the Company. Each of the interested groups was requested to improve both the price and the nonfinancial terms and conditions of its proposal. Following these discussions, on March 2, 2006, both groups provided revised offers with Group C increasing its offer to $42.50 per share and Group D increasing its offer to $43 per share. Although Group C also indicated a willingness to reduce the conditionality of its proposal, Group C’s revised proposal, on the whole, remained less favorable than the financial and other terms offered by Group D.
      On March 2, 2006, the board of directors held a meeting at which management presented information regarding the Company’s financial performance and prospects for future performance on a stand alone basis, including presenting information on various financial scenarios and the related execution risks and opportunities. Merrill Lynch indicated to the board of directors that Merrill Lynch’s previous advice regarding the benefits and risks of other possible strategic alternatives remained unchanged. The board of directors also reviewed with Merrill Lynch and Lazard the process and the financial terms of the two competing offers. Management also advised the board of directors that, pursuant to legal advice previously provided by K&LNG, other than indicating a general willingness to consider continued employment after a potential acquisition, management had delayed any discussions with either interested group until after a definitive agreement, if any, was approved by the board of directors. Throughout the day, K&LNG and the respective legal counsel for each of the competing groups had numerous discussions relating to the terms of the proposed merger agreements and related matters.
      On March 3, 2006, K&LNG, Merrill Lynch, and Lazard provided materials to the board of directors of the Company in preparation for a meeting of the board of directors later that day. Late that afternoon, the board of directors convened to consider whether to approve the transaction being proposed by Group D, remain independent, or continue exploring other strategic alternatives.
      At the meeting, Merrill Lynch and Lazard reviewed and analyzed, among other matters, the financial aspects of the proposal received by Group D. Merrill Lynch also provided an update of the strategic review process and the most recent developments in the competitive offer process. Merrill Lynch also indicated that the proposal under consideration contemplated that Merrill Lynch would participate in the debt financing to be obtained by Group D.
      K&LNG reviewed for the board of directors its legal duties in connection with the exploration of strategic alternatives and advised the board of directors on the key legal issues implicated in considering an extraordinary transaction, including the fiduciary duties of the board of directors and other legal duties. K&LNG also reviewed for the board of directors the legal terms of the proposed merger agreement. The Company’s financial and legal advisors responded to questions from the board of directors and participated in a lengthy discussion regarding the strategic review process, the competitive offer process, and the proposed merger.
      At the request of the board of directors, each of Merrill Lynch and Lazard delivered its oral opinion, confirmed by delivery of a written opinion dated March 3, 2006, to the effect that, as of such date and subject to the assumptions made, matters considered and qualifications and limitations on the review undertaken, the merger consideration to be received by the holders of the Company’s common stock was fair from a financial point of view to such holders.
      After the presentations by the Company’s financial and legal advisors and extended questions and answers, the board of directors then met in executive session to consider the proposed transaction and alternatives, including remaining independent. Following additional discussion and deliberation, the board of directors unanimously approved the merger agreement with Group D, the transactions contemplated by the merger agreement, and unanimously resolved to recommend that the shareholders of the Company vote to adopt the merger agreement (See “The Merger-Reasons for the Merger”).
      Late on March 3, 2006, the merger agreement was executed by the Company and Merger Co. Prior to commencement of trading March 6, 2006, the Company issued a press release announcing the execution of the merger agreement.
Reasons for the Merger
      In reaching its decision to approve the merger agreement, the merger, and the other transactions contemplated by the merger agreement and to recommend that the Company’s shareholders vote to adopt the merger agreement, the board of directors of the Company consulted with management and its legal, financial, and other outside advisors. The board of directors considered, among other things, the following factors and potential benefits of the merger, each of which it believed supported its decision:

•	the current and historical market prices of the Company’s common stock, including the market price of the Company’s common stock relative to those of other industry participants and general market indices, and the fact that the merger consideration represents a substantial premium to those historical trading prices and a premium of 15.9% over the closing sales price of $37.09 on March 2, 2006 (the last full trading day immediately prior to the date the board approved the merger agreement and merger), which our board views as favorable to the Company’s shareholders;

•	the on-going evaluation by the board of directors of the Company’s strategic plan, as well as the execution risks related to achieving that plan, compared to the risks and benefits of the merger, including expected benefits from operating as a company without publicly traded equity securities;

•	the strategic review process conducted by the Company, with the advice and assistance of Merrill Lynch, Lazard, and K&LNG, which involved engaging in discussions with numerous parties to determine their potential interest in a business combination transaction with the Company, entering into confidentiality agreements with certain of those parties, and the receipt of four proposals to acquire the Company;

•	the merger consideration proposed by Merger Co was the highest price per share offered for the acquisition of the Company during the final offer process and the non-financial terms of the other proposal received and evaluated by the board of directors during the final offer process was, in the aggregate, no more favorable to the Company and its shareholders than the terms and conditions set forth in the merger agreement, including as to conditionality;

•	the board’s good faith belief that the merger was more favorable to the Company’s shareholders than any other alternative reasonably available to the Company and its shareholders because of the uncertain returns to such shareholders in light of the Company’s business, operations, financial condition, strategy, certain expected management changes and key management succession challenges, and prospects, as well as the risks involved in achieving those prospects, the nature of the education industry and regulatory environment on which the Company’s business and growth largely depends, and general industry, economic, and market conditions, both on an historical and on a prospective basis;

•	the potential value to the Company’s shareholders that might result from other alternatives available to the Company, including, among other things, the alternatives of remaining a stand-alone, independent company or effecting a strategic “merger of equals” transaction, stock repurchase, recapitalization, management led leveraged buy-out, or other similar transaction, as well as the risks and uncertainties associated with those alternatives;

•	the advice of the Company’s financial advisors, including, without limitation, the extensive and detailed financial presentations of Merrill Lynch and Lazard, and their respective opinions that, as of the date of such opinions and subject to the assumptions made, matters considered, and qualifications and limitations on the review undertaken, the merger consideration to be received by the holders of the Company’s common stock was fair, from a financial point of view, to such holders (see “The Merger-Opinion of Merrill Lynch” and Annex B to this proxy statement and “The Merger-Opinion of Lazard” and Annex C to this proxy statement);

•	the extensive efforts made by the Company and its advisors to negotiate and execute a merger agreement favorable to the Company;

•	the financial and other terms and conditions of the merger agreement, as reviewed by the board of directors, and the fact that such terms and conditions were the product of extensive arm’s-length negotiations between the parties;

•	the fact that the merger consideration is all cash, which will allow the Company’s shareholders to immediately realize a fair value for their investment and will provide such shareholders certainty of value for their shares of common stock;

•	the fact that, subject to compliance with the terms and conditions of the merger agreement, the Company is permitted to terminate the merger agreement, prior to approval by the Company’s shareholders, in order to approve or recommend an alternative transaction proposed by a third party that is a “superior proposal” (as defined in the merger agreement), whether or not such action is required by the board’s fiduciary duties under applicable law, upon the payment to Merger Co of a termination fee of approximately $84 million (representing approximately 2.5% of the total equity value of the transaction), which amount was viewed by the board of directors as reasonable in light of the benefits of the merger to the Company’s shareholders, the sale process conducted by the Company and Merrill Lynch, and customary practice in similar precedent transactions;

•	the limited number and nature of the conditions to Merger Co’s obligation to consummate the merger and the limited risk of non-satisfaction of such conditions;

•	the commitment made by Merger Co to treat the Company’s employees in a fair and equitable manner;

•	the fact that Merger Co is obligated under the merger agreement to obtain sufficient proceeds from equity and debt commitments to consummate the merger, and that the merger agreement does not contain a “financing out” for Merger Co if it fails to obtain such proceeds;

•	the obligation of Merger Co, subject to the terms and conditions of the merger agreement, to pay the Company a termination fee of approximately $84 million (representing approximately 2.5% of the total equity value of the transaction) if Merger Co fails to effect the closing as and when required by the merger agreement, which obligations are guaranteed, on a pro rata and several basis, by each of the Sponsors; and

•	the unanimous recommendation of the Finance and Strategic Planning Committee that the board of directors approve and adopt the merger agreement, the merger, and the other transactions contemplated by the merger agreement.
      The board of directors also considered and balanced against the potential benefits of the merger the following potentially adverse factors concerning the merger:

•	the fact that an all cash transaction would be taxable to the Company’s shareholders for U.S. federal income tax purposes (see “The Merger-Material United States Federal Income Tax Consequences”);

•	the risks and costs to the Company if the merger does not close at all or in a timely manner, including the diversion of management and employee attention, potential management, faculty, employee, and student attrition, and the potential negative effect on business and student relationships, including current and future enrollment;

•	the fact that the Company’s shareholders (other than certain members of management who may participate in one or more equity incentive plans that we expect to be established by Merger Co following the merger) will not participate in any future earnings or growth of the Company and will not benefit from any appreciation in value of the Company;

•	the restrictions contained in the merger agreement on the conduct of the Company’s business prior to the completion of the merger, including requiring the Company to conduct its business only in the ordinary course, subject to specific limitations, which may delay or prevent the Company from undertaking business opportunities that may arise pending completion of the merger;

•	the restriction contained in the merger agreement on the Company’s ability to actively solicit alternative proposals to acquire the Company;

•	the interests of certain of the Company’s executive officers and directors in the merger (see “The Merger-Interests of the Company’s Directors and Executive Officers in the Merger”);

•	the fact that, under the merger agreement, the Company is required to pay an $84 million termination fee in certain circumstances (including a change of recommendation or the acceptance of a superior proposal) may discourage a third party from making a competitive alternative proposal to acquire the Company;

•	the fact that the Company does not have the ability to seek specific performance or recover damages from Merger Co in excess of the termination fee payable by Merger Co under the merger agreement;

•	the fact that the DOE may not provide adequate responses to the pre-acquisition review applications related to the merger and other risks associated with the merger from education related regulatory and accrediting bodies and the fact that the Company has not yet received a soft “comfort” letter from the DOE stating that, based on a preliminary review by the DOE of the proposed structure, financing, and other terms of the merger, the Company and its schools would not be subject to adverse regulatory treatment as a result of the merger; and

•	other potential regulatory risks related to the merger.
      After taking into account all of the factors set forth above, as well as others, the board of directors unanimously agreed that the benefits of the merger outweighed the risks and that the merger agreement and the merger are advisable and in the best interests of the Company and its shareholders. The board of directors has unanimously approved the merger agreement and the merger and recommends that the Company’s shareholders vote to adopt the merger agreement at the special meeting.

      The board of directors did not assign relative weights to the above factors or the other factors considered by it. In addition, the board of directors did not reach any specific conclusion on each factor considered, but conducted an overall analysis of these factors. Individual members of the board of directors may have given different weights to different factors.
Recommendation of the Company’s Board of Directors
      After careful consideration, the Company’s board of directors, by unanimous vote:

•	has determined that the merger, the merger agreement and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of the Company and its shareholders;

•	has approved the merger, the merger agreement and the other transactions contemplated by the merger agreement; and

•	recommends that the Company’s shareholders vote “FOR” the adoption of the merger agreement.
Opinions of the Company’s Financial Advisors

Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated
      The Company’s board of directors engaged Merrill Lynch to act as its financial advisor in connection with the proposed merger and to render an opinion as to whether the per share merger consideration to be received by holders of the Company’s common stock pursuant to the merger was fair, from a financial point of view, to such holders.
      On March 3, 2006, at the request of the board of directors, Merrill Lynch provided its oral opinion to the board of directors, subsequently confirmed in writing as of the same date, that, as of that date, and based upon and subject to the assumptions made, matters considered and qualifications and limitations set forth in the written opinion (which are described below), the consideration of $43.00 per share in cash to be received by holders of the Company’s common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.
      The full text of the written opinion of Merrill Lynch, dated March 3, 2006, which sets forth the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Merrill Lynch, is attached to this proxy statement as Annex B. The following summary of Merrill Lynch’s opinion is qualified in its entirety by reference to the full text of the opinion. You are urged to read and should read the entire opinion carefully.
      The Merrill Lynch opinion is addressed to the Company’s board of directors and only addresses the fairness, from a financial point of view as of the date of the opinion, of the per share merger consideration to be received by holders of the Company’s common stock pursuant to the merger. The opinion does not address the merits of the underlying decision by the Company to engage in the merger and does not constitute, nor should it be construed as, a recommendation to any holder of the Company’s common stock as to how such holder should vote with respect to the proposed merger or any other matter. In addition, Merrill Lynch was not asked to address nor does its opinion address the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of the Company’s common stock.
      The following is a summary of the financial analyses performed by Merrill Lynch in connection with the preparation of its opinion dated March 3, 2006. The board of directors requested that Merrill Lynch make a presentation on March 3, 2006 as to the fairness, from a financial point of view as of such date, of the per share merger consideration to be received by holders of the Company’s common stock pursuant to the proposal submitted by Providence and Goldman on March 2, 2006, which provided for an offer price of $43.00 per share.

      In arriving at its opinion, Merrill Lynch, among other things:

•	reviewed certain publicly available business and financial information relating to the Company that Merrill Lynch deemed to be relevant;

•	reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company furnished to Merrill Lynch by the Company;

•	conducted discussions with members of senior management of the Company concerning the matters described in the preceding two bullet points;

•	reviewed the market prices and valuation multiples for the Company’s common stock and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

•	reviewed the results of operations of the Company and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

•	compared the proposed financial terms of the merger with the financial terms of certain other transactions that Merrill Lynch deemed to be relevant;

•	participated in certain discussions and negotiations among representatives of the Company and EM Acquisition Corporation and their financial and legal advisors;

•	reviewed a draft of the Agreement and Plan of Merger, dated March 3, 2006; and

•	reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including its assessment of general economic, market and monetary conditions.
      In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by or for it, or that was publicly available. Merrill Lynch did not assume any responsibility for independently verifying such information and did not undertake any independent evaluation or appraisal of any of the assets or liabilities of the Company and it was not furnished with any such evaluation or appraisal, nor did it evaluate the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, Merrill Lynch did not assume any obligation to conduct any physical inspection of the properties or facilities of the Company. With respect to the financial forecast information furnished to or discussed with Merrill Lynch by the Company, Merrill Lynch assumed that such information had been reasonably prepared and reflected the best currently available estimates and judgment of the Company’s management as to the expected future financial performance of the Company. Merrill Lynch expresses no opinion as to such financial forecast information or the assumptions on which it was based. Merrill Lynch assumed that the merger will be consummated on the terms described in the merger agreement, without any waiver of any material terms or conditions by the Company and that the necessary regulatory approvals for the merger will not have an adverse effect on the Company or the merger. Merrill Lynch also assumed that the final form of the merger agreement would be substantially similar to the last draft reviewed by it.
      The opinion of Merrill Lynch is necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to Merrill Lynch as of, the date of its opinion.
      At the meeting of the board of directors held on March 3, 2006, Merrill Lynch presented financial analyses accompanied by written materials in connection with the delivery of its opinion. The following is a summary of the material financial and comparative analyses performed by Merrill Lynch in arriving at its opinion. Some of the summaries of financial analyses include information presented in tabular format. In order to understand fully the financial analyses performed by Merrill Lynch, the tables must be read together with the accompanying text of each summary. The tables alone do not constitute a complete description of the financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by Merrill Lynch.

      Historical Share Price Performance. Merrill Lynch reviewed the historical performance of the Company’s common stock based on an historical analysis of average trading prices for the one-month, three-month, six-month and one-year periods ended March 2, 2006. The following table reflects the implied percentage premium that the $43.00 in cash per share merger consideration represents to these various average closing prices and to the closing price of the Company’s common stock on March 2, 2006:

	Price	Implied Premium

Closing Price on March 2, 2006	$37.09	15.9%
1 Month Average	$35.24	22.0%
3 Month Average	$33.49	28.4%
6 Month Average	$32.65	31.7%
1 Year Average	$32.04	34.2%
      Analysis of Selected Comparable Publicly Traded Companies.     Using publicly available information concerning historical financial results, Merrill Lynch compared financial and operating information and ratios for the Company with the corresponding financial and operating information for a selected group of publicly traded companies that Merrill Lynch deemed to be reasonably comparable to the Company. The following companies were selected as the primary comparable companies to the Company:

•	Apollo Group, Inc.;

•	Career Education Corporation;

•	Corinthian Colleges, Inc.;

•	DeVry Inc.;

•	ITT Educational Services, Inc.;

•	Laureate Education, Inc.;

•	Lincoln Educational Services Corporation;

•	Strayer Education, Inc.; and

•	Universal Technical Institute, Inc.
      For each of these comparable companies, Merrill Lynch calculated the market price per share of common stock for each comparable company as a multiple of estimated earnings per share for each of calendar years 2005, 2006 and 2007, referred to in this section as the P/ E multiples. Merrill Lynch also calculated enterprise value as a multiple of estimated earnings before interest, taxes, depreciation and amortization, or EBITDA, for the calendar years 2005, 2006 and 2007, referred to in this section as the EBITDA multiples.
      For purposes of calculating the P/ E multiples, Merrill Lynch utilized the closing stock price for each comparable company on March 2, 2006 and its calendar year 2005, 2006 and 2007 earnings per share estimates based on Wall Street equity research. For purposes of calculating the EBITDA multiples, Merrill Lynch calculated the enterprise value for each of the comparable companies as the sum of the market value of equity and short- and long-term debt less cash and cash equivalents. Merrill Lynch determined the relevant valuation metric to be market price per share of common stock as a multiple of estimated earnings per share because the public equity market focuses on that metric.
      Based on Wall Street equity research as of March 2, 2006, the P/ E multiples analysis for the comparable companies for the calendar year 2006 resulted in a range of multiples of 13.7x to 31.3x. Based on the foregoing and on its analysis of the multiples calculated for the comparable companies, including qualitative judgments involving non-mathematical considerations, Merrill Lynch determined the relevant range of multiples to be 19x to 22x the Company’s calendar year 2006 estimated earnings per share of $1.77, as compared to the 24.3x 2006 estimated earnings per share multiple implied by the $43.00 per share merger consideration, for an implied per share equity value range for the Company of $33.50 to $39.00.

      None of the selected comparable companies is identical to the Company. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of the results and involves complex considerations and judgments concerning differences in financial and operating characteristics of the selected comparable companies and other factors that could affect the public trading dynamics of the selected comparable companies, as well as those of the Company.
      Analysis of Selected Comparable Acquisitions. Merrill Lynch performed an acquisitions multiples analysis for the Company based upon its review and analysis of the range of multiples paid in selected announced education provider acquisition transactions dating from March 2003 through December 2005 (which are referred to as the selected education acquisitions). Using publicly available information, Merrill Lynch reviewed information relating to the following transactions:

Date Announced	Acquiror	Target

March 2003	Kaplan, Inc.	Financial Training Company
March 2003	Career Education Corporation	Whitman Education Group, Inc.
April 2003	Education Management Corporation	South University, Inc.
May 2003	Laureate Education, Inc.	80% of Universidad Nacional Andres Bello
May 2003	DeVry Inc.	Dominica Management, Inc. (Ross University)
June 2003	Corinthian Colleges, Inc.	East Coast Aero Tech, LLC and Career Choices, Inc.
June 2003	Corinthian Colleges, Inc.	CDI Education Corporation
September 2004	Laureate Education, Inc.	49% of Walden e-Learning, Inc.
December 2005	Laureate Education, Inc.	51% of Universidade Anhembi Morumbi
      For each of the selected education acquisitions, Merrill Lynch derived a valuation multiple by dividing the publicly announced transaction value by EBITDA for the most recently reported twelve months prior to the date of announcement, referred to in this section as LTM EBITDA. Such analysis resulted in a range of multiples of 6.0x to 13.8x. Merrill Lynch determined the relevant valuation metric to be transaction value as a multiple of LTM EBITDA because EBITDA is a close proxy for cash flow and because it incorporates into the multiple both the company’s sales and its operating expenses. Based on the foregoing and on its analysis of the multiples calculated for the selected education acquisitions, including qualitative judgments involving non-mathematical considerations, Merrill Lynch determined the relevant range of multiples to be 9.5x to 11.5x the Company’s LTM EBITDA (for the twelve months ended December 31, 2005) of $274 million, as compared to the 11.5x multiple implied by the $43.00 per share merger consideration, for an implied per share equity value range for the Company of $36.50 to $43.50.
      Discounted Cash Flow Analysis. Merrill Lynch performed discounted cash flow analyses of the projected after-tax, unlevered free cash flows of the Company. Unlevered free cash flows are cash flows that would, following the satisfaction of the Company’s outstanding liabilities, be available for distribution to equity holders of the Company. For purposes of Merrill Lynch’s analyses, after-tax unlevered free cash flow is defined as operating cash flow after changes in working capital, capital spending and taxes are taken into account.
      These analyses were based on two sets of projections for the fiscal years 2006 through 2011 prepared by the Company’s management, referred to in this section as the management stretch case projections and the management alternative case projections. Merrill Lynch was informed by management that the Company does not prepare any financial projections in the ordinary course of its business other than in connection with its strategic plan, which is not disclosed publicly and which is aspirational in nature, and one year internal projections prepared in connection with the Company’s annual budget. The projections referenced above were not prepared with a view toward compliance with SEC published guidelines or under generally accepted accounting principles in the United States. The management stretch case projections were prepared by management as part of their strategic planning process and represented an aspirational or best-case financial forecast. The management alternative case projections were based on the management stretch case projections but modified by management to reduce its assumptions as to new student growth in each year such that 2011 new students represent two-thirds of those projected in the management stretch case projections. In addition, EBITDA margins in the management alternative case projections were forecasted to remain relatively flat during the projection period. Merrill Lynch also reviewed various sensitivities and projection analyses prepared by management which fell between the management stretch case projections and the management alternative case projections including, without limitation, the sensitivity prepared by management and presented to the board of directors on March 2, 2006.
      Merrill Lynch performed discounted cash flow analyses of the Company for the period ending on June 30, 2011. Merrill Lynch’s discounted cash flow analysis using the management stretch case projections was based on estimated terminal value EBITDA multiples for the fiscal year ending on June 30, 2011 ranging from 7.0x to 9.0x. Merrill Lynch’s discounted cash flow analysis using the management alternative case projections was based on estimated terminal value EBITDA multiples for the fiscal year ending on June 30, 2011 ranging from 6.0x to 8.0x. The projections of terminal value EBITDA multiples were based upon Merrill Lynch’s judgment and expertise, as well as its review of publicly available business and financial information and the respective financial and business characteristics of the Company and the comparable companies.
      In both cases, Merrill Lynch applied discount rates reflecting a weighted-average cost of capital ranging from 9.0% to 11.0%. The discount rates utilized in these analyses were based on Merrill Lynch’s estimate of the equity cost of capital of the Company, which was derived from its analysis of the Company’s beta and the estimated betas of the selected comparable companies. After adjusting for the Company’s current leverage and using a discount rate of 10.0%, these calculations indicated the following implied per share equity value ranges for the Company, as compared to the $43.00 per share merger consideration:

	Implied Equity
	Value
	per Common Share

	Low	High

Management Stretch Case	$56.00	$67.50
Management Alternative Case	$31.00	$38.00
      General. The summary set forth above does not purport to be a complete description of the analyses performed by Merrill Lynch. The preparation of a fairness opinion is a complex and analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and is not necessarily susceptible to partial analysis or summary description. Merrill Lynch believes that selecting any portion of its analyses or of the summary set forth above, without considering the analyses as a whole, would create an incomplete view of the process underlying Merrill Lynch’s opinion. Merrill Lynch used the methodologies summarized above because it deemed those valuation methodologies to be the most relevant and appropriate in connection with the preparation of its opinion. In arriving at its opinion, Merrill Lynch considered the results of all its analyses and did not attribute any particular weight to any analysis or factor considered by it. Merrill Lynch made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all such analyses. The analyses performed by Merrill Lynch include analyses based upon forecasts of future results, which results may be significantly more or less favorable than those suggested by Merrill Lynch’s analyses. The analyses do not purport to be appraisals or to reflect the prices at which the Company’s common stock may trade at any time after announcement of the proposed merger. The analyses were prepared solely for purposes of Merrill Lynch providing its opinion to the board of directors. Because the analyses are inherently subject to uncertainty, being based upon numerous factors and events, including, without limitation, factors relating to general economic and competitive conditions beyond the control of the parties or their respective advisors, neither Merrill Lynch nor any other person assumes responsibility if future results or actual values are materially different from those forecasted.
      Merrill Lynch is an internationally recognized investment banking and advisory firm. As part of its investment banking business, Merrill Lynch is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The board of directors selected Merrill Lynch as its financial adviser because of

Merrill Lynch’s qualifications, expertise and reputation. Under the terms of its engagement, the Company has agreed to pay Merrill Lynch a fee of approximately $20.3 million for its services, of which substantially all is contingent upon and will be paid upon completion of the merger. In addition, the Company has agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses incurred in connection with providing its services and rendering its opinion, including the reasonable fees of its legal counsel. The Company has also agreed to indemnify Merrill Lynch, its affiliates and related parties against certain losses, claims, damages, liabilities and expenses related to or arising out of the performance by Merrill Lynch of services under its engagement. Merrill Lynch may in the future provide financial advisory and financing services to the Company and/or its affiliates and Merrill Lynch may in the future receive fees for the rendering of any such services. Merrill Lynch has not received any fees from the Company for financial advisory, financing or other services during the last two years. Merrill Lynch has, in the past, provided financial advisory and financing services to the private investment firms whose affiliates are shareholders of EM Acquisition Corporation and may continue to do so and has received, and may receive, fees for the rendering of such services. In addition, at the request of the board of directors, Merrill Lynch and one of its affiliates have delivered a commitment letter to EM Acquisition Corporation relating to the financing necessary to complete the merger and plan to further provide, or otherwise assist EM Acquisition Corporation in, financing the merger, for which services Merrill Lynch and its affiliate would expect to receive compensation from EM Acquisition Corporation or its affiliates. In addition, in the ordinary course of its business, Merrill Lynch may actively trade shares of the Company’s common stock and the debt and equity securities of certain affiliates of the private investment firms whose affiliates are shareholders of EM Acquisition Corporation (or related derivative securities and limited partnership interests), for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Opinion of Lazard Frères & Co. LLC
      Under an engagement letter, dated as of December 2, 2005, EDMC retained Lazard to perform financial advisory services and to render an opinion to the board of directors of EDMC as to the fairness, from a financial point of view, to holders of EDMC’s common stock of the consideration to be paid to such holders in the merger. Lazard has delivered to EDMC’s board of directors a written opinion, dated March 3, 2006, that, as of that date, the $43.00 per share in cash consideration to be paid to the holders of EDMC common stock in the merger is fair to such holders, from a financial point of view.
      The full text of the Lazard opinion is attached as Annex C to this proxy statement and is incorporated into this proxy statement by reference. The description of the Lazard opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the Lazard opinion set forth as Annex C. You are urged to read the Lazard opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Lazard in connection with the opinion. Lazard’s written opinion is directed to EDMC’s board of directors and only addresses the fairness to the holders of EDMC common stock of the consideration to be paid to such holders in the merger from a financial point of view as of the date of the opinion. Lazard’s written opinion does not address the merits of the underlying decision by EDMC to engage in the merger and is not intended to and does not constitute a recommendation to any holder of shares of EDMC common stock as to how such holder should vote with respect to the merger or any matter relating thereto. Lazard’s opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, the date of the Lazard opinion. Lazard assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of the opinion. The following is only a summary of the Lazard opinion. You are urged to read the entire opinion.
      In the course of performing its review and analyses in rendering its opinion, Lazard:

•	Reviewed the financial terms and conditions of a draft, dated March 3, 2006, of the merger agreement;

•	Analyzed certain publicly available historical business and financial information relating to EDMC;

•	Reviewed various internal financial forecasts and other data provided to Lazard by EDMC relating to its business;

•	Held discussions with members of the senior management of EDMC with respect to the business and prospects of EDMC;

•	Reviewed public information with respect to certain other companies in lines of business Lazard believed to be generally comparable to the business of EDMC;

•	Reviewed the financial terms of certain business combinations involving companies in lines of business Lazard believed to be generally comparable to that of EDMC and in other industries generally;

•	Reviewed the historical stock prices and trading volumes of EDMC common stock; and

•	Conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.
      Lazard relied upon the accuracy and completeness of the foregoing information, and did not assume any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of EDMC, or concerning the solvency or fair value of EDMC and was not furnished with any such valuation or appraisal. With respect to financial forecasts, Lazard assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of EDMC as to the future financial performance of EDMC. Lazard assumed no responsibility for and expressed no view as to any such forecasts or the assumptions on which they were based. With EDMC’s consent and based on guidance provided by management, for purposes of its opinion, Lazard used the February 2006 and January 2006 financial projection scenarios provided to Lazard.
      In rendering its opinion, Lazard assumed that the merger and the other transactions contemplated in the merger agreement would be consummated on the terms described in the merger agreement, without any waiver of any material terms or conditions and that obtaining the necessary regulatory and third party approvals for the merger and the other transactions contemplated in the merger agreement would not have an adverse effect on EDMC or the merger. Lazard also assumed that the executed merger agreement would conform in all material respects to the draft agreement reviewed by Lazard. Lazard did not express any opinion as to any tax or other consequences that might result from the merger, nor did its opinion address any legal, tax, regulatory or accounting matters, as to which Lazard understood that EDMC obtained such advice as it deemed necessary from qualified professionals. Lazard did not express any opinion as to the price at which shares of EDMC common stock might trade subsequent to the announcement of the merger.
      The following is a summary of the material financial and comparative analyses which Lazard deemed appropriate for this type of transaction and that were performed by Lazard in connection with rendering its opinion. The summary of Lazard’s analyses described below is not a complete description of the analyses underlying Lazard’s opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances, and, therefore, is not readily susceptible to summary description. In arriving at its opinion, Lazard considered the results of all the analyses and did not attribute any particular weight to any factor or analysis considered by it; rather, Lazard made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses. For purposes of Lazard’s review, Lazard utilized, among other things, certain projections of the future financial performance of EDMC as described above, as prepared by the management of EDMC.
      In its analyses, Lazard considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of EDMC. No company, transaction or business used in Lazard’s analyses as a comparison is identical to EDMC or the proposed merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies or transactions analyzed. The estimates contained in Lazard’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Lazard’s analyses are inherently subject to substantial uncertainty.
      The financial analyses summarized below include information presented in tabular format. In order to fully understand Lazard’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Lazard’s financial analyses.

EDMC Valuation
      The financial analyses that Lazard utilized in providing its opinion were based upon two alternative sets of management projections that were based on two different assessments by management of the future financial performance of EDMC. Information in the following summary referred to as the “January 2006 Scenario” for EDMC represents a conservative case financial projection scenario developed by management. Information in the following summary referred to as the “February 2006 Scenario” for EDMC represents a financial projection scenario developed by management based on current performance of EDMC and leading indicators.

Market Review
      Lazard reviewed share price data for EDMC for the 52-week period ended March 2, 2006 and observed that during this period, the closing share price of EDMC common stock ranged from $24.21 per share to $38.35 per share. In addition, Lazard reviewed 11 public analyst reports of EDMC published from February 9, 2006 to February 14, 2006. Based on such analysts’ price targets for EDMC common stock, discounted to their present values as of March 2, 2006 using a 12.2% estimated cost-of-equity, Lazard calculated a range from $32.50 per share to $38.50 per share of EDMC common stock, as compared to the merger consideration of $43.00 per share of EDMC common stock.

Comparable Public Companies Analysis
      Lazard reviewed and analyzed selected public companies in the for-profit education industry that it viewed as reasonably comparable to EDMC based on Lazard’s knowledge of the for-profit education industry. In performing these analyses, Lazard reviewed and analyzed certain financial information, valuation multiples and market trading data relating to the selected comparable companies and compared such information to the corresponding information for EDMC.
      Specifically, Lazard compared EDMC to nine publicly traded for-profit education companies. Using publicly available Wall Street research estimates from IBES and public information, Lazard reviewed, among other things, price per share as a multiple of calendar year 2006 estimated earnings per share, also referred to as “P/ E”.
      The for-profit education companies were:

•	Apollo Group, Inc.;

•	Career Education Corporation;

•	Corinthian Colleges, Inc.;

•	DeVry University;

•	ITT Educational Services, Inc.;

•	Laureate Education Inc.;

•	Lincoln Educational Services Corporation;

•	Strayer Education, Inc.; and

•	Universal Technical Institute, Inc.
      Lazard calculated the following trading multiples for the above comparable companies:

P/E
CY 2006E

High	32.5
Mean	22.7
Median	23.2
Low	13.8
      Lazard applied 2006 P/ E multiples of 20.0x to 23.0x to EDMC’s calendar year 2006 estimated earnings per share and determined an implied share price range for EDMC common stock of $33.50 to $38.50, as compared to the merger consideration of $43.00 per share of EDMC common stock.

Discounted Cash Flow Analysis
      Using the projections for fiscal years 2006 to 2011 under the February 2006 and January 2006 Scenarios provided by management of EDMC, Lazard performed an analysis of the present value, as of January 1, 2006, of the free cash flows that EDMC could generate from 2006 and beyond. Lazard assumed a range of discount rates from 12.0% to 14.0%. The discounted cash flow analysis determined the discounted present value of the unleveraged free cash flow generated over the period covered by the February 2006 and January 2006 financial forecasts and then added a terminal value based on a range of multiples of estimated fiscal year 2011 EBITDA of 8.0x to 11.0x.
      Based on the foregoing, Lazard calculated an implied price per share range for EDMC common stock of $39.00 to $48.50 for the February 2006 Scenario and an implied price per share range of $30.50 to $38.00 for the January 2006 Scenario, as compared to the merger consideration of $43.00 per share of EDMC common stock.

Precedent Transactions Analysis
      Lazard reviewed and analyzed selected recent precedent merger and acquisition transactions involving for-profit education companies. In performing these analyses, Lazard analyzed certain financial information and transaction multiples relating to companies in the selected transactions and compared such information to the corresponding information for EDMC.
      Specifically, Lazard reviewed nine merger and acquisition transactions since April 1999 involving companies in the for-profit education business and for which sufficient public information was available. To the extent publicly available, Lazard reviewed, among other things, the transaction enterprise values implied by the precedent transactions as a multiple of the target’s EBITDA for the last twelve months, or “LTM”, prior to the public announcement of the relevant precedent transaction. A company’s enterprise value is equal to its short and long term debt plus the market value of its common equity and the value of any preferred stock (at liquidation value), minus its cash and cash equivalents.
      The precedent transactions were (listed by acquiror followed by the acquired company and the date these transactions were publicly announced):

•	The Carlyle Group/ (Wall Street Institute) Laureate Education Inc. — March 1, 2005;

•	Education Management Corporation/ American Education Centers Inc. — June 24, 2003;

•	Corinthian Colleges, Inc./ Career Choices Inc. — June 10, 2003;

•	Laureate Education Inc./ Universidad Andrés Bello (UNAB) and Academia de Idiomas y Estudios Profesionales (AIEP) — May 30, 2003;

•	Career Education Corporation/ Whitman Education Group Inc. — March 26, 2003;

•	DeVry University/ Dominica Management, Inc. (Ross University) — March 19, 2003;

•	Apollo Group, Inc./ Sylvan Learning Systems, Inc. — March 10, 2003;

•	Education Management Corporation/ Argosy Education Group, Inc. — July 9, 2001; and

•	Sylvan Learning Systems, Inc./ Universidad Europea de Madrid — April 8, 1999.
      Lazard calculated the following multiples for the selected transactions used in its analysis:

Enterprise Value as a
Multiple of LTM
EBITDA

High	16.9x
Mean	11.7x
Median	11.1x
Low	6.5x
      Based on the foregoing, Lazard determined an LTM EBITDA multiple reference range of 8.0x to 12.0x and applied such range to the LTM EBITDA for EDMC to calculate an implied price per share range for EDMC common stock of $31.00 to $44.50, as compared to the merger consideration of $43.00 per share of EDMC common stock.

Premiums Paid Analysis
      Lazard performed a premiums paid analysis based upon the premiums paid in 124 precedent mergers and acquisitions transactions identified that were announced since January 2004 involving transaction values between $1 billion and $5 billion.
      The analysis was based on the one day and 30 day implied premiums for the transactions indicated. The implied premiums in this analysis were calculated comparing the per share transaction price prior to the announcement of the transaction to the target company’s stock price one day and 30 days prior to the announcement of the transaction. The results of these calculations are as follows:

			Financial Sponsor
	Transactions		Transactions
	Announced Since		Announced Since
	January 1, 2004		January 1, 2004

	1 Day	30 Days	1 Day	30 Days

High	84.2%	88.9%	36.9%	37.9%
Mean	20.4	23.6	10.7	15.0
Median	18.4	21.8	6.8	14.2
Low	(9.5)%	(8.1)%	(5.2)%	(0.1)%
      Based on the foregoing, Lazard determined a one day premium reference range of 10% to 20% and a 30 day premium reference range of 15% to 25%. Using such reference ranges and EDMC’s closing share price one day and 30 days prior to March 3, 2006, Lazard calculated implied price per share ranges for EDMC common stock of $41.00 to $44.50 and $35.00 to $39.00, respectively, as compared to the merger consideration of $43.00 per share of EDMC common stock.

Present Value of Future Stock Price Analysis
      Using the projections under the February 2006 and January 2006 Scenarios provided by management of EDMC, Lazard performed an analysis of the present value, as of March 2, 2006, of the future share prices of EDMC common stock. This valuation was obtained by applying forward P/ E multiples of 20.0x to 23.0x to calendar year 2008 earnings per share, or EPS, of EDMC common stock provided by management of EDMC. Lazard then discounted the result using an estimated cost of equity ranging from 12% to 14%. Based on the foregoing, Lazard calculated an implied price per share range for EDMC common stock under the February 2006 Scenario of $36.00 to $42.50 per share and an implied price per share range for EDMC common stock under the January 2006 Scenario of $29.50 to $35.00 per share, as compared to the merger consideration of $43.00 per share of EDMC common stock.

Leveraged Buyout Analysis
      Applying the financial projections for EDMC from each of the February 2006 and January 2006 Scenarios, Lazard performed a leveraged buyout analysis of EDMC in order to ascertain the per share consideration for EDMC common stock that a leveraged buyout firm might be willing to pay in a leveraged buyout transaction.
      For the February 2006 and January 2006 Scenarios, Lazard assumed, among other things, a projected fiscal year 2010 EBITDA exit multiple of between 8.0x and 11.0x. Based on the foregoing and assuming an estimated rate of return that investors may require of 20%-25%, Lazard calculated an implied share price range for EDMC common stock under the February 2006 Scenario of $36.00 to $45.00 per share and an implied share price range for EDMC common stock under the January 2006 Scenario of $32.00 to $38.00 per share, as compared to the merger consideration of $43.00 per share of EDMC common stock.

Miscellaneous
      Lazard’s opinion and financial analyses were not the only factors considered by EDMC’s board of directors in its evaluation of the merger and should not be viewed as determinative of the views of EDMC’s board of directors or EDMC’s management.
      The Lazard engagement letter with the Company provides that, for its services, Lazard is entitled to receive from the Company a fee of $1 million due on the date Lazard renders a fairness opinion to our board of directors and $2 million upon consummation of the merger. In addition, the engagement letter provides that we will pay Lazard an additional $1 million if our board of directors requests an additional fairness opinion from Lazard. EDMC has also agreed to reimburse Lazard for its reasonable out-of-pocket expenses, including the reasonable expenses of legal counsel, and to indemnify Lazard and related parties against liabilities, including liabilities under the federal securities laws, arising out of its engagement. Lazard has provided and may currently or in the future provide investment banking services to one or more of the shareholders of Merger Co, or to one or more of their respective portfolio companies or other affiliates, for which Lazard has received or may receive customary fees. In addition, in the ordinary course of their respective businesses, affiliates of Lazard and LFCM Holdings LLC (an entity owned in large part by managing directors of Lazard) may actively trade securities of EDMC for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.
      Lazard is an internationally recognized investment banking firm and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts, and valuations for real estate, corporate and other purposes. Lazard was selected to act as investment banker to EDMC because of its expertise and its reputation in investment banking and mergers and acquisitions and its independence with respect to the merger and the transactions contemplated by the merger agreement.
Financing
      The Company and the Sponsors estimate that the total amount of funds necessary to complete the merger and the related transactions is anticipated to be approximately $3.55 billion, which includes approximately $3.36 billion to be paid out to the Company’s shareholders and holders of other equity-based interests in the Company with the remainder to be applied to pay related fees and expenses in connection with the merger and the financing arrangements. These payments are expected to be funded by a combination of equity contributions by the Sponsors and debt financing as well as available cash of the Company. Merger Co has obtained equity and debt financing commitments for the transactions contemplated by the merger agreement, which are generally subject to customary conditions. The closing of the merger is not conditioned on the receipt of the debt financing by Merger Co. Merger Co, however, is not required to consummate the merger until after the completion of the marketing period as described above under “When the Merger Will be Completed” and in further detail under “The Merger Agreement-Effective Time; Marketing Period”.

Equity Financing
      Pursuant to an equity commitment letter signed by each of the Sponsors, the proceeds of which would constitute the equity portion of the merger financing, such members have severally agreed to contribute an aggregate of up to $1.335 billion in cash to Merger Co. This amount may be reduced and replaced by equity contributions made by other investors who participate as equity investors in the transaction with the investor group in Merger Co.
      The commitment of each of the Sponsors is subject to the consummation of the merger. Each member’s equity commitment will terminate upon the earlier of:

•	termination of the merger agreement; and

•	the Company or any of its affiliates asserts in any litigation or other proceeding any claim against any Sponsor, including under any limited guarantee of any Sponsor issued in connection with the equity commitments.

Debt Financing
      In connection with the execution and delivery of the merger agreement, Merger Co has obtained commitments to provide to a newly-formed indirect subsidiary of the Company (the “Borrower”) up to $2.195 billion in debt financing (not all of which is expected to be drawn at closing) from Goldman Sachs Credit Partners L.P., Credit Suisse, Merrill Lynch Capital Corporation and Bank of America, N.A. (or affiliates thereof) (the “Underwriters”) consisting of (1) a senior secured revolving facility with a maximum availability of $250,000,000 (the “Revolving Facility”) and (2) term and bridge loan facilities and contemplated private offerings of debt securities with an aggregate principal amount of up to $1.945 billion to finance, in part, the payment of the merger consideration, the refinancing of certain debt of the Company and its subsidiaries outstanding on the closing date of the merger and to pay fees and expenses in connection therewith, and in the case of the Revolving Facility, for general corporate purposes.
      The facilities contemplated by the debt financing commitments are conditioned on the merger being consummated prior to the seven-month anniversary of the signing of the merger agreement, as well as other customary conditions including, among others:

•	the absence of material adverse change at the Company;

•	the creation of security interests;

•	the execution of satisfactory definitive documentation;

•	receipt of an amount equal to at least 27.5% of the total consolidated capitalization of the Borrower (on the closing date of the merger) in equity capital from equity investors, including affiliates of the Sponsors;

•	receipt of all required consents and approvals;

•	the absence of any default, event of default or breach of certain representations;

•	the absence of any amendments or waivers to the merger agreement to the extent adverse to the lenders in any material respect which have not been approved by the arrangers; and

•	necessary syndication and placement time periods have been afforded for the term and bridge facilities and the debt securities financing.

Revolving Facility
      The commitment to provide the Revolving Facility was issued by the Underwriters. The Revolving Facility will be guaranteed by the immediate holding company of the Borrower (“Holdco”) and generally by each existing and future direct and indirect domestic subsidiary of Holdco that does not own or operate schools (collectively, the “Guarantors”) and will be secured by a perfected first priority lien and security interests in capital stock, intercompany debt owing to the Borrower and each Guarantor, real and personal property and assets of the Borrower and each Guarantor, consisting of, but not limited to, inventory, accounts receivable, general intangibles, and the proceeds and products of the foregoing (collectively, the “Collateral”). The Borrower may borrow under the Revolving Facility on the closing date; provided that no portion of the Revolving Facility may be drawn on such date to finance the acquisition.

Term Loan Facility
      The commitment to provide the term loan facility in an aggregate principal amount of up to $1.185 billion (the “Term Loan Facility”) was issued by the Underwriters. Borrowings under the Term Loan Facility will be made on the closing date. The Term Loan Facility will be guaranteed by the Guarantors and secured by the Collateral, in each case, on a pari passu basis with the Revolving Facility.

Bridge Facility
      The commitment to the bridge facility in an aggregate principal amount of up to $760 million (the “Bridge Facility”) was issued by the Underwriters. Borrowings under the Bridge Facility will be used by the Borrower in a single draw upon the consummation of the acquisition in the event that the Borrower does not complete the contemplated private offering of debt securities at or prior to such time. The Bridge Facility will be guaranteed on an unsecured senior subordinated basis by each Guarantor.
Guarantees; Remedies
      In connection with the merger agreement, the Sponsors have agreed to guarantee, on a several basis, the due and punctual payment obligations of Merger Co of (i) any damages payable by Merger Co following the termination of the merger agreement as a result of a breach by Merger Co of any of its representations, warranties, covenants and agreements contained in the merger agreement (as determined by a court in a final and non-appealable decision) and (ii) any termination fee payable by Merger Co to us. The guarantees by the Sponsors are limited, in all cases, to a maximum aggregate amount equal to the Sponsors’ respective pro rata share of $84 million.
      Merger Co has the right to seek specific performance under the terms of the merger agreement, in addition to other remedies available to Merger Co. We do not have the right to seek specific performance, and cannot force Merger Co to complete the merger. The maximum aggregate liability of either us or Merger Co for losses or damages under the merger agreement is limited to $84 million in the aggregate.
Interests of the Company’s Directors and Executive Officers in the Merger
      In considering the recommendation of our board of directors with respect to the merger, you should be aware that some of our directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our shareholders generally. These interests may provide them with actual or potential conflicts of interest, and these interests, to the extent material, are described below. The Company’s board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the merger.

Treatment of Stock Options
      As of the record date, there were approximately [ •  ] shares of our common stock subject to stock options granted under our equity incentive plans to our current executive officers and directors. Our stock incentive plans provide for full vesting upon the approval by our shareholders of the merger, unless immediately following such merger, more than 50% of the surviving entity’s outstanding capital stock and voting power is beneficially owned by our current shareholders. Consequently, in the event that our shareholders approve the merger, but the merger does not in fact occur, all of the Company’s outstanding unvested stock options may become immediately vested and exercisable under the terms of our stock incentive plans.
      Under the terms of the merger agreement, each outstanding stock option that is unexercised as of the completion of the merger, whether or not vested or exercisable, will be canceled, and, the holder of that stock option will be entitled to receive a cash payment, without interest and less applicable withholding taxes, equal to:

•	the number of shares of our common stock subject to the option as of the effective time of the merger, multiplied by

•	the excess, if any, of $43.00 over the exercise price per share of common stock subject to the option.
      The following table summarizes the vested and unvested options held by our executive officers and directors as of March 15, 2006 and the approximate consideration that each of them would receive pursuant to the merger agreement in connection with the cancellation of their options, assuming all such options remained outstanding on the closing date of the merger:

		Weighted
	No. of Shares	Average Exercise
	Underlying Vested	Price of Vested
	and Unvested	and Unvested	Resulting
	Options	Options	Consideration(1)

Directors:
Robert B. Knutson(2)	354,429	$29.88	$4,651,044
Robert H. Atwell	25,000	$29.31	342,150
William M. Campbell, III	110,000	$13.40	3,255,587
Thomas J. Colligan	30,000	$32.36	319,200
Michael J. Emmi	30,000	$31.60	342,200
Martin L. Garcia	50,000	$25.68	866,050
Jerry L. Johnson	30,000	$31.60	342,000
Miryam L. Knutson(2)	70,000	$20.83	1,552,150
John R. McKernan, Jr.	629,854	$20.63	14,092,385
Friedrich Teroerde	40,000	$31.87	445,050
Executive Officers:
J. William Brooks(3)	339,766	$30.65	4,194,678
Joseph A. Charlson	15,000	$30.86	182,100
John M. Mazzoni	29,000	$28.16	430,500
Robert T. McDowell	265,892	$12.99	7,979,330
Ronald W. Ogrodnik	56,000	$22.62	1,141,500
Stacey R. Sauchuk	43,000	$22.69	873,150

Total for All Directors and Executive Officers	2,117,941		$41,008,875

(1)	The amounts set forth in this “Resulting Consideration” column are calculated based on the actual exercise prices underlying the related options, as opposed to the weighted average exercise price per share of vested and unvested options.

(2)	Mr. Knutson and Mrs. Knutson, who are husband and wife, disclaim beneficial ownership of each other’s options and underlying shares of common stock.

(3)	Includes options to purchase 5,000 shares of common stock with an exercise price of $30.25 per share held by Nancy Brooks, wife of Mr. Brooks, who we employ as Vice President of Marketing, Brown Mackie College.

Restricted Stock
      As of the record date, there were approximately [ •  ] shares of restricted stock held by our executive officers and directors under our equity incentive plans. Our stock incentive plans provide for full vesting of outstanding awards upon the approval by our shareholders of the merger, unless immediately following such merger, more than 50% of the surviving entity’s outstanding capital stock and voting power is beneficially owned by our current shareholders. Consequently, in the event that our shareholders approve the merger, but the merger does not in fact occur, all of the Company’s outstanding shares of restricted stock may become immediately vested under the terms of our stock incentive plans.
      Under the merger agreement, at the effective time of the merger, all shares of restricted stock then outstanding, if any, will be canceled, and the holder of each such share will receive a cash payment of $43.00 per share of restricted stock, without interest and less any applicable withholding taxes. In addition, all shares of restricted stock that may vest as a result of the shareholders’ approval of the merger will be exchanged for cash in the same manner as any other issued and outstanding shares of our stock. To the extent that we may withhold shares of restricted stock to pay applicable withholding taxes, the value of such withheld shares will be based on the fair market value of our stock on the date of vesting or cancellation, as applicable.
      The following table summarizes the restricted stock held by our executive officers and directors as of March 15, 2006 and the consideration that each of them would receive pursuant to the merger agreement in connection with the cancellation of such restricted stock, assuming all such shares of restricted stock remained outstanding on the closing date of the merger:

	No. of Shares
	of Restricted	Resulting
	Stock	Consideration

Directors:
Robert B. Knutson(1)	42,500	$1,827,500
Robert H. Atwell	3,125	134,375
William M. Campbell, III	3,125	134,375
Thomas J. Colligan	3,125	134,375
Michael J. Emmi	3,125	134,375
Martin L. Garcia	3,125	134,375
Jerry L. Johnson	3,125	134,375
Miryam L. Knutson(1)	3,125	134,375
John R. McKernan, Jr.	42,500	1,827,500
Friedrich Teroerde	3,125	134,375
Executive Officers:
J. William Brooks(2)	44,034	1,893,462
Joseph A. Charlson	5,000	215,000
John M. Mazzoni	10,000	430,000
Robert T. McDowell	15,000	645,000
Ronald W. Ogrodnik	5,000	215,000
Stacey R. Sauchuk	5,000	215,000

Total for All Directors and Executive Officers	194,034	$8,343,462

(1)	Mr. Knutson and Mrs. Knutson, who are husband and wife, disclaim beneficial ownership of each other’s shares of restricted stock.

(2)	Includes 700 shares of restricted stock issued to Mr. Brooks’ spouse, who we employ as Vice President of Marketing, Brown Mackie College.

Retention/ Severance Arrangements
      We currently have employment agreements containing, among other provisions, change in control protections with our Chairman and each of the executive officers. Each of the employment agreements with Mr. McDowell and Mr. Brooks were recently modified and the modifications are described separately below. Generally, under each employment agreement, we may terminate the officer’s employment with or without cause (as defined in each employment agreement) and the officer may resign with or without good reason (as defined in each employment agreement) upon 30 days advance written notice to us.
      Under the employment agreements, if a termination without cause or for good reason occurs (each, an “eligible termination”) in anticipation of or within a two-year period following a change in control of the Company (as defined in each employment agreement and which would include the proposed merger), the officer will receive a payment of two times the officer’s salary and average incentive compensation (or, in the case of Mr. Knutson and Mr. McKernan, an amount equal to 2.99 times his salary and average incentive compensation), as well as certain other fringe benefits, such as health and life insurance, for a period of two years (or, in the case of Mr. Knutson and Mr. McKernan, three years) following the date of termination. The cash severance payments will be made in a lump sum within 30 days of the date of termination. All officers also are entitled to outplacement services and immediate vesting of stock awards and accelerated and enhanced distribution of certain supplemental retirement benefits as part of their change in control severance benefits.
      In addition, if Mr. Knutson ceases to be Chairman of the Board of Directors for any reason other than death, termination by us for cause or termination by Mr. Knutson other than for good reason, Mr. Knutson also will be entitled to the following lifetime benefits: (i) an annual payment of $25,000, (ii) office space and secretarial assistance in Pittsburgh, Pennsylvania, (iii) payment of specified club membership fees and dues, (iv) maintenance of health insurance for Mr. Knutson and his dependents, and (v) gross-up for tax liabilities associated with the benefits payable under (ii) and (iii).
      The employment agreements contain non-competition, non-solicitation, confidentiality and other standard covenants on the part of each officer. However, the employment agreements each provide that the non-competition covenant will not apply in the event of a termination in anticipation of or within two years after a change in control. In addition, the employment agreements entitle each officer to receive a tax gross-up payment to cover, on an after-tax basis, any change in control excise taxes payable by the officer as a result of any payments made under the terms of the officer’s employment agreement.
      Robert T. McDowell. On March 3, 2006, we entered into an amendment to the employment agreement between the Company and Robert T. McDowell, our Chief Financial Officer. The amendment reflects Mr. McDowell’s desire to retire from his position as CFO, and any other positions he holds as an officer of the Company or any of its subsidiaries, effective as of June 29, 2006. Mr. McDowell will continue to be employed by the Company for a period of time following his retirement in order to provide transition assistance and other services as requested by the Company. If the proposed merger (or any other change in control) of the Company occurs prior to June 29, 2006, Mr. McDowell will provide transition and related services to the Company through August 31, 2006 (the “consulting period”). If the merger (or any other change in control of the Company) has not occurred at the time of Mr. McDowell’s retirement, he will provide transition and related services until the earlier of September 30, 2007 and the last day of the month in which a merger or other change in control of the Company closes, but in no event earlier than August 31, 2006 (the “transition period”).
      During the consulting period, if applicable, Mr. McDowell will be required to provide up to 20 hours of services to the Company per week, and we will pay Mr. McDowell a fixed payment of $24,305 per month for his services. If the potentially-longer transition period is applicable following Mr. McDowell’s retirement, he will be required to provide up to 20 hours of services to the Company per month for that period, and we will pay him a fixed payment of $48, 610 per month for his services. During the consulting or transition period, as applicable, Mr. McDowell will continue to be eligible to participate in our employee benefit plans and arrangements to the extent permitted under the terms of the applicable plans and subject to any required employee contributions relating to such benefits.
      In addition, the amendment provides that, if the consummation of a transaction constituting a “change in control” as defined in Mr. McDowell’s employment agreement occurs before June 30, 2008, he will receive a lump sum payment equal to two times the sum of (i) his current annual salary and (ii) the amount of his fiscal year 2005 bonus, which was $272,000. If Mr. McDowell becomes entitled to this lump sum payment, he will continue to be eligible to receive specified severance benefits under his employment agreement in the event of a termination of his employment after the change in control.
      The amendment also provides that Mr. McDowell will be subject to a non-compete restriction under his employment agreement for a period of six months following the end of the consulting or transition period, as applicable. Mr. McDowell will continue to be subject to confidentiality, non-solicitation and other standard restrictive covenants in accordance with his existing employment agreement.
      J. William Brooks. On March 5, 2006, we entered into a letter agreement with J. William Brooks, our President and Chief Operating Officer, pursuant to which Mr. Brooks will resign from his positions and terminate his employment with the Company as of June 30, 2006 (the “letter agreement”). The letter agreement provides, in part, that, if the consummation of a transaction constituting a “change in control” as defined in Mr. Brooks’ employment agreement occurs before June 30, 2008, he will receive a lump sum payment equal to two times the sum of his current annual salary and average annual bonus, reduced by any cash severance payments he receives in connection with his resignation. In such case, Mr. Brooks will also be eligible to receive continuation of welfare benefits for two years from termination (instead of one year if the change in control does not occur).
      The letter agreement also states that Mr. Brooks will be subject to a non-compete restriction under his employment agreement until June 30, 2007, unless a change in control of the Company occurs, in which case the non-compete will not apply after the date of the change in control. Mr. Brooks will continue to be subject to confidentiality, non-solicitation and other standard restrictive covenants in accordance with his existing employment agreement.

Indemnification and Insurance
      The merger agreement provides that the surviving corporation will indemnify and hold harmless each present (as of the effective time of the merger) and former officer or director of the Company or any of our subsidiaries against all costs, expenses, judgments, fines, losses, claims, damages liabilities or settlement amounts, incurred in connection with any claim arising out of actions taken by them in their capacity as officers or directors prior to the effective time of the merger to the same extent as provided in the Company’s articles of incorporation or bylaws and without limiting any rights under any additional rights such officer or director has under any contract or agreement with the Company. In this regard, the surviving corporation may be required to advance expenses to an indemnified officer or director, provided that the person to whom expenses are advanced provides an undertaking, to the extent required by Pennsylvania law, to repay such advances if it is ultimately determined that this person is not entitled to indemnification.
      The merger agreement provides that for a period of six years after the effective time of the merger, the articles of incorporation and bylaws of the surviving corporation will continue to contain provisions with respect to elimination or limitation of liability and indemnification of former or present directors and officers that are no less favorable than presently set forth in our current articles of incorporation and bylaws.
      The merger agreement provides that either:

•	prior to the effective time of the merger, we will endeavor to (and if we are unable to, the surviving corporation will after the effective time of the merger) obtain and fully pay (up to a maximum cost of 300% of the current premium paid by us for our existing coverage in the aggregate) for “tail” insurance policies with a claims period of at least six years from the effective time of the merger with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as our existing policies with respect to matters existing or occurring at or prior to the effective time of the merger; or

•	maintain in effect, for a period of six years after the effective time of the merger, our current directors’ and officers’ liability insurance policies (or substitute policies of at least the same coverage with terms no less favorable) with respect to matters occurring prior to the effective time or obtain policies of at least the same coverage, subject to a maximum aggregate cost of 300% of our current annual premium.

New Employment Arrangements
      As of the date of this proxy statement, none of our executive officers has entered into any amendments or modifications to existing employment agreements with us or our subsidiaries in anticipation of the merger except as described under “The Merger-Interests of the Company’s Directors and Executive Officers in the Merger-Retention/ Severance Arrangements”. Nor has any executive officer, who has plans or is expected to remain with the surviving corporation, entered into any agreement, arrangement or understanding with the Sponsors or their affiliates regarding employment with, or the right to purchase or participate in the equity of, the surviving corporation. Although no such agreement, arrangement or understanding currently exists it is generally expected that a number of our executive officers will remain after the merger is completed, which means that such executive officers may, prior to the closing of the merger, enter into new arrangements with the Sponsors or their affiliates regarding employment with, or the right to purchase or participate in the equity of, the surviving corporation.
Material United States Federal Income Tax Consequences
      The following is a general discussion of certain material U.S. federal income tax consequences of the merger to holders of our common stock. We base this summary on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury Regulations, judicial authority, and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis.
      For purposes of this discussion, we use the term “U.S. holder” to mean:

•	a citizen or individual resident of the United States for U.S. federal income tax purposes;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any State or the District of Columbia;

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.
      A non-U.S. holder is a person (other than a partnership) that is not a U.S. holder.
      This discussion assumes that a holder holds the shares of our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income tax that may be relevant to a holder in light of its particular circumstances, or that may apply to a holder that is subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, dealers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting for their securities, shareholders subject to the alterative minimum tax, persons that have a functional currency other than the U.S. dollar, tax-exempt organizations, financial institutions, mutual funds, partnerships or other pass through entities for U.S. federal income tax purposes, controlled foreign corporations, passive foreign investment companies, certain expatriates, corporations that accumulate earnings to avoid U.S. federal income tax, shareholders who hold shares of our common stock as part of a hedge, straddle, constructive sale or conversion transaction, or shareholders who acquired their shares of our common stock through the exercise of employee stock options or other compensation arrangements). In addition, the discussion does not address any tax considerations under state, local or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax that may apply to holders. Holders are urged to consult their own tax advisors to determine the particular tax consequences, including the application and effect of any state, local or foreign income and other tax laws, of the receipt of cash in exchange for our common stock pursuant to the merger.

U.S. Holders
      The receipt of cash in the merger by U.S. holders of our common stock will be a taxable transaction for U.S. federal income tax purposes (and may also be a taxable transaction under applicable state, local and foreign tax laws). In general, for U.S. federal income tax purposes, a U.S. holder of our common stock will recognize capital gain or loss equal to the difference between:

•	the amount of cash received in exchange for such common stock and

•	the U.S. holder’s adjusted tax basis in such common stock.
      If the U.S. Holder’s holding period in our common stock surrendered in the merger is greater than one year as of the date of the merger, the gain or loss will be long-term capital gain or loss. The deductibility of a capital loss recognized on the exchange is subject to limitations under the Code. If a U.S. holder acquired different blocks of our common stock at different times and different prices, such holder must determine its adjusted tax basis and holding period separately with respect to each block of our common stock.
      Under the Code, a U.S. holder of our common stock may be subject, under certain circumstances, to information reporting on the cash received in the merger unless such U.S. holder is a corporation or other exempt recipient. Backup withholding will also apply (currently at a rate of 28%) with respect to the amount of cash received, unless a U.S. holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s U.S. federal income tax liability, if any, provided that such U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.

Non-U.S .Holders
      Non-U.S. holders generally will not be subject to U.S. federal income tax on any gain realized on the disposition of our common stock pursuant to the merger unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes and the non-U.S. holder owned more than 5% of the Company’s common stock at any time during the shorter of the non-U.S. Holder’s holding period in such common stock and the five years preceding the merger.
      An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the merger as if it were a U.S. holder. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the merger, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a U.S. person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.
      We believe we are not, have not been and do not anticipate becoming a “United States real property holding corporation” for U.S. federal income tax purposes.

      Information reporting and, depending on the circumstances, backup withholding (currently at a rate of 28%) will generally apply to the cash received in the merger, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person as defined under the Code) or such owner otherwise establishes an exemption. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s U.S. federal income tax liability, if any, provided that such non-U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.

Regulatory Approvals
      Antitrust. The Hart-Scott-Rodino Act and related rules provide that transactions such as the merger may not be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and a statutory waiting period, which is 30 days from the date of filing, has expired or the antitrust authorities have granted early termination of such period. If the antitrust authorities are concerned that a proposed transaction may violate the antitrust laws, they can request additional information in order to more thoroughly evaluate the likely substantive effects of the proposed transaction upon competition, and the waiting period then is extended until the parties have substantially complied with the request for additional information. The Company and Merger Co, respectively, will each file a Notification and Report Form with the Antitrust Division and the Federal Trade Commission and will request an early termination of the statutory waiting period.
      Education Regulation. The Company and Merger Co have made filings and taken other actions, and will continue to make filings and take actions, necessary to obtain approvals from all appropriate governmental and educational authorities in connection with the merger. Regulatory approvals required to complete the merger include approval of a number of the state authorizing agencies and accrediting agencies that currently approve and accredit the EDMC schools and their educational programs. The merger agreement requires that we submit pre-acquisition review applications with the DOE prior to the completion of the merger. In addition, after closing the merger, we will need to obtain approval from the DOE for each of the EDMC schools to continue to participate in the U.S. federal student financial aid programs administered by the DOE.
      Except as noted above with respect to the required educational filings, filings under the Hart-Scott-Rodino Act and the filing of articles of merger in Pennsylvania at or before the effective date of the merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger.
Amendment to the Company’s Rights Agreement
      The Company is party to a rights agreement, originally dated as of October 1, 1996, as amended, with Mellon Investor Services LLC, as rights agent. In general, the rights agreement imposes a significant penalty upon any person or group that acquires 17.5% or more of the Company’s outstanding common stock without the approval of our board of directors.
      On March 3, 2006, immediately prior to the execution of the merger agreement, the Company and the rights agent entered into an amendment to the rights agreement which provides that neither the execution of the merger agreement nor the consummation of the merger will trigger the provisions of the rights agreement. In particular, the amendment to the rights agreement provides that neither Merger Co nor any of its affiliates, associates or shareholders shall be deemed to be an “Acquiring Person” or a “Beneficial Owner,” and a “Distribution Date” or a “Shares Acquisition Date” shall not be deemed to have occurred, in each case solely by virtue of or as a result of the approval, adoption, execution, delivery or performance of the merger agreement, the acquisition of any shares pursuant to the merger agreement, or the consummation of the transactions contemplated by the merger agreement. In addition, the amendment to the rights agreement also provides that the rights shall expire immediately prior to the effective time of the merger.

THE MERGER AGREEMENT
      The following summarizes material provisions of the merger agreement, a copy of which is attached to this proxy statement as Annex A and which we incorporate by reference into this document. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read carefully the merger agreement in its entirety, as the rights and obligations of the parties are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement.
      The description of the merger agreement in this proxy statement has been included to provide you with information regarding its terms. The merger agreement contains representations, warranties, covenants and agreements made by the Company and Merger Co as of specific dates that were made for purposes of that contract between the parties and are subject to qualifications and limitations, including by information in disclosure schedules that the parties exchanged in connection with the execution of the merger agreement. In addition, certain representations and warranties may be subject to contractual standards of materiality different from those generally applicable to shareholders, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts. Shareholders are not third-party beneficiaries under the merger agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries.
Effective Time; Marketing Period
      The effective time of the merger will occur at the time that we file articles of merger with the Secretary of State of the Commonwealth of Pennsylvania on the closing date of the merger or such later time as provided in the articles of merger and agreed to by Merger Co and the Company. The closing date will occur on the business day immediately following the satisfaction or waiver of all of the conditions set forth in the merger agreement that is the earlier of:

•	a date during the marketing period specified by Merger Co on no less than three business days’ notice to the Company;

•	the final day of the marketing period; and

•	if the closing date does not occur on or before the tenth day of a month, the closing date will occur on the first business day of the next month unless the parties agree otherwise.
      The marketing period is defined in the merger agreement as the first period of 20 consecutive business days (the marketing period will end on any earlier date which is the third business day following the date the financing for the merger is consummated) after the date of the merger agreement throughout which:

•	Merger Co and its financing sources have the required financial statements and other related information regarding the Company as may be reasonably requested by Merger Co, including all financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”), and of the type and form customarily included in the offering memoranda for private placements under Rule 144A of the Securities Act, to consummate the offerings of debt securities contemplated by Merger Co’s debt financing commitments at the time during the Company’s fiscal year such offerings will be made; and

•	such required information does not contain any untrue statement of a material fact or omit to state any material fact regarding the Company and its subsidiaries in order to make such required information misleading, and such required information is and will remain throughout the marketing period, compliant in all material respects with all applicable requirements of Regulation S-K and Regulation S-X and a registration statement on Form S-1 under the Securities Act; and

•	as of the date of commencement, no governmental orders that have the effect of making the merger illegal or that otherwise prohibit the closing have been enacted; and

•	the Company has received a written response from the DOE to the pre-acquisition review applications filed with respect to the schools, and the conditions to the obligations of Merger Co (other than delivery of an officer’s certificate by the Company and the receipt of any resignations of directors of the Company requested by Merger Co) to complete the merger are satisfied; and

•	at the end of the marketing period, both the conditions to the obligations of both parties to complete the merger and the conditions to the obligations of Merger Co to complete the merger are satisfied.
Structure
      At the effective time of the merger, Merger Co will merge with and into the Company. Education Management Corporation will survive the merger and continue as the surviving corporation of the merger. All of the Company’s and Merger Co’s properties, assets, rights, privileges, immunities, powers and franchises, and all of their debts, liabilities, and duties, will become those of the surviving corporation. Following completion of the merger, there will be no public market for shares of the Company’s common stock and the Company’s current shareholders, other than any employees of the Company who may be permitted to invest in the surviving corporation (or its parent) and who choose to so invest, will cease to have any ownership interest in the Company or rights as Company shareholders. Therefore, such current shareholders of the Company will not participate in any future earnings or growth of the Company and will not benefit from any appreciation in value of the Company.
Treatment of Stock and Options

Company Common Stock
      At the effective time of the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger will automatically be canceled and will cease to exist and will be converted into the right to receive $43 in cash, without interest and less any required withholding taxes, other than shares of our common stock:

•	held in treasury immediately prior to the effective time of the merger, which shares will be canceled without conversion or consideration;

•	owned by subsidiaries of the Company, which shares will be canceled without conversion or consideration; and

•	owned by Merger Co, or any direct or indirect subsidiary of Merger Co immediately prior to the effective time of the merger, which shares will be canceled without conversion or consideration.
      After the effective time of the merger, each of our outstanding stock certificates or book-entry shares representing shares of common stock converted in the merger will represent only the right to receive the merger consideration. The merger consideration paid upon surrender of each certificate or book-entry share will be paid in full satisfaction of all rights pertaining to the shares of our common stock represented by that certificate or book-entry share.

Company Stock Options
      The merger agreement provides that at the effective time of the merger, each outstanding option, whether or not vested or exercisable, to acquire our common stock will be canceled, and the holder of each stock option will be entitled to receive from the surviving corporation an amount in cash, without interest and less applicable withholding taxes, equal to:

•	the number of shares of our common stock subject to each option as of the effective time of the merger, multiplied by

•	the excess, if any, of $43.00 over the exercise price per share of common stock subject to such option. If the exercise price per share of common stock under a stock option does not exceed $43.00, no payment will be made in respect of the cancellation of that option.

Restricted Stock
      Under the merger agreement, at the effective time of the merger, all shares of restricted stock then outstanding, if any, will be canceled, and the holder of each such share will receive a cash payment of $43.00 per share of restricted stock, without interest and less any applicable withholding taxes.
Exchange and Payment Procedures
      At the effective time of the merger, the surviving corporation will deposit an amount of cash sufficient to pay the merger consideration to each holder of shares of our common stock with Mellon Investor Services LLC or a bank or trust company reasonably acceptable to Merger Co as the paying agent (the “paying agent”). Promptly after the effective time of the merger, the paying agent will mail a letter of transmittal and instructions to you and the other shareholders. The letter of transmittal and instructions will tell you how to surrender your common stock certificates or shares you may hold represented by book entry in exchange for the merger consideration.
      You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.
      You will not be entitled to receive the merger consideration until you surrender your stock certificate or certificates (or book-entry shares) to the paying agent, together with a duly completed and executed letter of transmittal and any other documents as the paying agent may require. The merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer. In addition, the person who surrenders such certificate must either pay any transfer or other applicable taxes or establish to the satisfaction of the surviving corporation that such taxes have been paid or are not applicable.
      No interest will be paid or will accrue on the cash payable upon surrender of the certificates (or book-entry shares). The paying agent will be entitled to deduct and withhold, and pay to the appropriate taxing authorities, any applicable taxes required to be withheld from the merger consideration. Any sum which is withheld and paid to a taxing authority by the paying agent will be deemed to have been paid to the person with regard to whom it is withheld.
      At the effective time of the merger, our stock transfer books will be closed, and there will be no further registration of transfers of outstanding shares of our common stock. If, after the effective time of the merger, certificates are presented to the surviving corporation for transfer, they will be canceled and exchanged for the merger consideration.
      The paying agent, Merger Co and the surviving corporation will not be liable to any person for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the merger consideration deposited with the paying agent that remains undistributed to the holders of certificates evidencing shares of our common stock for one year after the effective time of the merger, will be delivered, upon demand, to the surviving corporation. Holders of certificates who have not surrendered their certificates prior to the delivery of such funds to the surviving corporation may only look to the surviving corporation for the payment of the merger consideration. Any portion of the merger consideration that remains unclaimed as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity will, to the extent permitted by applicable law, become the property of the surviving corporation free and clear of any claims or interest of any person previously entitled to the merger consideration.
      If you have lost a certificate, or if it has been stolen or destroyed, you will be required to make an affidavit of that fact before you will be entitled to receive the merger consideration. In addition, if required by the surviving corporation, you will have to post a bond in a reasonable amount determined by the surviving corporation indemnifying the surviving corporation against any claims made against it with respect to the lost, stolen or destroyed certificate.

Articles of Incorporation and Bylaws
      The articles of incorporation of the Company, as in effect immediately prior to the effective time of the merger, will be the articles of incorporation of the surviving corporation. The bylaws of Merger Co, as in effect immediately prior to the effective time of the merger, will be the bylaws of the surviving corporation.
Directors
      The directors of Merger Co immediately prior to the effective time of the merger will be the initial directors of the surviving corporation.
Representations and Warranties
      We make various representations and warranties in the merger agreement that are subject, in some cases, to specified exceptions and qualifications. Our representations and warranties relate to, among other things:

•	our organization, good standing, qualification to do business and investments;

•	our articles of incorporation and bylaws (or similar organizational documents);

•	our capitalization, including in particular the number of shares of our common stock, stock options and other equity-based interests currently outstanding;

•	our outstanding indebtedness for borrowed money;

•	our corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the absence of any violations of or conflicts with our organizational documents, applicable law, certain agreements or permits as a result of entering into the merger agreement and consummating the merger;

•	the required consents and approvals of governmental entities, education departments and accrediting bodies in connection with the transactions contemplated by the merger agreement;

•	our possession of licenses and permits necessary to operate our schools and carry on our business, including those permits issued by education departments or accrediting bodies;

•	the operation of our schools in compliance with education permits, accrediting body approvals and applicable laws;

•	compliance by us with certain regulations and requirements of (i) the DOE governing our schools’ eligibility to participate in federal student financial assistance programs, or (ii) other governmental entities administering other student financial assistance programs;

•	our schools’ official cohort default rates;

•	our schools’ qualification, as applicable, as a “proprietary institution of higher education” under DOE guidelines;

•	compliance by us with certain requirements and regulations relating to refunds and return of Title IV funds;

•	our schools’ accreditation, good standing, compliance and licensing with certain accrediting bodies and education departments;

•	the percentage of Title IV funds received by our schools;

•	our schools’ compliance with certain policy guidelines that meet applicable requirements;

•	the submission by us and our schools of reports and other information with education departments and accrediting bodies necessary to comply with applicable requirements;

•	compliance by our schools with certain education department and accrediting body requirements involving student financial assistance program disbursements;

•	the student financial assistance programs in which we participate;

•	our lack of control over institutions (other than our schools and certain other entities) that owe liabilities for Title IV programs;

•	the absence of persons involved with us or our schools having committed certain crimes;

•	our compliance with certain regulations related to distance education;

•	the posting by us or our schools of letters of credit or other form of surety with an education department, accrediting body or other governmental entity;

•	our internal controls and compliance with Sarbanes-Oxley;

•	the absence of any fact or circumstance attributable to us or our schools, which would have a material adverse impact on our or Merger Co’s ability to obtain any authorization, consent or approval from the DOE or any other education department, government entity, or accrediting body, including without limitation, any such authorization, consent or approval which must be obtained following the closing in order to continue the operations of our schools after the closing;

•	our SEC filings since July 1, 2003, including the financial statements contained therein;

•	the absence of undisclosed liabilities;

•	the accuracy and completeness of information supplied by us in this proxy statement and other documents filed with the SEC;

•	the absence of a “material adverse effect” and certain other changes or events related to us since June 30, 2005;

•	the absence of litigation or outstanding court orders against us;

•	employment and labor matters affecting us, including matters relating to our employee benefit plans;

•	real property owned and leased by us and title to assets;

•	our intellectual property;

•	taxes, environmental matters and certain specified types of contracts;

•	our insurance policies;

•	the approval and recommendation by our board of directors of the merger agreement and the merger;

•	the required vote of our shareholders in connection with the adoption of the merger agreement;

•	the amendment of our rights agreement and the inapplicability of anti-takeover statutes to the merger;

•	affiliate transactions;

•	the receipt by us of a fairness opinion from each of Merrill Lynch and Lazard; and

•	the absence of undisclosed broker’s fees.
      For the purposes of the merger agreement, “material adverse effect” means any event, circumstance, development, change, condition or effect, that individually or in the aggregate, with all other events, circumstances, developments, conditions, changes or effects:

•	is or is reasonably likely to be materially adverse to the business, properties, results of operations, assets, or condition (financial or otherwise) of the Company and our subsidiaries taken as a whole; or

•	would prevent the Company from consummating the merger, or would prevent the Company from performing its material obligations under the merger agreement.

      A “material adverse effect” will not have occurred, however, as a result of any event, circumstance, development, condition, change or effect resulting from (except, in the case of the first three bullets listed below, where such event, circumstance, development, change, or effect has had a disproportionate effect on us and our subsidiaries, taken as a whole, as compared to other persons in the industry in which we and our subsidiaries conduct our business):

•	changes in generally accepted accounting principles after the date of the merger agreement; or

•	general economic, political or financial market conditions; or

•	terrorism or war; or

•	any shareholder litigation brought or threatened against us or any member of our board of directors in respect of the merger agreement or the transactions contemplated by the merger agreement; or

•	compliance with the terms of, or the taking of any action required by, the merger agreement.
      You should be aware that these representations and warranties are made by the Company to Merger Co, may be subject to important limitations and qualifications agreed to by Merger Co, may or may not be accurate as of the date they were made and do not purport to be accurate as of the date of this proxy statement.
      The merger agreement also contains various representations and warranties made by Merger Co that are subject, in some cases, to specified exceptions and qualifications. The representations and warranties relate to, among other things:

•	its organization, valid existence and good standing;

•	its articles of incorporation and bylaws;

•	its corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the absence of any violation of or conflict with its governing documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger;

•	the required consents and approvals of governmental entities in connection with the transactions contemplated by the merger agreement and as a result of the merger;

•	the accuracy and completeness of information it has supplied for inclusion in this proxy statement;

•	the absence of litigation or outstanding court orders against it;

•	the operations of Merger Co;

•	the debt and equity commitment letters received by Merger Co, including that the commitment letters are in full force and effect and are a legal, valid and binding obligation of Merger Co, and that the equity and debt commitments meet certain specified requirements;

•	the guaranties delivered to the Company from each of the Sponsors as guarantors, including that each guaranty is in full force and effect and is a valid, legal and binding obligation of guarantor;

•	the absence of undisclosed broker’s fees;

•	the solvency of the surviving corporation as of the effective time of the merger;

•	the absence of Merger Co’s or its equity investors’ ownership or control of institutions that owe liabilities for Title IV programs;

•	the absence of Merger Co or its equity investors having committed certain crimes; and

•	the absence of any fact or circumstance attributable to Merger Co or any of its equity investors or subsidiaries which would have a material adverse impact on our or Merger Co’s ability to obtain any authorization, consent or approval from the DOE or any other education department, government entity, or accrediting body, including without limitation, any such authorization, consent or approval which must be obtained following the closing in order to continue the operations of our schools after the closing.

      The representations and warranties of each of the parties to the merger agreement will expire at the effective time of the merger.
Conduct of Our Business Pending the Merger
      Under the merger agreement, we have agreed that, subject to certain exceptions and unless Merger Co gives its prior written consent, between March 3, 2006 and the completion of the merger we and our subsidiaries will use reasonable best efforts consistent with past practice to preserve our business organization, to preserve our assets and properties in good repair and condition and to preserve any material business relationships, in each case, in the ordinary course of business and in a manner consistent with past practice.
      We have also agreed that during the same time period, and again subject to certain exceptions or unless Merger Co gives its prior written consent (which consent will not be unreasonably withheld), we will not:

•	amend or otherwise change our articles of incorporation or bylaws;

•	issue, sell, pledge, dispose of, grant, encumber or otherwise subject to any lien any of our securities or material assets, except for:

•	the issuance of shares of our common stock issuable pursuant to employee stock options outstanding on March 3, 2006, or in connection with the purchase of our common stock under our employee stock purchase plan to the extent set forth in the merger agreement; and

•	the sale of obsolete or worn-out assets in the ordinary course of business and in a manner consistent with past practice;

•	declare, set aside, make or pay dividends or other distributions, payable in cash, stock, property or otherwise, with respect to any of our or our subsidiaries’ capital stock, except for any dividends by one of our wholly-owned subsidiaries to us or any other of our wholly-owned subsidiaries;

•	reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any of our or our subsidiaries’ capital stock, other than in connection with the exercise of employee stock options or the vesting of restricted shares;

•	acquire any business, other than acquisitions in the ordinary course of business in an existing line of business that do not have a value in excess of $7,500,000 individually or $15,000,000 in the aggregate;

•	repurchase, repay, cancel or incur any indebtedness for borrowed money, other than capital leases or under our existing credit agreement, in each case in the ordinary course of business consistent with past practice;

•	grant any security interest in any of our assets;

•	issue any debt securities or assume, endorse or otherwise become responsible for, the obligations of any person, or make any loans or advances, except in the ordinary course of business consistent with past practice;

•	except to the extent the amount is reflected in our current operating budget provided to Merger Co, make capital expenditures, other than in the ordinary course of business which are not in excess of $5,000,000 individually or $15,000,000 in the aggregate;

•	enter into any new line of business;

•	make investments in persons other than wholly owned subsidiaries, other than ordinary course investments in accordance with our existing written investment policy previously provided to Merger Co;

•	adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of us, except in the ordinary course of business;

•	except as required by law, make or file any change in any method of tax accounting;

•	make, change or rescind any material tax election, settle or compromise any material tax liability, audit, claim or assessment, or surrender any right to claim for a tax refund, file any amended tax return involving a material amount of additional taxes (except as required by law), enter into any closing agreement relating to a taxes, or waive or extend the statute of limitations in respect of taxes, other than in the ordinary course of business;

•	make any change to our methods of accounting in effect at December 31, 2005, subject to certain exceptions;

•	write up, write down, or write off the book value of any of our assets, other than in the ordinary course of business and consistent with past practice or as may be required by generally accepted accounting principles or the Financial Accounting Standards Board;

•	take any action that would be reasonably likely to prevent or materially delay satisfaction of either the conditions to the obligations of both parties to complete the merger or the conditions to the obligations of Merger Co to complete the merger;

•	take any action that would have a material adverse effect;

•	enter into any agreement that restricts our ability to engage or compete in any line of business;

•	effectuate a “mass layoff,” as such term is defined in the Worker Adjustment and Retaining Notification Act of 1988;

•	open any new schools, or undertake any other intentional activities that would subject us or any of our schools to the jurisdiction of a new accrediting body;

•	except as required under existing agreements or benefit plans previously disclosed to Merger Co and in effect prior to execution of the merger agreement, or as required by applicable law:

•	increase the compensation (including bonuses) payable to or to become payable to, or grant retention, severance, termination or similar pay to, any of our or our subsidiaries’ current or former directors, officers, or employees, except with respect to compensation increases in the ordinary course of business consistent with past practice to employees that are not executive officers or directors,

•	establish, adopt, enter into, renew, terminate or amend any benefit plans for the benefit of any current or former directors, officers or employees, except amendments or terminations required by applicable law, or

•	grant any equity or equity-based awards;

•	fail to maintain existing insurance policies (or comparable replacements);

•	enter into, amend, modify or terminate any of the types of contracts specified in the merger agreement;

•	settle or compromise any litigation, suit or claim whether administrative, civil or criminal, in law or in equity; or

•	announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.
Shareholders Meeting
      The merger agreement requires us, as soon as reasonably practicable, to call, give notice of and hold a meeting of our shareholders to adopt the merger agreement. Our board of directors is required to recommend that our shareholders vote in favor of adoption of the merger agreement and to use its reasonable best efforts to have the merger agreement adopted by our shareholders. Under the merger agreement, regardless of whether our board of directors has changed its recommendation that our shareholders vote in favor of adoption of the merger agreement, we are required to hold a meeting of our shareholders to adopt the merger agreement, unless the merger agreement is terminated in accordance with its terms.
No Solicitation of Transactions
      We have agreed that we will not, and will not allow our representatives to, directly or indirectly:

•	solicit, initiate, propose or encourage or otherwise facilitate (including by way of furnishing information) the submission of any acquisition proposal;

•	initiate, participate in, or continue discussions or negotiations regarding, or furnish to any third party any non-public information in connection with, or which would reasonably be expected to result in, any acquisition proposal;

•	otherwise cooperate in any way with, or knowingly assist or participate in or facilitate or encourage any effort or attempt by any third person with respect to, or which would reasonably be expected to result in, an acquisition proposal;

•	take any action to render the rights issued pursuant to the terms of the Company rights agreement inapplicable to an acquisition proposal or exempt or exclude any person from the definition of an acquiring person (as defined in the Company rights agreement) under the terms of the Company rights agreement; or

•	other than as contemplated by the merger agreement in connection with the merger, allow the rights under the Company’s rights agreement to expire prior to their expiration date, or to render the provisions of the Pennsylvania anti-takeover statutes inapplicable to any third party or group in connection with any acquisition proposal.
      An “acquisition proposal” is any proposal or offer, including any proposal from or to our shareholders, from any person or group other than Merger Co relating to:

•	any direct or indirect acquisition or purchase, in a single transaction or series of related transactions by such person or group acting in concert, of:

•	more than 20% of the fair market value of the assets, securities, or other ownership interests (including capital stock of the Company’s subsidiaries) of the Company and its consolidated subsidiaries, taken as a whole; or

•	more than 20% of any class of our equity securities;

•	any tender offer or exchange offer, including through the filing with the SEC of a Schedule TO, that if consummated, would result in any person or group beneficially owning 20% or more of any class of our equity securities;

•	any merger, consolidation, business combination, recapitalization, liquidation, dissolution, or other similar transaction involving us as a result of which any person or group acting in concert would acquire the assets, securities, or businesses described above.
      Prior to adoption of the merger agreement by our shareholders, the Company (acting at the direction of our board of directors) or our board of directors is, however, permitted to furnish information to, or engage in negotiations, or discussions with, any third party or group in response to an unsolicited bona fide acquisition proposal received after March 3, 2006, only to the extent that prior to taking such action our board of directors:

•	determines in good faith, after consultation with its advisors, that such acquisition proposal is, or could reasonably be expected to result in, a superior proposal; and

•	receives from the third party or group, an executed confidentiality agreement, containing terms that are substantially similar to and no less favorable to us than those contained in the confidentiality agreement signed with affiliates of the Sponsors.
      For purposes of the merger agreement, “superior proposal” means any bona fide written acquisition proposal that:

•	is not solicited or initiated in violation of our obligations under the merger agreement;

•	relates to an acquisition by a person or group acting in concert, of:

•	more than 70% of our outstanding common stock pursuant to a tender offer, merger, or otherwise; or

•	all or substantially all of our assets;

•	our board of directors determines in its good faith judgment (after consultation with its financial advisor and after taking into account all the terms and conditions of the acquisition proposal) are more favorable to our shareholders (in their capacity as shareholders) from a financial point of view than the merger agreement (taking into account any modifications to the merger agreement agreed to in writing by Merger Co in response to such proposal); and

•	which our board of directors determines in good faith (after consultation with its financial advisors) is reasonably capable of being completed.
      We have agreed to notify Merger Co orally and in writing within 24 hours of our receipt of any inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding any acquisition proposal, specifying the material terms and conditions of the acquisition proposal (including copies of all written materials provided to or by the Company in connection with any proposal) and the identity of the third party making the inquiry, proposal, offer or request. We have also agreed to keep Merger Co reasonably informed of the status of any discussions or negotiations and to notify Merger Co within 24 hours, orally and in writing, of any material modifications to the financial or other material terms of such inquiries, proposals or offers. Under the merger agreement, we may not enter into any confidentiality agreement with any person after March 3, 2006 which prohibits us from providing information to Merger Co. Also under the merger agreement, we may not terminate, waive, amend or modify any provision of any existing standstill or confidentiality agreement to which we are a party, and we agree that we will enforce the provisions of any such agreement. We also agreed to terminate immediately, any discussions or negotiations regarding acquisition proposals that were being conducted before the merger agreement was signed and to promptly request each person with whom we have had any discussion regarding a potential acquisition proposal to return all confidential information previously provided to such person.
      We have also agreed that our board of directors will not and will not publicly propose to:

•	withdraw, modify or change, in a manner adverse to Merger Co, its approval or recommendation of the merger agreement or the merger or cause the representation and warranty with respect to the amendment of our rights agreement described above to be untrue;

•	approve, adopt or recommend any acquisition proposal; or

•	approve or recommend, or allow us to enter into, any letter of intent, acquisition agreement or other similar agreement with respect to, or that is reasonably expected to result in, any acquisition proposal.
      Notwithstanding our obligations under the merger agreement, prior to adoption of the merger agreement by our shareholders, our board of directors may withdraw, modify or change, in a manner adverse to Merger Co, its approval or recommendation of the merger agreement or the merger in response to the receipt of an unsolicited bona fide written acquisition proposal, if the board of directors determines in good faith (after consultation with its advisors) that the acquisition proposal is a superior proposal. Under the merger agreement, however, we may not terminate the merger agreement if our board of directors determines that an acquisition proposal is a superior proposal until we have observed certain notice and negotiation provisions to enable Merger Co to make a counter-offer (see “The Merger Agreement-Termination”).

Employee Benefits
      Until December 31, 2007, Merger Co has agreed that it will, or will cause the surviving corporation and its subsidiaries to, provide each of our employees as of the effective time, who continues employment with the surviving corporation or any of its subsidiaries, with at least the same level of base salary that was provided to our employees immediately before the merger. For that period, Merger Co also has agreed that it will, or will cause the surviving corporation and its subsidiaries to, provide our employees as of the effective time with salary, employee benefits and annual incentive compensation opportunities, other than equity-based compensation, that are no less favorable in the aggregate to those provided to such employees immediately before the effective time of the merger. From and after the effective time of the merger, Merger Co has agreed that it will cause the surviving corporation and its subsidiaries to honor in accordance with their terms, all our contracts, agreements, arrangements, policies, plans and commitments of us as in effect immediately prior to the effective time that are applicable to our employees and disclosed to Merger Co prior to signing the merger agreement.
      In addition, Merger Co has agreed it will, or it will cause the surviving corporation to:

•	provide our employees with credit for all purposes (other than with respect to benefit accruals under a defined benefit pension plan) for service accrued or deemed accrued with us under any of Merger Co’s employee benefit plans under which our employees may be eligible to participate after the effective time of the merger, provided that such crediting of service will not operate to duplicate any benefit or the funding of any such benefit;

•	with respect to the welfare benefit plans maintained or sponsored by Merger Co or the surviving corporation and in which our or our subsidiaries’ employees may be eligible to participate in on or after the effective time of the merger:

•	waive, or use commercially reasonable efforts to cause its insurance carrier to waive, all limitations as to preexisting and at-work conditions, if any, with respect to participation and coverage requirements applicable to each employee under any of those welfare benefit plans to the same extent waived under our comparable plans; and

•	provide credit to each employee for any co-payments, deductibles and out-of-pocket expenses paid by such employee under our plans during the relevant plan year, up to and including the effective time of the merger; and

•	from and after the effective time of the merger, Merger Co will:

•	assume and be bound by, or cause the surviving corporation to assume and be bound by, all of our agreements and arrangements, including each severance and separation pay plan, written employment, severance, retention, incentive, change in control and termination agreement or arrangement, expressly identified by us to Merger Co and applicable to our employees at the effective time of the merger; and

•	honor or cause to be honored, in accordance with their terms, all of our agreements and arrangements, in the same manner and to the same extent that we would be required to perform and honor such agreements and arrangements if the merger had not been consummated.

Employee Stock Purchase Plan
      We maintain an employee stock purchase plan for our employees. The merger agreement provides that (i) all offering periods in progress under the plan shall cease on the date of the merger agreement and (ii) we will terminate the employee stock purchase plan on the Nasdaq trading day immediately prior to the effective time of the merger. As of the date of the merger agreement, there were no accumulated contributions held under the stock purchase plan. Accordingly, no additional shares will be purchased under the plan prior to or in connection with the merger.

Agreement to Take Further Action to Obtain Regulatory and Other Consents and to Use Reasonable Best Efforts to Complete the Merger
      Subject to the terms and conditions of the merger agreement, each party has agreed to use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable to complete and to consummate the merger. Among other things, each party has committed to use such efforts to cooperate with each other to obtain all necessary consents, licenses, permits, waivers, approvals, authorizations and orders from governmental entities. Each party has also agreed to make appropriate filings under the Hart-Scott-Rodino Act or any other applicable anti-trust, competition or fair trade laws for the purpose of obtaining approval for the transaction from the appropriate governmental authorities.
      The parties have also agreed to use their respective reasonable best efforts to obtain any third party consents:

•	necessary, proper or advisable to consummate the merger and the other transactions contemplated under the merger agreement;

•	required to prevent a material adverse effect from occurring; or

•	previously identified by us to Merger Co.
      In addition, we have agreed that, in the event that we fail to obtain any of the third party consents mentioned above, we will use our reasonable best efforts and take all such actions reasonably requested by Merger Co in order to minimize any adverse effect on us and Merger Co as a result of the failure to obtain such consents.
      The parties have also agreed to cooperate with each other, take all commercially reasonable steps, and proceed diligently and in good faith to submit in a timely manner pre-acquisition review applications with the DOE and other notices, applications and submissions with the DOE and other education departments and accrediting bodies which must be filed prior to the closing in order for us to obtain all specified pre-closing and post-closing education consents so that the surviving corporation will be able to operate our schools after the merger as they are currently operated and for our schools to participate in the student financial assistance programs, including the Title IV programs.
      Furthermore, the parties will promptly and regularly advise each other concerning the occurrence and status of any discussions or other communications, whether oral or written, with any education department, accrediting body, or other third party with respect to any pre-closing or post-closing education consents, including any material difficulties or material delays experienced in obtaining any such consent, and of any adverse conditions proposed, considered, or requested with respect to any such consent. Merger Co has agreed to cooperate fully with us in our efforts to obtain any such consent, including the timely submission of any information and materials requested by an education department or accrediting body with respect to obtaining such consents.
      We are also required to assist Merger Co with certain matters in preparation for the change in ownership, including those related to the repayment of our credit facility with National City Bank and the transfer of certain permits and intellectual property.
Merger Co Financing Commitments; Company Cooperation
      Merger Co has agreed to use reasonable best efforts to arrange and consummate the financing contemplated by the debt and equity commitments including using its reasonable best efforts to:

•	negotiate definitive agreements with respect to the commitments on terms and conditions contained in the commitments; and

•	satisfy all conditions in such definitive agreements that are within its control.

      In the event any portion of the debt or equity financing under the commitments becomes unavailable on the terms and conditions contemplated in the commitments, including as a result of specified lender adverse events, Merger Co will use its reasonable best efforts to arrange alternative financing on terms not materially less favorable in the aggregate to Merger Co (as determined in the reasonable good faith judgment of Merger Co) as promptly as practicable.
      Merger Co is required to keep us reasonably informed on a current basis in reasonable detail of the status of its efforts to arrange the financing contemplated by the commitments and shall promptly notify us orally and in writing of any material modifications to the commitments. Merger Co may not make certain amendments or modifications to the commitments as specified in the merger agreement.
      We have agreed to and to cause our representatives to provide all cooperation as may be reasonably requested by Merger Co in connection with the arrangement of the equity and debt financing under the commitments including:

•	participation in meetings, presentations, drafting sessions, management preparation sessions, “road shows,” sessions with rating agencies and due diligence sessions;

•	furnishing Merger Co and its financing sources with financial statements and related information regarding the Company as may be reasonably requested by Merger Co, including all financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act and of the type and form customarily included in the offering memoranda for private placements under Rule 144A of the Securities Act, to consummate the offerings of debt securities contemplated by Merger Co’s debt financing commitments at the time during the Company’s fiscal year such offerings will be made;

•	assisting Merger Co and its financing sources in the preparation of an offering document for any of the financings contemplated by the commitments and materials for rating agency presentations;

•	satisfying the conditions set forth in the commitments which require action by or cooperation of the company;

•	facilitating the pledging of collateral;

•	using commercially reasonable efforts to obtain accountants’ comfort letters, legal opinions, surveys, and title insurance as reasonably requested by Merger Co;

•	assisting any tax or other structural planning undertaken by Merger Co in connection with the merger and the other transactions contemplated by the merger agreement;

•	obtaining any necessary rating agencies’ confirmations or approvals for Merger Co’s financing; and

•	providing and executing documents as may be reasonably requested by Merger Co.
      We are not required to pay any commitment or other similar fee or incur any other liability in connection with the equity or debt financing under the commitments prior to the effective time of the merger.

Restructuring
      In connection with the transactions contemplated by the merger agreement, the Company will create a wholly-owned subsidiary, which subsidiary will in turn create a wholly-owned subsidiary, both in a form and jurisdiction as directed by Merger Co. Subject to certain limited exceptions specified in the merger agreement, at the effective time of the merger the Company will transfer all of its assets to the second wholly-owned subsidiary and take all reasonable actions and cooperate with Merger Co in any restructuring or similar organizational transaction required in order to consummate the financing commitments.

Conditions to the Merger
      The obligations of the parties to complete the merger are subject to the satisfaction or waiver of the following mutual conditions:

•	Shareholder Approval. The adoption of the merger agreement by our shareholders.

•	Antitrust Approvals. The expiration or termination of the waiting period under any applicable United States and non-United States antitrust laws, including the Hart-Scott-Rodino Act, and the receipt of any approvals required thereunder.

•	No Law or Orders. The absence of any governmental injunctions, orders, decrees or rulings that have the effect of making the consummation of the merger illegal or that otherwise prevent or prohibit consummation of the merger.

•	DOE. The receipt by us of a written response from the DOE to the pre-acquisition review applications filed with respect to our schools.
      The obligations of Merger Co to complete the merger are subject to the satisfaction or waiver of the following additional conditions:

•	Representations and Warranties.

•	The truth and correctness of our representations and warranties in all respects, disregarding all materiality qualifications, except where the failure of our representations and warranties to be true and correct, disregarding all materiality qualifications, would not individually or in the aggregate, have a material adverse effect.

•	The truth and correctness in all material respects of our representations and warranties regarding capitalization and indebtedness, and our authority to execute, deliver and perform the merger agreement.

•	The truth and correctness in all respects of our representations and warranties regarding the absence of a material adverse effect since June 30, 2005.

•	Compliance with Agreements and Covenants. The performance, in all material respects, by us of our covenants and agreements in the merger agreement.

•	Officer’s Certificate. Our delivery to Merger Co at closing of a certificate with respect to the satisfaction of the conditions relating to our representations, warranties, covenants and agreements.

•	Absence of Market MAC. The absence of a “market MAC” market disruption or the absence of an occurrence of any “market MAC” event which with the passage of time could become a “market MAC” (other than a “market MAC” that Merger Co has waived its right to invoke); a “market MAC” is defined as any one of the following market disruption events:

•	any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or NASD for three or more consecutive business days;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the U.S. generally for three or more consecutive business days;

•	the commencement or material escalation of war or other crisis, including terrorist acts, that results in a material disruption or material adverse change in the U.S. commercial credit, debt, or capital securities markets (including the market for leveraged loans or high yield securities) for a period of three or more consecutive business days; or

•	any limitation by any governmental authority that prohibits the extension of credit by banks in the U.S. generally for a period of three or more consecutive business days in a manner that prevents a lender from providing its debt financing contemplated by the debt commitment letter.

•	Absence of Lender MAC. The absence of a petition relating to a “lender MAC” against a lender or lenders that has been filed within the 10 days preceding the closing date and that has not been dismissed; “lender MAC” is defined as either of the following events, which, in each case, prevents the lender or lenders from providing the financing contemplated by the debt commitment letter, and which, in the case of any petition filed against such lender or lenders, is not dismissed within ten days of being filed:

•	any restriction on lending imposed by a regulatory authority on, or a petition of bankruptcy, insolvency or reorganization filed by or against, or the seeking of the appointment of a receiver or similar person by, or the making of an assignment for the benefit of creditors by, any lender or lenders providing at least 25% of the debt financing contemplated by the debt commitment letter; or

•	any order, decree or injunction of a court or agency, including any lender’s primary banking regulator or regulators, prohibiting the consummation of the financing contemplated by the debt commitment letter affecting any lender or lenders providing at least 25% of the debt financing contemplated by the debt commitment letter.

•	Governmental and Education Consents. The receipt from all governmental entities of all consents, approvals, orders and authorizations required to be obtained or made prior to the consummation of the merger by us, except for certain education related consents described below and except for such consents, approvals, orders and authorizations the failure of which to be obtained or made would not have a material adverse effect. With respect to education related matters:

•	the receipt of certain specified pre-closing education consents without any limitations, other than any customary limitations generally imposed by an education department or accrediting body in connection with its approval of a change of ownership (“pre-closing deficiencies”) which, taken together with any non-DOE deficiencies and DOE growth limitations (each as defined below), would or would be reasonably likely to, individually or in the aggregate, materially impair our growth prospects taken as a whole; and

•	the receipt by us of written responses from the DOE to the pre-acquisition review applications which do not include (A) a statement of intention not to approve the post-closing eligibility of any school to participate in Title IV programs, or (B) as a condition of the post-closing approval of the eligibility of any school to participate in the Title IV programs (1) any requirement that we or any of our schools post any letter of credit other than a standard letter of credit, (2) any limitation (other than any customary limitations imposed by the DOE in connection with its approval of change of ownership transactions as set forth in the standard form of provisional program participation agreement) on a school’s ability to open new locations or add new educational programs or revise existing educational programs (collectively under this clause (2), “DOE growth limitations”) that, taken together with any pre-closing deficiencies and non-DOE deficiencies, would or would be reasonably likely to, individually or in the aggregate, materially impair our growth prospects taken as a whole, (3) any requirement that a school process its Title IV program funds under the DOE’s reimbursement or heightened cash monitoring-level 2 procedures, or (4) any requirement that a Sponsor assume any liability for obligations arising out of our or any of our school’s participation in or administration of the Title IV Programs.

•	Post-Closing Education Consents. Neither Merger Co nor us will have been informed in writing by any education department or accrediting body that issues certain specified post-closing education consents (i) that it will not or does not expect to be able to issue its post-closing education consent or (ii) that such post-closing education consent will or is reasonably likely to have any limitations (other than customary limitations) on any of our schools (collectively under clauses (i) and (ii), “non-DOE deficiencies”), which non-DOE deficiencies, taken together with any pre-closing deficiencies and DOE growth limitations, would or would be reasonably likely to materially impair our growth prospects as a whole.

•	Director Resignations. Any resignations of directors of the Company or its subsidiaries specified in writing by Merger Co shall have been obtained.
      Our obligation to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

•	Representations and Warranties. The truth and correctness of Merger Co’s representations and warranties, in all respects, disregarding all materiality qualifications, except where the failure of Merger Co’s representations and warranties to be true and correct, disregarding all materiality qualifications, would not prevent the consummation of the merger or prevent Merger Co from performing its obligations under the merger agreement.

•	Compliance with Agreements and Covenants. The performance, in all material respects, by Merger Co of its covenants and agreements in the merger agreement.

•	Officer’s Certificate. The delivery at closing by Merger Co of a certificate with respect to the satisfaction of the conditions relating to Merger Co’s representations, warranties, covenants and agreements.
Termination
      The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether before or after shareholder approval has been obtained, as follows:

•	by mutual written consent of the parties;

•	by either Merger Co or us, if:

•	the effective time of the merger has not occurred on or before September 3, 2006, so long as the failure to complete the merger is not the result of the failure of the terminating party to comply with the terms of the merger agreement;

•	a governmental entity or education department issues a final injunction, order, decree or ruling or takes any other action which has become final and non-appealable and has the effect of making consummation of the merger illegal or otherwise prevents or prohibits consummation of the merger;

•	our shareholders do not adopt the merger agreement at the special meeting or any postponement or adjournment thereof; and

•	there is a material breach by the non-terminating party of any of its representations, warranties, covenants or agreements in the merger agreement such that the closing conditions would not be satisfied and which breach has not been, or cannot be, cured within 30 days.

•	by Merger Co, if our board of directors withdraws, modifies or changes, in a manner adverse to Merger Co, its recommendation or approval of the transactions contemplated by the merger agreement or recommends or approves an acquisition proposal other than the transactions contemplated by the merger agreement;

•	by us, prior to adoption of the merger agreement by our shareholders, if our board of directors determines in good faith, after consultation with its advisors, that we have received a superior proposal in accordance with the terms of the merger agreement described under “No Solicitation of Transactions” above, but only after we have provided notice to Merger Co that our board of directors has received a superior proposal, specifying in writing the material terms and conditions of such proposal and identifying the person making the proposal, and provided Merger Co at least a two business day period, during which time we must cooperate and negotiate in good faith with Merger Co, to make an offer that is at least as favorable to our shareholders as the superior proposal; provided that if the financial or other material terms of the superior proposal are amended, our board of directors must provide another notice to Merger Co regarding the superior proposal and extend the two business day period referenced above for an additional two business days for such amendment; and only if we concurrently pay to Merger Co the termination fee described below under “Fees and Expenses”;

•	by us if a market MAC has occurred and Merger Co has not waived its closing condition relating to such event within a certain period of time following a written request for a waiver from us, provided that we may only make this request after Merger Co has delivered a notice to us within 15 business days after the occurrence of the market MAC.

Fees and Expenses

Payable by the Company
      We have agreed to pay to Merger Co a termination fee of $84 million if:

•	Merger Co has terminated the merger agreement due to a material breach by us of our representations, warranties, covenants or agreements such that the closing conditions would not be satisfied and such breach has not been cured within 30 days, and

•	prior to the termination date, an acquisition proposal has been publicly announced or disclosed to the Company in writing; and

•	within 12 months after the date of termination, we recommend, submit to our shareholders, or enter into an acquisition proposal or an agreement with respect to such acquisition proposal (which need not be the same acquisition proposal referenced above); and

•	an acquisition proposal is consummated;

•	either we or Merger Co has terminated the merger agreement because of the failure to receive our shareholder approval, and

•	at or prior to the termination date, an acquisition proposal has been publicly announced or disclosed to us in writing; and

•	within 12 months after the date of termination, we recommend, submit to our shareholders, or enter into an acquisition proposal or an agreement with respect to such acquisition proposal (which need not be the same acquisition proposal referenced above); and

•	an acquisition proposal is consummated;

•	Merger Co has terminated the merger agreement because our board of directors has withdrawn, modified or changed, in a manner adverse to Merger Co, its recommendation of the transactions contemplated by the merger agreement or recommended or approved an acquisition proposal other than the transactions contemplated by the merger agreement; or

•	We have terminated the merger agreement as described above, prior to the adoption of the merger agreement by our shareholders, following our determination that an acquisition proposal is a superior proposal.

Payable by Merger Co
      Merger Co has agreed to pay us a termination fee of $84 million if we have terminated the merger agreement due to a breach by Merger Co of its obligations to effect the closing as and when required in the merger agreement.
      The parties have agreed that in the event that we fail to pay the termination fee to Merger Co when due or Merger Co fails to pay the termination fee to us when due, we or Merger Co, as the case may be, will reimburse the other party for all reasonable costs and expenses actually incurred or accrued by such other party (including reasonable fees and expenses of counsel) in connection with the collection of the termination fee.

Amendment and Waiver
      The merger agreement may be amended prior to the effective time of the merger by mutual agreement of the parties. However, after the merger agreement has been adopted by our shareholders, no amendment will be made to the merger agreement except as permitted under applicable law.
      The merger agreement also provides that, at any time prior to the effective time of the merger, any party may, by written agreement:

•	extend the time for the performance of any of the obligations or other acts of the other parties to the merger agreement;

•	waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

•	waive compliance with any of the agreements or conditions contained in the merger agreement which may be legally waived.
MARKET PRICES OF THE COMPANY’S STOCK
      Our common stock is traded on the Nasdaq Global Market under the symbol “EDMC.” The following table sets forth the high and low sales prices per share of our common stock on the Nasdaq Global Market for the periods indicated, as adjusted to reflect a 2-for-1 split of the common stock effected on December 22, 2003.

	Common Stock

	High	Low

Fiscal Year Ended June 30, 2004
1st Quarter	$32.12	$26.38
2nd Quarter	$34.99	$29.58
3rd Quarter	$35.00	$28.43
4th Quarter	$36.62	$30.02
Fiscal Year Ended June 30, 2005
1st Quarter	$33.19	$22.81
2nd Quarter	$34.19	$24.64
3rd Quarter	$33.96	$27.49
4th Quarter	$34.50	$24.21
Fiscal Year Ending June 30, 2006
1st Quarter	$36.03	$30.23
2nd Quarter	$35.02	$29.46
3rd Quarter (through March 17, 2006)	$41.97	$29.25
      The closing sale price of our common stock on the Nasdaq Global Market on March 3, 2006, which was the last trading day before we announced the merger, was $36.98. On [ •  ], the last trading day before this proxy statement was printed, the closing price for the Company’s common stock on the Nasdaq Global Market was $[ •  ]. You are encouraged to obtain current market quotations for the Company’s common stock in connection with voting your shares.
      We have not paid any cash dividends on our common stock. Our board of directors periodically reviews whether to pay dividends and any decision to pay dividends will depend upon our earnings, financial condition and other factors. The merger agreement provides, among other things, that we may not pay any dividends on our common stock without the consent of Merger Co.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table sets forth the number of shares of common stock of the Company beneficially owned, as of March 15, 2006 by (i) any person (including any “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”)) known by management to own beneficially more than 5% of the outstanding shares of the Company’s common stock, (ii) each of our directors, (iii) our chief executive officer and the next four most highly compensated executive officers, and (iv) all directors and executive officers as a group. Unless otherwise indicated in a footnote, each individual or group possesses sole voting and investment power with respect to the shares indicated as beneficially owned.

		Percentage of
	Number of	Outstanding Shares
	Shares	Owned as of
Name and Address of Beneficial Owner(1)	Owned	March 15, 2006

T. Rowe Price Associates, Inc.(2)	6,003,762	7.9%
Barclays Global Investors, NA(3)	4,551,300	6.0%
Baron Capital Group, Inc.(4)	4,403,663	5.8%
TimesSquare Capital Management, LLC(5)	4,282,298	5.7%
Education Management Corporation Employee Stock Ownership Trust(6)	3,889,021	5.1%
Robert B. Knutson(7)(8)	894,771	1.2%
Miryam L. Knutson(7)(9)	68,125	*
Robert H. Atwell(10)	25,243	*
J. William Brooks(11)	316,342	*
William M. Campbell, III(12)	112,125	*
Thomas J. Colligan	3,125	*
Michael J. Emmi(13)	18,125	*
Martin L. Garcia(14)	262,150	*
Jerry L. Johnson(15)	18,125	*
John M. Mazzoni(16)	47,575	*
Robert T. McDowell(17)	467,319	*
John R. McKernan, Jr.(18)	603,523	*
Friedrich Teroerde(19)	38,125	*
All executive officers and directors as a group (16 persons)(20)	3,010,260	3.9%

*	Less than 1%

(1)	The address of each listed shareholder, unless otherwise noted, is c/o Education Management Corporation, 210 Sixth Avenue, 33rd Floor, Pittsburgh, Pennsylvania 15222.

(2)	The address of T. Rowe Price Associates, Inc. is 199 E. Pratt Street, Baltimore, Maryland 21202. These securities are owned by various individual and institutional investors that T. Rowe Price Associates, Inc. serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price Associates, Inc. is deemed to be beneficial owner of such securities; however, T. Rowe Price Associates, Inc. expressly disclaims that it is, in fact, the beneficial owner of such securities. The information provided for T. Rowe Price Associates, Inc. is based on information provided in a filing with the SEC.

(3)	The address of Barclays Global Investors, NA and its affiliates, Barclays Global Fund Advisors, Barclays Global Investors, Ltd, and Barclays Global Investors Japan Trust and Banking Company is 45 Fremont Street, San Francisco, California 94105. These securities are owned by various individual and institutional investors that Barclay’s serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Barclay’s is deemed to be beneficial owner of such securities. The information provided for Barclays Global Investors, NA is based on information provided in a filing with the SEC.

(4)	The address of Baron Capital Group, Inc. and its affiliates, BAMCO, Inc., Baron Capital Management, Inc., and Ronald Baron, is 767 Fifth Avenue, New York, New York 10153. These persons share both voting and dispositive power over some or all of the shares set forth opposite the name “Baron Capital Group, Inc.” in the table. The information provided for Baron Capital Group, Inc. is based on information provided in a filing with the SEC.

(5)	The address of TimesSquare Capital Management, LLC is Four Times Square, 25th Floor, New York, New York 10036. These securities are owned by various individual and institutional investors that TimesSquare Capital Management, LLC serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, TimesSquare Capital Management, LLC is deemed to be beneficial owner of such securities. The information provided for TimesSquare Capital Management, LLC is based on information provided in a filing with the SEC.

(6)	These shares are held by the trustee, Fidelity Management Trust Company, 82 Devonshire Street, Boston, Massachusetts 02109, for the benefit of participants in the Education Management Corporation Employee Stock Ownership Trust (the “ESOP”). We administer the ESOP. ESOP participants are entitled to direct the voting of the shares of common stock allocated to their respective accounts. Allocated shares of common stock for which voting instructions are not given and unallocated shares held by the ESOP are voted by the trustee in the manner we determine as administrator of the ESOP.

(7)	Mr. Knutson and Ms. Knutson, who are husband and wife, disclaim beneficial ownership of each other’s shares.

(8)	Includes 505,105 shares of common stock held by trusts of which Mr. Knutson is the trustee, 304,439 shares receivable upon the exercise of options that are exercisable within 60 days of the date of the table set forth above and 42,737 shares allocated to Mr. Knutson under the ESOP.

(9)	Includes 65,000 shares of common stock receivable upon the exercise of options that are exercisable within 60 days of the date of the table set forth above.

(10)	Includes 20,000 shares of common stock receivable upon the exercise of options that are exercisable within 60 days of the date of the table set forth above.

(11)	Includes 222,383 shares of common stock receivable upon the exercise of options that are exercisable within 60 days of the date of the table set forth above (including 5,000 shares receivable upon exercise of options issued to Mr. Brooks’ spouse), 1,708 shares held through our Employee Stock Purchase Plan and 2,403 shares held by Mr. Brooks’ spouse.

(12)	Includes 105,000 shares of common stock receivable upon the exercise of options that are exercisable within 60 days of the date of the table set forth above.

(13)	Includes 15,000 shares of common stock receivable upon the exercise of options that are exercisable within 60 days of the date of the table set forth above.

(14)	Includes 91,025 shares of common stock owned jointly with Mr. Garcia’s spouse, 123,000 shares held by trusts of which Mr. Garcia is the trustee and 45,000 shares receivable upon the exercise of options that are exercisable within 60 days of the date of the table set forth above.

(15)	Includes 15,000 shares of common stock receivable upon the exercise of options that are exercisable within 60 days of the date of the table set forth above.

(16)	Includes 29,000 shares of common stock receivable upon the exercise of options that are exercisable within 60 days of the date of the table set forth above, 5,219 shares allocated to Mr. Mazzoni under the ESOP and 1,356 shares purchased through our Employee Stock Purchase Plan.

(17)	Includes 257,696 shares of common stock receivable upon the exercise of options that are exercisable within 60 days of the date of the table set forth above, 397,785 shares allocated to Mr. McDowell under the ESOP, 890 shares purchased through our Employee Stock Purchase Plan and 3,000 shares held by Mr. McDowell’s spouse.

(18)	Includes 529,854 shares of common stock receivable upon the exercise of options that are exercisable within 60 days of the date of the table set forth above and 3,553 shares held through our Employee Stock Purchase Plan.

(19)	Includes 35,000 shares of common stock receivable upon the exercise of options that are exercisable within 60 days of the date of the table set forth above.

(20)	Includes 1,749,862 shares of common stock receivable upon the exercise of options that are exercisable within 60 days of the date of the table set forth above, 90,457 shares allocated to the accounts of executive officers under the ESOP and 10,590 shares owned by executive officers under our Employee Stock Purchase Plan.

NO DISSENTERS’ RIGHTS
      Under Pennsylvania law, shareholders of a corporation are not entitled to exercise dissenters’ rights if shares of the corporation are registered on a national securities exchange, quoted on the National Association of Securities Dealers, Inc. automated quotation system or held beneficially or of record by more than 2,000 persons. Consequently, because shares of EDMC’s common stock are quoted on Nasdaq, you will not have the right to exercise dissenters’ rights. If the merger agreement is approved and the merger is completed, shareholders who voted against the approval of the merger agreement will be treated the same as shareholders who voted for the approval of the merger agreement and their shares will automatically be converted into the right to receive the merger consideration.
HOUSEHOLDING OF PROXY MATERIALS
      Some banks, brokerages and other nominee record holders may be participating in the practice of “householding” proxy statements. This means that only one copy of this proxy statement may have been sent to multiple shareholders in your household. EDMC will promptly deliver a separate copy of this proxy statement to you if you call or write EDMC at the following address or telephone number: Education Management Corporation, 210 Sixth Avenue, 33rd Floor Pittsburgh, Pennsylvania 15222, telephone (412) 562-0900, Attention: Acting Corporate Secretary. If you want to receive separate copies of our proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact EDMC at the above address and telephone number.
SUBMISSION OF SHAREHOLDER PROPOSALS
      If the merger is completed, we will not hold a 2006 annual meeting of shareholders. If the merger is not completed, you will continue to be entitled to attend and participate in our shareholder meetings and we will hold a 2006 annual meeting of shareholders, in which case shareholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for our 2006 annual meeting of shareholders in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended. To be eligible for inclusion in the proxy statement and form of proxy for the 2006 annual meeting pursuant to Rule 14a-8, proposals of shareholders must have been received by us no later than June 8, 2006 and must comply with Rule 14a-8 and our Bylaws. If the date of the 2006 annual meeting, if any, is changed by more than 30 days from November 10, 2006, then in order to be considered for inclusion in the Company’s proxy materials, proposals of shareholders intended to be presented at the 2006 annual meeting must be received by us a reasonable time before we begin to print and mail our proxy materials for the 2006 annual meeting. In order to curtail controversy as to the date on which a proposal was received by us, we suggest that proponents submit their proposals by Certified Mail, Return Receipt Requested, to Education Management Corporation, 210 Sixth Avenue, 33rd Floor, Pittsburgh, PA 15222 Attention: Acting Corporate Secretary.
      In addition, our Bylaws require that all shareholder proposals and nominations to be submitted for consideration at our 2006 annual meeting, but not included in our 2006 annual meeting proxy statement, must be received no earlier than August 12, 2006 and no later than September 11, 2006, together with certain information specified in our Bylaws.
OTHER MATTERS
      We are not aware of any business or matter other than as indicated above, which may be properly presented at the special meeting. If, however, any other matter properly comes before the special meeting, the persons named as proxies in the accompanying proxy will, in their discretion, vote thereon in accordance with their best judgment.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
      The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:

Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549
      Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The Company’s public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.
      Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to us at Education Management Corporation, 210 Sixth Avenue, 33rd Floor, Pittsburgh, Pennsylvania, Attention: Investor Relations, telephone (412) 995-7684. If you would like to request documents, please do so by [ •  ], 2006, in order to receive them before the special meeting.
      The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting.

Company Filings:	Periods:

Annual Report on Form 10-K	Year ended June 30, 2005
Quarterly Reports on Form 10-Q	Quarters ended September 30, 2005 and December 31, 2005
Current Reports on Form 8-K	September 14, 2005, September 28, 2005, October 13, 2005, December 19, 2005, March 6, 2006, March 7, 2006, and March 9, 2006.

      Pursuant to General Instruction B of Form 8-K, any information submitted under Item 2.02, Results of Operations and Financial Condition, or Item 7.01, Regulation FD Disclosure, of Form 8-K is not deemed to be “filed” for the purpose of Section 18 of the Exchange Act, and the Company is not subject to the liabilities of Section 18 with respect to information submitted under Item 2.02 or Item 7.01 of Form 8-K. We are not incorporating by reference any information submitted under Item 2.02 or Item 7.01 of Form 8-K into any filing under the Securities Act or the Exchange Act or into this proxy statement.
      No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated [ •  ], 2006. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to shareholders shall not create any implication to the contrary.

Annex A
Execution Version
________________________________________________________________________________ AGREEMENT AND PLAN OF MERGER
by and between
EM ACQUISITION CORPORATION
and
EDUCATION MANAGEMENT CORPORATION
Dated as of March 3, 2006

i

COMPANY DISCLOSURE SCHEDULE

Section 3.01(a)	Organization and Qualification
Section 3.01(b)	Subsidiaries
Section 3.01(c)	Investments
Section 3.02	Material Subsidiaries
Section 3.03(a)	Stock Options and Restricted Shares
Section 3.03(b)	Agreements Relating to Equity Securities
Section 3.03(c)	Subsidiary Stock
Section 3.03(d)	Indebtedness
Section 3.05(a)	No Conflicts
Section 3.05(b)	Required Filings and Consents
Section 3.05(b)(vii)	Pre-Closing Education Consents and Post-Closing Education Consents
Section 3.06(a)	Permits; Compliance with Law
Section 3.06(b)	Education Permits and Compliance
Section 3.06(b)(i)	Cohort Default Rates
Section 3.06(b)(iii)	Institutional Refunds
Section 3.06(b)(iv)	Accreditation and Licensing
Section 3.06(b)(v)	Title IV Program Funds
Section 3.06(b)(vi)	Policy Guidelines
Section 3.06(b)(vii)	Reports and Audits
Section 3.06(b)(viii)	Financial Aid Disbursements
Section 3.06(b)(ix)	Status of Company and Subsidiaries
Section 3.06(b)(xi)	Financial Assistance Programs
Section 3.06(b)(xiii)	Financial Responsibility
Section 3.07	Internal Controls
Section 3.09(a)	SEC Filings
Section 3.09(b)	GAAP
Section 3.09(c)	Contingent Liabilities
Section 3.11	Certain Changes and Events
Section 3.12	Litigation
Section 3.13(a)	Employee Benefit Plans
Section 3.13(b)	Change in Control Agreements
Section 3.13(d)	Post-Termination Welfare Benefits
Section 3.13(g)	Actions Related to Plans
Section 3.13(h)	Foreign Benefit Plans
Section 3.14	Labor and Employment Matters
Section 3.15(a)	Real Property
Section 3.15(b)	Leased Property
Section 3.16(a)	Intellectual Property
Section 3.16(b)	Scheduled Intellectual Property
Section 3.17(a)	Tax Returns
Section 3.17(b)	Tax Deficiencies
Section 3.17(c)	Tax Audits
Section 3.17(d)	Certain Tax Agreements

Section 3.18	Environmental Matters
Section 3.19(a)	Enforceability of Specified Contracts
Section 3.19(b)	Specified Contracts
Section 3.20	Insurance Policies
Section 3.23	Interested Party Transactions
Section 5.01	Conduct of Business by the Company
Section 6.05(c)	Director and Officer Insurance
Section 6.06(d)	Post-Closing Employment Obligations
Section 6.17	Domain Names
Section 9.03(a)	Company Knowledge

v

INDEX OF DEFINED TERMS

Defined Term	Location of Definition

Accrediting Body	§3.05(a)
Acquisition Proposal	§6.04(e)
Action	§3.12
Affiliate	§9.03(a)
Agreement	Preamble
Alternative Financing	§6.08(a)
Articles of Merger	§1.03
Bankruptcy and Equity Exception	§3.04
Business Day	§9.03(a)
Capitalization Date	§3.03(a)
Certificates	§2.02(b)
Change in Board Recommendation	§6.04(c)
Change in Control Agreement	§3.13(b)
Closing	§1.02
Closing Date	§1.02
Code	§3.13(b)
Commitment or Commitments	§4.08
Company	Preamble
Company Board	Recitals
Company Board Recommendation	§3.21(a)
Company Common Stock	Recitals
Company Disclosure Schedule	Article 3
Company Employee	§3.13(a)
Company Financial Advisors	§3.24
Company Material Adverse Effect	§9.03(a)
Company Preferred Stock	§3.03(a)
Company Rights Agreement	§3.03(b)
Company Stock Option Plans	§2.04(a)
Company Stock Options	§2.04(a)
Company Shareholders’ Meeting	§6.02
Company Termination Fee	§8.03(d)
Company Waiver Request	§6.08(d)
Compliant	§6.08(a)
Confidentiality Agreement	§6.03(b)
Contract	§3.05(a)
control	§9.03(a)
Credit Agreement	§3.03(d)
Debt Commitment Letter	§4.08
DOE	§3.05(a)
DOE Growth Restrictions	§7.02(f)(ii)
DOE Request Letter	§4.08
Education Department	§3.05(b)

Defined Term	Location of Definition

Education Permit	§3.06(b)
Effective Time	§1.03
Employee	§6.06(a)
Environmental Laws	§3.18(b)
Environmental Permits	§3.18(b)
Equity Commitment Letter	§4.08
Equity Investors	§4.08
ERISA	§3.13(a)
ERISA Affiliate	§3.13(b)
ESPP	§6.06(e)
Exchange Act	§3.05(b)
Exchange Fund	§2.02(a)
Expenses	§8.03(a)
FASB	§5.01(h)
Foreign Benefit Plan	§3.13(h)
GAAP	§3.09(b)
Governmental Entity	§3.05(b)
Guaranty	§4.09
Guarantor	§4.09
Hazardous Substances	§3.18(b)
HEA	§3.06(b)
HSR Act	§3.05(b)
Indemnified Parties	§6.05(b)
Institution	§9.03(a)
Intellectual Property	§3.16(c)
Investments	§3.01(c)
IRS	§3.13(a)
Knowledge	§9.03(a)
Law	§3.05(a)
Lease(s)	§3.15(b)
Leased Properties	§3.15(b)
Lender MAC	§6.08(a)
Liens	§3.15(a)
Losses	§6.05(b)
Market MAC	§6.08(d)
Market MAC Notice	§6.08(d)
Marketing Period	§6.08(a)
Material Subsidiary	§3.02
Merger	Recitals
Merger Co	Preamble
Merger Co Termination Fee	§8.03(d)
Merger Co Waiver Notice	§6.08(d)
Merger Consideration	§2.01(a)
Merrill Lynch	§3.24

Defined Term	Location of Definition

Multiemployer Plan	§3.13(b)
Multiple Employer Plan	§3.13(b)
NASD	§3.05(b)
Non-DOE Deficiencies	§7.02(g)
Notice of Superior Proposal	§8.01(h)
OCDR	§3.06(b)
OPCO I	§6.16
OPCO II	§6.16
Option Amount	§2.04(a)
Other Transactions	§3.04
Other Filings	§3.10
Owned Real Property	§3.15(a)
PA Anti-Takeover Statutes	§3.26
Paying Agent	§2.02(a)
PBCL	§1.01
Permit	§3.05(a)
Permitted Liens	§3.15(a)
person	§9.03(a)
Plans	§3.13(a)
Policy Guidelines	§3.06(b)
Post-Closing Education Consents	§6.09(c)
Pre-Closing Education Consents	§6.09(c)
Proxy Statement	§3.05(b)
Pre-Closing Deficiencies	§7.02(f)
Purchaser Welfare Benefit Plans	§6.06(c)
Real Property	§3.15(b)
Representatives	§6.03(a)
Required Information	§6.08(b)
Requisite Response Period	§6.08(d)
Restricted Shares	§2.01(a)
Rights	§3.03(b)
Sarbanes-Oxley Act	§3.07
Schools	§3.05(a)
SEC	§3.05(b)
SEC Reports	§3.09(a)
Securities Act	§3.09(a)
Section 409A	§3.13(f)
Shareholder Approval	§3.21(b)
Shares	§2.01(a)
Specified Contract	§3.19(b)
Student Financial Assistance Programs	§3.06(b)
Subsidiary	§9.03(a)
Substantial Control	§3.06(b)
Superior Proposal	§9.03(a)

Defined Term	Location of Definition

Surviving Corporation	§1.01
Tax or Taxes	§3.17(i)
Tax Returns	§3.17(i)
Termination Date	§8.01
Title IV Programs	§3.06(b)

AGREEMENT AND PLAN OF MERGER
      This AGREEMENT AND PLAN OF MERGER, dated as of March 3, 2006 (this “Agreement”), is by and between EM Acquisition Corporation, a Pennsylvania corporation (“Merger Co”), and Education Management Corporation, a Pennsylvania corporation (the “Company”).
RECITALS
      A. The respective Boards of Directors of each of the Company and Merger Co deem it in the best interests of their respective companies and shareholders to consummate the merger (the “Merger”), on the terms and subject to the conditions set forth in this Agreement, of Merger Co with and into the Company, and such Boards of Directors have approved this Agreement and declared its advisability (and, in the case of the Board of Directors of the Company (the “Company Board”), unanimously recommended that this Agreement be adopted by the Company’s shareholders).
      B. Upon consummation of the Merger, each issued and outstanding share of common stock, par value $.01 per share, of the Company (the “Company Common Stock”), will be converted into the right to receive $43 per share in cash, upon the terms and subject to the conditions of this Agreement.
      C. Certain capitalized terms used in this Agreement that are not otherwise defined in context are defined in Section 9.03(a).
      NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants, and agreements contained herein, and intending to be legally bound hereby, Merger Co and the Company hereby agree as follows:
ARTICLE 1
The Merger
      1.01     The Merger. Upon the terms and subject to the conditions set forth in Article 7, and in accordance with the Pennsylvania Business Corporation Law of 1988, as amended (the “PBCL”), at the Effective Time, Merger Co shall be merged with and into the Company. At the Effective Time, the separate corporate existence of Merger Co shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Merger Co in accordance with the PBCL.
      1.02     Closing. Unless this Agreement shall have been terminated in accordance with Section 8.01, and subject to the satisfaction or waiver of the conditions set forth in Article 7, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York time, on the Business Day immediately following the satisfaction or waiver of the conditions set forth in Article 7 (other than those that by their terms are to be satisfied or waived at the Closing) that is the earlier of (a) a date during the Marketing Period to be specified by Merger Co on no less than three Business Days’ notice to the Company and (b) the final day of the Marketing Period, at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York, unless another time, date, and/or place is agreed to in writing by Merger Co and the Company (the “Closing Date”); provided, however, that if the Closing does not occur on or before the tenth (10th) day of any month, the Closing shall occur on the first Business Day of the subsequent month.
      1.03     Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the parties hereto shall (a) file articles of merger (the “Articles of Merger”) executed and acknowledged in accordance with the relevant provisions of the PBCL and (b) make all other filings or recordings required under the PBCL to effect the Merger. The Merger shall become effective at such date and time as the Articles of Merger are duly filed with the Secretary of State of the Commonwealth of Pennsylvania, or at such subsequent date and time as Merger Co and the Company shall agree and specify in the Articles of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time”.

1

      1.04     Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in Section 1929 of the PBCL.
      1.05     Articles of Incorporation; Bylaws.
      (a) The Articles of Merger shall provide that, at the Effective Time, the Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and as provided by Law.
      (b) At the Effective Time, the Bylaws of Merger Co, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by Law and the Articles of Incorporation and the Bylaws of the Surviving Corporation.
      1.06     Directors. The directors of Merger Co immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation, or removal.
ARTICLE 2
Conversion of Securities; Exchange of Certificates
      2.01     Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Co, the Company, or the holders of any of the following securities:

(a) Conversion of Company Common Stock. Each share of Company Common Stock (all issued and outstanding shares of Company Common Stock collectively referred to as the “Shares”) issued and outstanding immediately prior to the Effective Time (other than any Shares to be cancelled pursuant to Section 2.01(b) and Shares owned by Subsidiaries of the Company), including Shares subject to restrictions or forfeiture conditions relating to time, performance, or otherwise (the “Restricted Shares”), shall be cancelled and shall be converted automatically into the right to receive $43 in cash, without interest (the “Merger Consideration”), payable upon surrender of the certificate that formerly evidenced such Share in the manner provided in Section 2.02.

(b) Cancellation of Treasury Stock and Merger Co Owned Stock. Each Share held in the treasury of the Company and each Share owned by Merger Co or any direct or indirect Subsidiary of Merger Co immediately prior to the Effective Time shall automatically be cancelled without any conversion thereof, and no payment or distribution shall be made with respect thereto.

(c) Capital Stock of Merger Co. Each share of common stock, par value $.01 per share, of Merger Co issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid, and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation. Following the Effective Time, each certificate evidencing ownership of shares of Merger Co common stock shall evidence ownership of such shares of the Surviving Corporation.

(d) Adjustments. If, between the date of this Agreement and the Effective Time, there is a reclassification, recapitalization, stock split, stock dividend, subdivision, combination or exchange of shares with respect to, or rights issued in respect of, the Shares, the Merger Consideration shall be adjusted accordingly, without duplication, to provide the holders of Shares the same economic effect as contemplated by this Agreement prior to such event.
      2.02     Exchange of Certificates.
      (a) Paying Agent. Prior to the Effective Time, the Company shall (i) appoint and designate Mellon Investor Services LLC or a bank or trust company reasonably acceptable to Merger Co as the paying agent (the “Paying Agent”) and (ii) enter into a paying agent agreement with such Paying Agent for the payment of the Merger Consideration in accordance with this Article 2. At the Effective Time, the Surviving Corporation

2

shall deposit with the Paying Agent, for the benefit of the holders of Shares, cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid pursuant to Section 2.01(a) (such cash amount referred to as the “Exchange Fund”). The Exchange Fund shall not be used for any other purpose. The Exchange Fund shall be invested by the Paying Agent as directed by the Surviving Corporation; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements, or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank which are then publicly available). Any net profit resulting from, or interest or income produced by, such investments shall be payable to the Surviving Corporation.
      (b) Exchange Procedures. As promptly as practicable after the Effective Time (but no later than ten Business Days after the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to Section 2.01(a): (i) a letter of transmittal (which shall be in customary form and containing customary terms and shall specify that delivery shall be effected, and risk of loss and title to the certificate(s) evidencing such Shares (the “Certificates”) shall pass, only upon proper delivery of the Certificates, to the Paying Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender to the Paying Agent of a Certificate for cancellation, together with such letter of transmittal, duly completed, and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration that such holder has the right to receive in respect of the Shares formerly represented by such Certificate pursuant to Section 2.01(a), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate representing such Shares shall be properly endorsed or otherwise be in proper form for transfer, and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration to which the holder of such Certificate is entitled pursuant to this Article 2. No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article 2.
      (c) No Further Rights. From and after the Effective Time, holders of Certificates shall cease to have any rights as shareholders of the Company, except as provided herein or by applicable Law.
      (d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Shares for one year after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of Shares who have not theretofore complied with this Article 2 shall thereafter look only to the Surviving Corporation for, and the Surviving Corporation shall remain liable for, payment of their claim for the Merger Consideration. Any portion of the Exchange Fund remaining unclaimed by holders of Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any person previously entitled thereto.
      (e) No Liability. None of the Paying Agent, Merger Co, or the Surviving Corporation shall be liable to any holder of Shares for any such Shares (or dividends or distributions with respect thereto), or cash delivered to a public official pursuant to any abandoned property, escheat, or similar Law.
      (f) Withholding Rights. Each of the Paying Agent, the Surviving Corporation, and Merger Co shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any

3

holder of Shares such amounts as it is required to deduct and withhold with respect to such payment under all applicable Tax Laws and pay such withholding amount over to the appropriate taxing authority. To the extent that amounts are so properly withheld by the Paying Agent, the Surviving Corporation, or Merger Co, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Paying Agent, the Surviving Corporation, or Merger Co, as the case may be.
      (g) Lost Certificates. If any Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen, or destroyed, and, if reasonably required by the Surviving Corporation, the posting by such person of a bond, in such reasonable and customary amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay in respect of such lost, stolen, or destroyed Certificate, the Merger Consideration to which the holder thereof is entitled pursuant to Section 2.01(a).
      2.03     Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates presented to the Paying Agent or Merger Co for any reason shall be cancelled against delivery of the Merger Consideration to which the holders thereof are entitled pursuant to Section 2.01(a).
      2.04     Company Stock Options.
      (a) Immediately prior to the Effective Time, all options then outstanding to purchase shares of Company Common Stock (the “Company Stock Options”) granted under any plan, arrangement, or agreement set forth in Section 3.13(a) of the Company Disclosure Schedule (collectively, the “Company Stock Option Plans”) shall become fully vested and exercisable (whether or not then vested or subject to any time or performance condition that has not been satisfied). At the Effective Time, each Company Stock Option not previously exercised shall be cancelled and converted into the right to receive, as promptly as practicable thereafter (and in any event within ten Business Days), an amount of cash (without interest) (the “Option Amount”) equal to the product of (i) the total number of shares of Company Common Stock subject to such Company Stock Option multiplied by (ii) the excess of the amount of the per share Merger Consideration over the exercise price per share of Company Common Stock under such Company Stock Option (with the aggregate amount of such payment rounded to the nearest cent) less applicable Taxes, if any, required to be withheld with respect to such payment. In the event the amount of the per share Merger Consideration over the exercise price per share of the Company Common Stock is zero or a negative number with respect to any Company Stock Option, the holder of such Company Stock Option shall receive no payment in connection with the cancellation of such Company Stock Option under this Agreement. After the Effective Time, any Company Stock Option cancelled in accordance with this Section 2.04(a) shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the payment described in this Section 2.04(a).
      (b) Prior to the Effective Time, the Company Board, or, where appropriate, the applicable administrative committee under each Company Stock Option Plan and the ESPP, shall take all actions reasonably necessary and appropriate (including the adoption of any necessary resolutions, plan amendments, and/or the obtaining of any necessary consents) to make such adjustments and amendments to, or make such determinations with respect to, the Company Stock Option Plans and Company Stock Options to implement the foregoing provisions of this Section 2.04 and the provisions of Section 6.06(e), including the cancellation, subject to and effective on and as of the Effective Time, of all Company Stock Options without further obligation of the Company or its Affiliates (other than payment of the Option Amount pursuant to Section 2.04).
      2.05     No Dissenters’ Rights. In accordance with Section 1571 of the PBCL, holders of Shares shall not have the right to dissent in connection with the Merger or the Other Transactions.

4

ARTICLE 3
Representations and Warranties of the Company
      Except as set forth in the disclosure schedule delivered by the Company to Merger Co prior to or concurrently with the execution and delivery of this Agreement (the “Company Disclosure Schedule”), which Company Disclosure Schedule identifies the section (or if applicable, the subsection) to which such exception relates (provided, that disclosure of any fact or item in any section or subsection of the Company Disclosure Schedule shall, should the existence of such fact or item be relevant to any other section or subsection, be deemed to be disclosed with respect to that other section or subsection so long as the relevance of such disclosure to such other section or subsection is reasonably apparent from the nature of such disclosure), the Company hereby represents and warrants to Merger Co as follows:
      3.01     Organization and Qualification; Subsidiaries.
      (a) Except as set forth in Section 3.01(a) of the Company Disclosure Schedule, the Company and each Subsidiary of the Company is a corporation, limited partnership, or limited liability company (as applicable) duly organized, validly subsisting or existing, and in good standing under the laws of the jurisdiction of its organization and has the requisite power and authority to own, lease, and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, subsisting or existing, or in good standing or to have such power and authority would not have a Company Material Adverse Effect. Each of the Company and each Subsidiary is duly qualified or licensed as a foreign corporation, limited partnership, or limited liability company (as applicable) to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased, or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Company Material Adverse Effect.
      (b) A true and complete list of all Subsidiaries of the Company, together with the jurisdiction of organization of each Subsidiary of the Company and the percentage of the outstanding capital stock (or other equity interest) of each Subsidiary of the Company owned by the Company, each other Subsidiary of the Company, and any other person, is set forth in Section 3.01(b) of the Company Disclosure Schedule.
      (c) Section 3.01(c) of the Company Disclosure Schedule lists any and all persons of which the Company directly or indirectly owns an equity or similar interest, or an interest convertible into or exchangeable or exercisable for an equity or similar interest, of less than 50% (collectively, the “Investments”). Except as set forth in Section 3.01(c) of the Company Disclosure Schedule, the Company or one of its Subsidiaries, as the case may be, owns all Investments free and clear of all Liens, and there are no outstanding contractual obligations of the Company or any of its Subsidiaries permitting the repurchase, redemption or other acquisition of any of its interest in the Investments or requiring the Company or any of its Subsidiaries to provide funds to, make any investment (in the form of a loan, capital contribution or otherwise) in, provide any guarantee with respect to, or assume, endorse or otherwise become responsible for the obligations of, any Investment.
      3.02     Articles of Incorporation and Bylaws. The Company has made available to Merger Co a complete and correct copy of the Articles of Incorporation and the Bylaws (or similar organizational documents), each as amended to date, of the Company and each Subsidiary. Such Articles of Incorporation and Bylaws (or similar organizational documents) are in full force and effect as of the date hereof. Neither the Company nor any Subsidiary set forth on Section 3.02 of the Company Disclosure Schedule (each a “Material Subsidiary”) is in violation of any of the provisions of its Articles of Incorporation or Bylaws (or similar organizational documents). No Subsidiary of the Company (other than the Material Subsidiaries, which are subject to the immediately preceding sentence) is in violation of any of the provisions of its Articles of Incorporation or Bylaws (or similar organizational documents), except for violations that would not have a Company Material Adverse Effect. The Company has made available to Merger Co complete and correct copies of the minutes of all meetings of the Company Board (and each committee thereof) (other than the portion of any minutes regarding the deliberations of the Company Board (or any committee thereof) in connection with entering into this Agreement or pursuing other strategic alternatives or that would be

5

reasonably expected to violate or result in the loss or impairment of any attorney-client or work-product privilege), and of the shareholders of the Company, in each case since January 1, 2002.
      3.03     Capitalization.
      (a) The authorized capital stock of the Company consists of (i) one hundred twenty million (120,000,000) shares of Company Common Stock and (ii) ten million (10,000,000) shares of preferred stock, par value $.01 per share (“Company Preferred Stock”). Except as set forth on Section 3.03(a) of the Company Disclosure Schedule, as of February 24, 2006 (the “Capitalization Date”), (i) 76,280,769 shares of Company Common Stock were issued and outstanding (excluding shares of Company Common Stock held in the treasury of the Company but including the Restricted Shares), all of which were duly authorized, validly issued, fully paid and nonassessable and were issued free of preemptive (or similar) rights, (ii) 190,234 shares of Company Common Stock were held in the treasury of the Company, (iii) no shares of Company Common Stock were held by the Company’s Subsidiaries, and (iv) 10,202,275 shares of Company Common Stock were reserved for future issuance in connection with the Company Stock Option Plans (including shares issuable pursuant to outstanding Company Stock Options). Section 3.03(a) of the Company Disclosure Schedule sets forth, as of the Capitalization Date, the number of shares of Company Common Stock issuable upon exercise of outstanding Company Stock Options granted under each Company Stock Option Plan, and the number of Restricted Shares outstanding and, as of the Capitalization Date, there are no other Company Stock Options or Restricted Shares outstanding. Prior to the date hereof, the Company has provided a true, complete, and correct list of all Company Stock Options and Restricted Shares outstanding as of the Capitalization Date, including the per share exercise price, the date of grant, the vesting commencement date, and the vesting schedule thereof. The Company Common Stock is traded on the NASDAQ National Market. No other securities of the Company are listed or quoted for trading on any United States domestic or foreign securities market. Since the Capitalization Date, (i) no shares of Company Common Stock have been issued, except for shares of Company Common Stock issued pursuant to the exercise of Company Stock Options outstanding as of the Capitalization Date or except as otherwise disclosed in Section 3.03(a) of the Company Disclosure Schedule and (ii) no Company Stock Options have been issued or granted.
      (b) Except as set forth in Section 3.03(b) of the Company Disclosure Schedule and for the rights (the “Rights”) issued pursuant to the Rights Agreement, dated as of October 1, 1996, as amended by the Amendment No. 1 to Rights Agreement, dated as of November 9, 1999 (the “Company Rights Agreement”), between the Company and Mellon Bank, N.A., as rights agent, in respect of which no Distribution Date (as defined in the Company Rights Agreement) has occurred, there are no (i) subscriptions, calls, contracts, options, warrants, or other rights, agreements, arrangements, understandings, restrictions, or commitments of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound relating to the issued or unissued capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of, other equity interests in or debt securities of the Company or any of its Subsidiaries, (ii) securities of the Company or securities convertible, exchangeable or exercisable for shares of capital stock or voting securities of the Company, or (iii) equity equivalents, stock appreciation rights, phantom stock, ownership interests in the Company or any of its Subsidiaries or similar rights. All shares of Company Common Stock subject to issuance as set forth in Section 3.03(b) of the Company Disclosure Schedule, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive (or similar) rights. Except as set forth in Section 3.03(b) of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any outstanding securities of the Company or any of its Subsidiaries, to vote or to dispose of any shares of Company Common Stock or any capital stock of any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution, or otherwise) in, any Subsidiary of the Company or any other person. Except as set forth in Section 3.03(b) of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries is a party to any shareholders’ agreement, voting trust agreement, or registration rights agreement relating to any equity securities of the Company or any of its Subsidiaries or any other Contract relating to disposition, voting, or dividends with respect to any equity securities of the Company or of any its Subsidiaries. No cash dividends

6

on the Company Common Stock have been declared or have accrued since December 1, 2003. To the Knowledge of the Company, all of the Shares have been issued by the Company in compliance in all material respects with all applicable securities laws including the Securities Act and “blue sky” laws.
      (c) Except as set forth in Section 3.03(c) of the Company Disclosure Schedule, each outstanding share of capital stock (or other equity interest) of each Subsidiary of the Company is duly authorized, validly issued, fully paid, and nonassessable and was issued free of preemptive (or similar) rights, and each such share is owned by the Company or another Subsidiary of the Company (except for, in the case of certain non-United States Subsidiaries, nominal numbers of shares held by a director, officer or other agent of a Company Subsidiary in trust for such Company Subsidiary) free and clear of all options, rights of first refusal, agreements, limitations on the Company’s or of its Subsidiaries’ voting, dividend or transfer rights, charges, and other Liens of any nature whatsoever.
      (d) As of the date hereof, the only principal amount of outstanding indebtedness for borrowed money of the Company and its Subsidiaries (not including intercompany amounts or operating or capital leases) is (i) borrowings that would be permitted under Section 5.01 if incurred after the date hereof, (ii) $2,710,963 for letters of credit under the Company’s $250,000,000 Second Amended and Restated Credit Agreement, dated as of August 18, 2003, as amended, among the Company, as Borrower, National City Bank of Pennsylvania, as Agent, Wachovia Bank, as Syndication Agent, SunTrust Bank, as Syndication Agent, Fleet National Bank, as Documentation Agent, and JPMorgan Chase Bank, as Documentation Agent, and the other parties thereto (the “Credit Agreement”), and (iii) amounts set forth in Section 3.03(d) of the Company Disclosure Schedule.
      3.04     Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the Merger and the other transactions contemplated by this Agreement to be consummated by the Company (the “Other Transactions”). The execution, delivery, and performance of this Agreement by the Company and the consummation by the Company of the Merger and the Other Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger or such Other Transactions (other than the adoption of this Agreement by the affirmative vote of a majority of the votes cast by all holders of Company Common Stock entitled to vote thereon and the filing and recordation of appropriate merger documents, including the Articles of Merger, as required by the PBCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution, and delivery by Merger Co, constitutes a legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity and an implied covenant of good faith and fair dealing (the “Bankruptcy and Equity Exception”).
      3.05     No Conflict; Required Filings and Consents.
      (a) Except as set forth in Section 3.05(a) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Merger and the Other Transactions will not, (i) conflict with, violate, or result in a breach of the Articles of Incorporation or Bylaws (or similar organizational documents) of the Company or any of its Subsidiaries, (ii) assuming that all consents, approvals, and other authorizations described in Section 3.05(b) have been obtained and that all filings and other actions described in Section 3.05(b) have been made or taken, violate any federal, state, local or foreign governmental statute, law, ordinance, regulation, rule, code, executive order, judgment, decree or requirement, including any rule, regulation and order promulgated thereunder and any order, decree, writ, settlement, stipulation, injunction, award, consent or judgment of any Governmental Entity (“Law”) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any Subsidiary is bound or affected, (iii) assuming that all consents, approvals, and other authorizations described in Section 3.05(b) have been obtained and that all filings and other actions described in Section 3.05(b) have been made or taken, result in

7

any breach or violation of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, require consent, or result in a material loss of a material benefit under, give rise to a right or obligation to purchase or sell assets or securities under, give to others any right of termination, amendment, acceleration, or cancellation of, or cause additional fees to be due under or result in the creation of a Lien on any property or asset of the Company or any Subsidiary pursuant to any note, bond, mortgage, indenture, contract (written or oral), obligation, Plan, undertaking, arrangement, agreement, lease, license, permit, franchise or other binding commitment, instrument, or obligation (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any property or asset of the Company or any Subsidiary is bound or affected, (iv) assuming that all consents, approvals, and other authorizations described in Section 3.05(b) have been obtained and that all filings and other actions described in Section 3.05(b) have been made or taken, violate any permits, licenses, accreditations, certificates, approvals, exemptions, orders, franchises, permissions, agreements, qualifications, authorizations, and registrations required by Law (each, a “Permit”) of the Company or any of its Subsidiaries or any of the schools regulated as such by the United States Department of Education (the “DOE”) or other Education Department or Accrediting Body and owned and operated by the Company or any of its Subsidiaries (the “Schools”) or any Law applicable to the Company or any of its Subsidiaries or the Schools, or (v) assuming that all consents, approvals, and other authorizations described in Section 3.05(b) have been obtained and that all filings and other actions described in Section 3.05(b) have been made or taken, violate any standard or requirement of any entity or organization, whether private or quasi-private, whether foreign or domestic, which engages in the granting or withholding of accreditation of post-secondary schools or their educational programs in accordance with standards and requirements relating to the performance, operations, financial condition and/or academic standards of such schools (each such entity or organization, an “Accrediting Body”), except, with respect to clauses (ii), (iii), (iv), and (v) above, for any such violations, conflicts, breaches, defaults, or other occurrences which would not have a Company Material Adverse Effect.
      (b) Except as set forth in Section 3.05(b) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Merger and the Other Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any supranational, national, provincial, federal, state, local, or foreign government, court, arbitral tribunal, non-educational administrative agency or commission or other non-educational governmental or regulatory authority or non-educational administrative agency or commission (each, a “Governmental Entity”), or any federal or state education regulatory bodies having specific jurisdiction over the operation of or provision of Student Financial Assistance Programs funds to or on behalf of the students of post-secondary educational or training institutions or guaranteeing student loans to students at such institutions (each, an “Education Department”) or any Accrediting Body, except for (i) applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (ii) the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the competition or merger control Laws of any other applicable jurisdiction, (iii) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement relating to the adoption of this Agreement by the Company’s shareholders (as amended or supplemented from time to time, the “Proxy Statement”), (iv) any required filing with, and any required approval of, the National Association of Securities Dealers, Inc. or its wholly owned Subsidiary, NASD Regulation, Inc., or any successor entity or entities thereto (collectively, the “NASD”), including requirements of the NASDAQ National Market, (v) any filings with, and approvals from, relevant state securities administrators or related to the blue sky laws of various states, (vi) the filing and recordation of appropriate merger documents as required by the PBCL, including the Articles of Merger, and appropriate documents with the relevant authorities of other states in which the Company or any of its Material Subsidiaries is qualified to do business, (vii) the Pre-Closing Education Consents and the Post-Closing Education Consents set forth on Section 3.05(b)(vii) of the Company Disclosure Schedule, (viii) filings required as a result of facts or circumstances solely attributable to Merger Co’s or any Equity Investor’s (as opposed to any other third party’s) participation in the transactions contemplated by this Agreement, or (ix) where the failure to

8

obtain such consents, approvals, authorizations, or permits, or to make such filings or notifications, would not have a Company Material Adverse Effect.
      3.06     Compliance with Law and Permits; Education Department Compliance.
      (a) Permits; Compliance with Law. As of the date hereof, except (i) as set forth in Section 3.06(a) of the Company Disclosure Schedule and (ii) for Education Permits and educational Laws and regulations which are exclusively provided for in Section 3.06(b), all Permits of the Company or any of its Subsidiaries which are necessary to the conduct of the business of the Company and the Schools are in full force and effect and neither the Company nor any of its Subsidiaries are in violation of any Permit or Law, other than where such failures to be in full force or effect or such violations would not have a Company Material Adverse Effect.
      (b) Education Permits and Compliance. Unless otherwise specifically indicated, the representations and warranties contained in this Section 3.06(b) apply to the period from July 1, 2002, through the date hereof. Except as set forth in Section 3.06(b) of the Company Disclosure Schedule, each School has maintained without interruption in all material respects all Permits issued by any Education Department or Accrediting Body and necessary for the operation of the School, including each location, site and educational program thereof, as conducted at such time, including the receipt of funding under Student Financial Assistance Programs (each such Permit, an “Education Permit”), except where the failure to have such an Education Permit would not have a Company Material Adverse Effect. The Company has made available to Merger Co a copy of each Education Permit listed on Section 3.06(b) (under schedule references 1(a), 1(b) and 1(c)) of the Company Disclosure Schedule. Except as set forth in Section 3.06(b) of the Company Disclosure Schedule, the Company and each of its Subsidiaries have operated the Schools in compliance with all Education Permits, Accrediting Body approvals and applicable Laws pertaining to Student Financial Assistance Programs or administered by an Education Department, except where such noncompliance would not have a Company Material Adverse Effect. Without limiting the generality of the foregoing and except as set forth in Section 3.06(b) of the Company Disclosure Schedule, the Company and each of its Subsidiaries are in compliance in all material respects with the regulations and requirements of the DOE governing each Institution’s eligibility to participate in and administration of the federal student financial assistance programs authorized by Title IV (the “Title IV Programs”) of the Higher Education Act of 1965, as amended, 20 U.S.C.A. §1070 et seq., and any amendments or successor statutes thereto (the “HEA”), including the regulations and requirements regarding compensation (34 C.F.R. §668.14(b)(22)) and any other program authorized by the HEA and administered by the DOE, as well as any state student assistance grant or loan programs or other government-sponsored student assistance program (collectively the “Student Financial Assistance Programs”), except to the extent that any noncompliance would not have a Company Material Adverse Effect. Except as set forth in Section 3.06(b) of the Company Disclosure Schedule, the Company does not have any Knowledge of any pending or threatened program review, survey, investigation, or any audit by any Education Department or Accrediting Body with respect to compliance with any Education Permit or any requirements of any Student Financial Assistance Program. In addition, and without limiting the generality of the foregoing:

(i) Cohort Default Rate. Section 3.06(b)(i) of the Company Disclosure Schedule sets forth each Institution’s official cohort default rate (“OCDR”) for Federal Family Education Loan Program loans or Federal Direct Loan Program loans, as published by the DOE, for the federal fiscal years 2002 through 2003, each Institution’s draft cohort default rate for Federal Family Education Loan Program loans or Federal Direct Loan Program loans for the federal fiscal year 2004, and each Institution’s OCDR on Federal Perkins Loan Program loans for the federal award years ended June 30, 2003 through June 30, 2005 for each Institution which participated in such loan program. The Company has made available to Merger Co true and correct copies of the notices issued by the DOE with respect to all such OCDRs, to the extent available.

(ii) Compliance with Definition of Proprietary Institution of Higher Education. Each Institution is, and since July 1, 2003 has been, duly qualified as a “proprietary institution of higher education” as defined by the DOE.

9

(iii) Institutional Refunds. Since July 1, 2002, except as set forth in Section 3.06(b)(iii) of the Company Disclosure Schedule, (A) the Company and each of its Subsidiaries are in compliance in all material respects with Education Department and Accrediting Body requirements and regulations relating to (x) the implementation of a fair and equitable refund policy and (y) the implementation of DOE’s “return of Title IV funds” requirements, and (B) any and all refunds or returns required thereunder have been accurately calculated and timely paid.

(iv) Accreditation and Licensing. Since July 1, 2002, except as set forth in Section 3.06(b)(iv) of the Company Disclosure Schedule or as would not have a Company Material Adverse Effect, the Schools are (A) accredited by, and in good standing with, and in compliance in all material respects with the requirements of their respective applicable Accrediting Bodies and (B) licensed to operate by, in good standing with, and in compliance in all material respects with the requirements of the Education Departments in the states or foreign jurisdictions in which they operate; and, in each case, the Schools have not received written notice of, and the Company has no Knowledge of, any facts or circumstances which would materially interfere with or jeopardize such license or accreditation.

(v) Title IV Program Funds. No Institution has derived more than ninety percent (90%) of its revenues from Title IV Program funds, as determined in accordance with DOE’s “90/10 Rule” as codified at 34 C.F.R. §600.5 (a)(8), for any reporting period required by the DOE ended on or after June 30, 2002. Section 3.06(b)(v) of the Company Disclosure Schedule sets forth the percentage of Title IV Program funds received by each Institution, as calculated pursuant to such “90/10 Rule” for each fiscal year ended on or after June 30, 2002 and for the period from July 1, 2005 through the date hereof.

(vi) Policies and Procedures. The Company has provided to Merger Co true and correct copies of all readily available policy manuals and other statements of procedures of the Company, any Subsidiary or any School currently in effect and relating to: (A) recruitment of students for the Schools, including procedures for assisting in the application by prospective students for Student Financial Assistance Program funds; (B) admissions procedures, including any descriptions of procedures for ensuring compliance with Education Department or Accrediting Body requirements applicable to such procedures; (C) procedures for encouraging and verifying attendance, minimum required attendance policies, and other relevant criteria relating to course performance requirements and completion; and (D) procedures for processing, disbursing and returning Student Financial Assistance Program funds (collectively, the “Policy Guidelines”). The applicable operations of the Schools have been conducted in substantial compliance with the Policy Guidelines, which comply in all material respects with Law, Education Department requirements and Accrediting Body standards applicable to the Schools, except as set forth in Section 3.06(b)(vi) of the Company Disclosure Schedule or to the extent that noncompliance would not have a Company Material Adverse Effect.

(vii) Reports and Audits. Since July 1, 2002, except as set forth in Section 3.06(b)(vii) of the Company Disclosure Schedule, the Company and each of its Subsidiaries and Schools have submitted on a timely basis all reports, audits, and other information, whether periodic in nature or pursuant to specific requests, for the Company, any of its Subsidiaries, and the Schools to all Education Departments and Accrediting Bodies with which such filings are required relating to its compliance with (A) applicable Education Department and Accrediting Body requirements or (B) Student Financial Assistance Program requirements, except, in the case of each of the foregoing clauses, where the failure to submit such reports, audits, and other information would not have a Company Material Adverse Effect.

(viii) Financial Aid Disbursements. Except as set forth in Section 3.06 (b)(viii) of the Company Disclosure Schedule, since July 1, 2002, each School has calculated and made all Student Financial Assistance Program disbursements in compliance with all Education Department requirements and Accrediting Body standards, except where any such noncompliance would not have a Company Material Adverse Effect.

(ix) Status of Company and Subsidiaries. Neither the Company, nor any person or entity that exercises Substantial Control over the Company, any of its Subsidiaries, or the Schools (as the term

10

“Substantial Control” is used in 34 C.F.R. §668.174(b) and (c)), or member of such person’s family (as the term “family” is defined in 34 C.F.R. §600.21(f)), alone or together, (A) exercises or exercised Substantial Control over an institution other than the Schools or over a third-party servicer (as that term is defined in 34 C.F.R. §668.2) that owes a liability for a violation of a Title IV Program or other HEA program requirement, or (B) owes a liability for a Title IV Program or other HEA program violation. At no time has the Company, any of its Subsidiaries, or the Schools, nor any person or entity that exercises Substantial Control over any of them, filed for relief in bankruptcy or had entered against it an order for relief in bankruptcy. None of the Company, any of its Subsidiaries, or the Schools, nor any person or entity that exercises Substantial Control over any of them, has pled guilty to, has pled nolo contendere to, or has been found guilty of a crime involving the acquisition, use, or expenditure of funds under the Title IV Programs or has been judicially determined to have committed fraud involving funds under the Title IV Programs. Except as set forth in Section 3.06(b)(ix) of the Company Disclosure Schedule, to the Company’s Knowledge, neither the Company, nor any of its Subsidiaries, or Schools have employed any individual or entity in a capacity that involves the administration or receipt of funds under the Title IV Programs, or contracted with any institution or third-party servicer, which has been terminated under the Title IV Programs for a reason involving the acquisition, use, or expenditure of federal, state or local government funds, or has been convicted of, or has pled nolo contendere or guilty to, a crime involving the acquisition, use or expenditure of federal, state, or local government funds, or has been administratively or judicially determined to have committed fraud or any other material violation of law involving federal, state, or local government funds. Other than as would not have a Company Material Adverse Effect, no school not then a School or any third-party servicer (as that term is defined at 34 C.F.R. § 668.2) is, or since July 1, 2002 has been, administered commonly, jointly, or in conjunction with the Company or any School, and no other school or organization not then a School has provided educational services on behalf of the Company or any School, except for instruction provided under clinical affiliation, externship, internship, or similar agreements. Other than as would not have a Company Material Adverse Effect, neither the Company nor any School provides, or since July 1, 2002, has provided, any educational instruction for students of a school not then a School for which students could qualify for Title IV Program funding on behalf of any other institution or organization of any sort.

(x) Delivery of Documents. The Company has provided to Merger Co true and complete copies of all correspondence (excluding general correspondence routinely sent to or received from any Education Department or Accrediting Body) received from or sent by or on behalf of the Company, any Subsidiary, or any School to any Education Department or any Accrediting Body, to the extent such correspondence is readily available and was sent or received within the past two years or relates to any issue which remains pending, and relates to: (A) any notice that any Education Permit is not in full force and effect or that an event has occurred which constitutes or, with the giving of notice or the passage of time or both, would reasonably be expected to constitute a breach or violation thereunder; (B) any written notice that the Company, any Subsidiary, or any School has violated or are violating any Law administered by any Education Department or any applicable Accrediting Body; (C) any audits, program reviews, investigations, or site visits conducted by any Education Department or any Accrediting Body, or any independent auditor reviewing compliance by the Company, any of its Subsidiaries, or any School with the statutory, regulatory or other requirements of the Title IV Programs; (D) any written notice of an intent to limit, suspend, terminate, revoke, cancel, not renew, or condition any Education Permit of the Company, any of its Subsidiaries, or any School; (E) any written notice of an intent or threatened intent to condition the provision of Title IV Program funds to the Company, any of its Subsidiaries, or any School or the continued operation of any of the Schools on the posting of a letter of credit or other surety in favor of the DOE or any Education Department, and any documentation indicating that such letter of credit is or was posted; (F) any written notice of an intent to provisionally certify the eligibility of any Schools to participate in the Title IV Programs; (G) the placement or removal of any Schools on or from the reimbursement or cash monitoring method of payment under Title IV Programs; or (H) any matter or proceeding disclosed under Sections 3.06, 3.07, 3.09 or 3.11 of the Company Disclosure Schedule. The Company has made available to Merger Co the audited financial statements of the Company, any

11

Subsidiary and any School, for any fiscal year ended on or after June 30, 2002, to the extent filed with the DOE.

(xi) Financial Assistance Programs. Section 3.06(b)(xi) of the Company Disclosure Schedule lists each material Student Financial Assistance Program, and the Company has made available to Merger Co true and complete copies of each available contract or agreement listed in Section 3.06(b)(xi) of the Company Disclosure Schedule.

(xii) Distance Education. For each year ended on or after June 30, 2002, each Institution has complied in all material respects with the applicable regulations codified at 34 C.F.R. § 600.7 with respect to offering telecommunications programs and enrolling students in telecommunications programs, as those terms are used at 34 C.F.R. § 600.7. To the extent readily available, the Company has provided to Merger Co the back-up data to support the compliance of each Institution with these distance education requirements in each such year, including any material consortium or articulation agreements related to the provision of online education instruction.

(xiii) Financial Responsibility. Except as set forth in Section 3.06(b)(xiii) of the Company Disclosure Schedule, since July 1, 2002, neither the Company nor any Institution or School, as applicable, has received written notice from any Education Department, Accrediting Body or other Governmental Entity that any Institution or School owned by the Company or any of its Subsidiaries at the time lacked financial responsibility or was required to post a letter of credit or other form of surety for any reason, including any request for a letter of credit based on late refunds pursuant to 34 C.F.R. § 668.173.

      3.07     Sarbanes-Oxley Compliance; Internal Controls. The Company has made all certifications and statements required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended, and the related rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”) with respect to the Company’s filings pursuant to the Exchange Act. The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act) designed to ensure that material information relating to the Company, including its Material Subsidiaries, is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. Except as would not have a Company Material Adverse Effect or as set forth in Section 3.07 of the Company Disclosure Schedule, (a) the Company has established and maintains a system of internal accounting control over financial reporting sufficient to comply with all legal and accounting requirements applicable to the Company, (b) the Company has disclosed, based on its most recent evaluation of internal controls, to the Company’s auditors and its audit committee, (i) any significant deficiencies and material weaknesses in the design or operation of its internal accounting controls which are reasonably likely to materially and adversely affect the Company’s ability to record, process, summarize, and report financial information, and (ii) any fraud known to the Company that involves management or other employees who have a significant role in internal controls, and (c) the Company has not received any complaint, allegation, assertion, or claim in writing regarding the accounting practices, procedures, methodologies, or methods of the Company or its internal accounting controls over financial reporting, including any such complaint, allegation, assertion, or claim that the Company has engaged in questionable accounting or auditing practices.
      3.08     Governmental Entity or Accrediting Body Approval. As of the date hereof, there exists no fact or circumstance attributable to the Company, any of its Subsidiaries, or any of the Schools, which would reasonably be expected to have a material adverse impact on Merger Co’s or the Company’s ability to obtain any authorization, consent, or similar approval from the DOE or any other Education Department, Governmental Entity, or Accrediting Body whose authorization, consent, or similar approval is contemplated in connection with this Agreement, including, without limitation, any authorization, consent, or similar approval which must be obtained following the Closing from the DOE or any Education Department or Accrediting Body in order to continue the operations of the Schools as presently conducted.

12

      3.09     SEC Filings; Financial Statements; Undisclosed Liabilities.
      (a) Except as set forth in Section 3.09(a) of the Company Disclosure Schedule, the Company has filed all forms, reports, statements, schedules, and other documents required to be filed by it with the SEC since July 1, 2003 (together with all exhibits and schedules thereto and all information incorporated therein by reference, the “SEC Reports”). The SEC Reports (i) were prepared in accordance with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, the Sarbanes-Oxley Act and, in each case, the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended prior to the date hereof, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to file any form, report, or other document with the SEC. The Company has made available to Merger Co all material correspondence between the SEC, on the one hand, and the Company, on the other hand, since July 1, 2003 through the date of this Agreement.
      (b) Except as set forth in Section 3.09(b) of the Company Disclosure Schedule, each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports, when filed, complied with applicable accounting requirements and with published rules and regulations of the SEC with respect thereto, was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the consolidated financial position, results of operations, and changes in cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject to footnotes and other presentation items, and, in the case of pro forma financial statements, to the qualifications stated therein, and, in the case of unaudited statements, normal and recurring year-end adjustments). All of the Company’s Subsidiaries are consolidated for GAAP purposes.
      (c) Except as and to the extent set forth in Section 3.09(c) of the Company Disclosure Schedule or specifically accrued or reserved against in the consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2005 (including the notes thereto) included in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2005, neither the Company nor any its Subsidiaries has any liability or obligation of any nature (whether direct, indirect, accrued, absolute, unasserted, contingent, known or unknown, determined or determinable, matured or unmatured or otherwise), except for liabilities and obligations (i) incurred in connection with the transactions contemplated hereby, (ii) incurred in the ordinary course of business and in a manner consistent with past practice after December 31, 2005, (iii) reasonable fees and expenses incurred by the Company in connection with the Merger and the Other Transactions, or (iv) that would not have a Company Material Adverse Effect.
      3.10     Information Supplied. None of the information included or incorporated by reference in the Proxy Statement or any other document filed with the SEC in connection with the Merger (the “Other Filings”) will, in the case of the Proxy Statement, at the date it is first mailed to the Company’s shareholders or at the time of the Company Shareholders’ Meeting or at the time of any amendment or supplement thereof, or, in the case of any Other Filing, at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Merger Co or any Affiliate of Merger Co in connection with the preparation of the Proxy Statement or the Other Filings for inclusion or incorporation by reference therein. The Proxy Statement and the Other Filings that are filed by the Company will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.
      3.11     Absence of Certain Changes or Events. Since June 30, 2005, there has not been any Company Material Adverse Effect. Since June 30, 2005 and prior to the date hereof, except as expressly contemplated by this Agreement or as set forth in Section 3.11 of the Company Disclosure Schedule, (a) the Company and

13

its Subsidiaries have conducted their businesses only in the ordinary course of business and in a manner consistent with past practice, (b) neither the Company nor any of its Subsidiaries has suffered any damage, destruction or loss (whether or not covered by insurance), other than in the ordinary course of business, that would have a Company Material Adverse Effect, and (c) neither the Company nor any of its Subsidiaries has taken any action that would materially breach any of the prohibitions set forth in clauses (a) through (r) of Section 5.01 if taken after the date hereof.
      3.12 Absence of Litigation. Except as set forth in Section 3.12 of the Company Disclosure Schedule, there is no litigation, suit, claim, action, proceeding, hearing, petition, grievance, complaint, or investigation (an “Action”) pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any property or asset of the Company or any of its Subsidiaries, before any Governmental Entity or arbitrator, except such Actions that would not have a Company Material Adverse Effect. To the Knowledge of the Company, the Company knows of no valid basis for any other Actions that would have a Company Material Adverse Effect. As of the date of this Agreement, no executive officer or director of the Company is a defendant in any Action in connection with his status as an executive officer or director of the Company or any of its Subsidiaries. Except as set forth in Section 3.12 of the Company Disclosure Schedule, other than pursuant to Certificates of Incorporation, Bylaws, and other organizational documents, no Contracts between the Company or any Material Subsidiary and any current or former director or officer exists that provides for indemnification. Neither the Company nor any of its Subsidiaries nor any material property or material asset of the Company or any Subsidiary is subject to any continuing order of, consent decree, settlement agreement, or other similar written agreement with, or, to the Knowledge of the Company, continuing investigation by, any Governmental Entity, or any order, writ, judgment, injunction, decree, determination, settlement, stipulation or award of, any Governmental Entity. Except as set forth in Section 3.12 of the Company Disclosure Schedule, there are no outstanding orders, judgments, injunctions, settlements, stipulations, awards, or decrees of any Governmental Entity or Accrediting Body against the Company, its Subsidiaries, or the Schools that would have a Company Material Adverse Effect.
      3.13     Employee Benefit Plans.
      (a) Section 3.13(a) of the Company Disclosure Schedule lists all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance (other than Contracts with individual members of the faculty of the Schools), consulting, change-in-control, collective bargaining, termination, or other benefit plans, programs, arrangements and material Contracts to which the Company or any of its Subsidiaries is a party (whether legally binding or not and whether subject to ERISA or not), which are maintained, contributed to or sponsored by the Company or any of its Subsidiaries for the benefit of any current or former employee, consultant, officer or director of the Company or any of its Subsidiaries (each, a “Company Employee”) or pursuant to which the Company or any of its Subsidiaries has or may reasonably be expected to have any material obligations or material liabilities of any nature (whether direct, indirect, accrued, absolute, contingent, determined or determinable, matured or unmatured or otherwise). All such plans, programs, arrangements and Contracts, whether material or not, shall be collectively referred to as the “Plans”. The Company has made available to Merger Co a true and complete copy (where applicable) of (A) each Plan (or, where a Plan has not been reduced to writing, a summary of all material Plan terms of such Plan), (B) each trust or funding arrangement prepared in connection with each such Plan, (C) the three most recently filed annual reports on Internal Revenue Service (“IRS”) Form 5500 (with attached Schedules) for each Plan, (D) the most recently received IRS determination letter and all material communications with any Governmental Entity for each such Plan, (E) the three most recently prepared actuarial reports and financial statements in connection with each such Plan, and (F) the most recent summary plan description, any summaries of material modification, any employee handbooks, and any material written communications (or a description of any material oral communications) by the Company or its Subsidiaries to any Company Employee concerning the extent of the benefits provided under a Plan.
      (b) None of the Company or any of its Subsidiaries or any other person or entity that, together with the Company or any of its Subsidiaries, is or was treated as a single employer under Section 414(b), (c), (m) or

14

(o) of the Code (each, together with the Company and any of its Subsidiaries, an “ERISA Affiliate”) has now or at any time within the past six years (and in the case of any such other person or entity, only during the period within the past six years that such other person or entity was an ERISA Affiliate) contributed to, sponsored, or maintained: (i) a pension plan (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Title IV of ERISA; (ii) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”); or (iii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which an ERISA Affiliate would incur liability under Section 4063 or 4064 of ERISA (a “Multiple Employer Plan”). Except as set forth in Section 3.13(b) of the Company Disclosure Schedule (each, a “Change in Control Agreement”), no Plan exists that would result in the payment to any Company Employee of any money or other property or accelerate or provide any other rights or benefits to any Company Employee as a result of the consummation of the Merger or any other transaction contemplated by this Agreement (whether alone or in connection with any other event). Except as set forth in Section 3.13(b) of the Company Disclosure Schedule, there is no Plan covering any Company Employee that, individually or collectively, would give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G or Section 162(m) of the United States Internal Revenue Code of 1986, as amended (the “Code”).
      (c) Each Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS covering all of the material provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified, and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and, to the Knowledge of the Company, no fact or circumstance exists that would result in the revocation of such letter.
      (d) Each Plan has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws, except to the extent such noncompliance would not have a Company Material Adverse Effect, and except as set forth in Section 3.13(d) of the Company Disclosure Schedule, no Plan provides post-termination or retiree welfare benefits, and neither the Company nor any of its Subsidiaries has any obligation to provide any post-termination or retiree welfare benefits other than health care continuation as required by Section 4980B of the Code.
      (e) All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made to each pension plan (as defined in Section 3(2) of ERISA), and to the extent not due have been appropriately accrued on the financial statements described in Section 3.09 in accordance with GAAP. All premiums or other payments which are due have been paid with respect to each welfare plan or fringe benefit plan, and to the extent such amounts are owed with respect to periods prior to the Closing Date but are not yet payable, have been appropriately accrued on the financial statements described in Section 3.09 in accordance with GAAP.
      (f) Each plan that is a “non-qualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) and is otherwise subject to the requirements of Section 409A of the Code (together with the guidance and proposed regulations promulgated thereunder, “Section 409A”) has been operated and administered in good faith compliance in all material respects with Section 409A since January 1, 2005.
      (g) Except as set forth in Section 3.13(g) of the Company Disclosure Schedule, with respect to any Plan, (i) no Actions (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened, except for those that would not be material to the Company, (ii) to the Knowledge of the Company, no facts or circumstances exist that would give rise to any such Actions, and (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the IRS, or other Governmental Entity, is pending, in progress or, to the Knowledge of the Company, threatened, except for those that would not be material to the Company.
      (h) With respect to each Plan that is not subject to United States Law (a “Foreign Benefit Plan”), except as set forth in Section 3.13(h) of the Company Disclosure Schedule or as would not have a Company Material Adverse Effect: (i) all employer and employee contributions to each Foreign Benefit Plan required

15

by Law or by the terms of such Foreign Benefit Plan have been made or, if applicable, accrued in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Benefit Plan, the liability of each insurer for any Foreign Benefit Plan funded through insurance or the book reserve established for any Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such plan, according to the actuarial assumptions and valuations most recently used and consistent with applicable Law and normal accounting practices to determine employer contributions to such Foreign Benefit Plan, and no transaction contemplated by this Agreement shall cause such assets, reserve or insurance obligations to be less than such benefit obligations; (iii) each Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities; and (iv) each Foreign Benefit Plan is in compliance in all material respects with all applicable Laws.
      3.14     Labor and Employment Matters. Except as set forth in Section 3.14 of the Company Disclosure Schedule, neither the Company nor any of its Material Subsidiaries is a party to any collective bargaining agreement or other labor union agreements applicable to persons employed by the Company or any of its Material Subsidiaries nor, to the Knowledge of the Company, are there any formal activities or proceedings of any labor union to organize any such employees. There are no material unfair labor practice complaints pending against the Company or any of its Material Subsidiaries before the National Labor Relations Board or any other Governmental Entity or any current union representation questions involving employees of the Company or any of its Material Subsidiaries. There is no strike, controversy, slowdown, work stoppage or lockout in progress, or, to the Knowledge of the Company, threatened in writing, by or with respect to any employees of the Company or any of its Material Subsidiaries.
      3.15     Real Property.
      (a) Section 3.15(a) of the Company Disclosure Schedule contains a true and complete list of each parcel of real property owned by the Company or any of its Subsidiaries and sets forth the entity owning such property (the “Owned Real Property”). The Company or the applicable entity identified on Section 3.15(a) of the Company Disclosure Schedule has good and marketable fee simple title to all of the Owned Real Property, in each case free and clear of all mortgages, pledges, liens, security interests, conditional and installment sale agreements, options, rights of first offer, rights of first refusal, charges or other claims of third parties of any kind, including any easements or rights-of-way, or other encumbrances (collectively, “Liens”), other than (i) Liens for current taxes not yet due and payable, and water, sewer and other assessments not yet due and payable, (ii) ordinary course inchoate mechanics’ and materialmen’s Liens for construction in progress with respect to amounts not yet overdue, (iii) ordinary course workmen’s, repairmen’s, warehousemen’s and carriers’ Liens, (iv) Liens securing debt reflected as secured debt on the financial statements included or incorporated by reference in the SEC Reports or otherwise disclosed in Section 3.15(a) of the Company Disclosure Schedule, and (v) Liens, matters of record, including, without limitation, easements, rights-of-way, covenants, restrictions, conditions, setbacks, encroachments, gaps and gores, and other imperfections of title, that are typical for the applicable property type and locality, none of which, individually or in the aggregate, materially impairs the use, value or operations of the affected property or materially interferes with the conduct of the business of the Company and its Subsidiaries, taken as a whole, as presently conducted, (collectively, “Permitted Liens”). Copies of title insurance policies obtained by the Company for each parcel of Owned Real Property have been made available to Merger Co to the extent existing and readily available.
      (b) Section 3.15(b) of the Company Disclosure Schedule lists by address each parcel of real property leased or subleased by the Company or any of its Subsidiaries (the “Leased Properties,” and, together with the Owned Real Property, the “Real Property”), with the name of the entity holding such leasehold interest, the date of the lease or sublease, any guaranty given by the Company or any of its Subsidiaries in connection therewith and each material amendment to any such lease or sublease. True, correct, and complete copies of all documents pursuant to which the Company or its Subsidiaries lease or sublease the Leased Properties, including all assignments, material amendments and modifications thereto (each a “Lease,” and collectively, the “Leases”) have been made available to Merger Co. Except as would not have a Company Material Adverse Effect or as disclosed on Section 3.15(b) of the Company Disclosure Schedule, the Company or one of its Subsidiaries, as applicable, has (i) the exclusive right to the use and occupancy of the Leased Properties,

16

subject to the terms of the applicable lease or sublease relating thereto and (ii) a valid leasehold estate in all Leased Properties free and clear of all Liens, other than Permitted Liens.
      (c) Each Lease is in full force and effect and is valid and enforceable against the Company or the applicable Subsidiary of the Company, and, to the Knowledge of the Company, any counterparty thereto, in accordance with its terms, and there is no material default under any Lease either by the Company or one of its Subsidiaries party thereto or, to the Company’s Knowledge, by any other party thereto and, to the Company’s Knowledge, no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a material default by the Company or any of its Subsidiaries thereunder.
      (d) There does not exist any pending or, to the Company’s Knowledge, threatened condemnation or eminent domain proceedings with respect to any parcel of Real Property and, to the Company’s Knowledge, neither the Company nor any of its Subsidiaries have received any written notice of the intention of a Governmental Entity or other Person to take or use any parcel of Real Property.
      (e) To the Knowledge of the Company, there are no latent defects or adverse physical conditions affecting any parcel of Real Property or the improvements thereon that would materially interfere with the operation of the Real Property.
      3.16     Intellectual Property.
      (a) Except as set forth in Section 3.16(a) of the Company Disclosure Schedule or as would not have a Company Material Adverse Effect, (i) there are no Actions instituted or pending against the Company or any of its Subsidiaries or, to the Knowledge of the Company, threatened by any person contesting or challenging the right of the Company or any of its Subsidiaries to use any of their Intellectual Property, and to the Knowledge of the Company, no person is infringing or otherwise violating the Intellectual Property of the Company or any of its Subsidiaries; (ii) each trademark registration, service mark registration, copyright registration, domain name registration, and patent, which is owned by the Company or any of its Subsidiaries has been maintained in good standing and, with respect to those licensed to the Company or any of its Subsidiaries, has, to the Knowledge of the Company, been maintained in good standing; (iii) there is no Intellectual Property owned by a third party which, to the Company’s Knowledge, the Company or any of its Subsidiaries are using without a license; (iv) the Company and each of its Subsidiaries own or possess adequate licenses or other rights to use all Intellectual Property necessary to conduct the Company’s business as now conducted; (v) neither the Company nor any of its Subsidiaries has received any written, or to the Company’s Knowledge, oral notice claiming that it has infringed or otherwise violated any Intellectual Property of any third parties; (vi) the Company and its Subsidiaries make reasonable efforts to protect and maintain their Intellectual Property and the security of their systems and software; and (vii) to the Company’s Knowledge, the consummation of the Merger and the Other Transactions contemplated by this Agreement will not impair the validity, enforceability, ownership or right of the Company or any of its Subsidiaries to use its Intellectual Property. To the Knowledge of the Company, the Company and its Subsidiaries are in compliance in all material respects with applicable Laws relating to data protection and privacy and their own privacy policies.
      (b) Section 3.16(b) of the Company Disclosure Schedule sets forth all registered trademarks and registered service marks, trademark and service mark applications, and to the Knowledge of the Company, all patents and patent applications, currently owned by the Company and its Subsidiaries that are material to the business of the Company and its Subsidiaries, taken as a whole.
      (c) For purposes of this Agreement, “Intellectual Property” means (i) all inventions or discoveries (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all United States and foreign patents, patent applications, and patent disclosures; (ii) all trade names, trade dress, logos, slogans, brand names, corporate names, domain names, trademarks, service marks and other source indicators, and all goodwill associated therewith; (iii) all copyrightable works (including files, computer programs, software, firmware, Internet site content, databases and compilations, advertising and promotional materials, curricula, course materials, instructional video tapes, tape recordings, visual aids and textual works) and copyrights; and (iv) all trade secrets and confidential, proprietary, or non-public business

17

information (including ideas, research and development, know-how, technology, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals).
      3.17     Taxes.
      (a) Except as set forth in Section 3.17(a) of the Company Disclosure Schedule, (i) the Company and its Subsidiaries have timely filed or caused to be filed or will timely file or cause to be filed (taking into account any extension of time to file granted or obtained) all Tax Returns required to be filed by them, and any such filed Tax Returns are true, correct and complete, (ii) the Company and its Subsidiaries have timely paid (or have had paid on their behalf) or will timely pay any Taxes due and payable except to the extent that such Taxes are being contested in good faith and for which the Company or the appropriate Subsidiary of the Company has set aside adequate reserves in accordance with GAAP, other than reserves for deferred Taxes reflecting the differences between book and Tax bases and liabilities and (iii) adequate reserves in accordance with GAAP have been established by the Company and its Subsidiaries for all Taxes not yet due and payable in respect of taxable periods ending on the date hereof. To the Knowledge of the Company, no claim for unpaid Taxes has become a Lien against the property of the Company or any of its Subsidiaries or is being asserted against the Company or any of its Subsidiaries. All material amounts of Tax required to be withheld by the Company and its Subsidiaries have been or will be timely withheld and paid over to the appropriate Tax authority.
      (b) Except as set forth in Section 3.17(b) of the Company Disclosure Schedule, no deficiency for any material amount of Tax has been asserted or assessed by any Governmental Entity in writing against the Company or any of its Subsidiaries (or, to the Knowledge of the Company, has been threatened or proposed), except for deficiencies which have been satisfied by payment, settled or been withdrawn or which are being contested in good faith and are Taxes for which the Company or the appropriate Subsidiary of the Company has set aside adequate reserves in accordance with GAAP, other than reserves for deferred Taxes reflecting the differences between book and Tax bases and liabilities.
      (c) Except as set forth in Section 3.17(c) of the Company Disclosure Schedule, (i) there are no pending or, to the Knowledge of the Company, threatened audits, examinations, investigations or other proceedings in respect of a material amount of Taxes of the Company or any of its Subsidiaries with respect to which the Company or a Subsidiary of the Company has been notified in writing and (ii) neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of a material amount of Taxes or agreed to any extension of time with respect to an assessment or deficiency for a material amount of Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course).
      (d) Except as set forth in Section 3.17(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any indemnification, allocation, or sharing agreement, with respect to Taxes that would give rise to a material payment or indemnification obligation (other than agreements among the Company and its Subsidiaries and customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which does not relate to Taxes).
      (e) Neither the Company nor any of its Subsidiaries is required to make any disclosure to the IRS with respect to a “listed transaction” pursuant to Section 1.6011-4(b)(2) of the Treasury Regulations promulgated under the Code.
      (f) Neither the Company nor any of its Subsidiaries (i) is or has ever been a member of an affiliated group (other than a group the common parent of which is the Company) filing a consolidated federal income Tax Return or (ii) has any liability for Taxes of any person arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract or otherwise.
      (g) Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

18

      (h) The Company will not be required to include amounts in income, or exclude items of deduction, in a taxable period beginning after the Closing Date as a result of (i) a change in method of accounting occurring prior to the Closing Date, (ii) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date, (iii) a prepaid amount received prior to the Closing Date or (iv) deferred gains arising prior to the Closing Date.
      (i) For purposes of this Agreement:

“Tax” or “Taxes” mean any and all federal, state, local and foreign income, gross receipts, payroll, employment, excise, stamp, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, real property, personal property, sales, use, transfer, value added, alternative or add-on minimum, estimated, or other taxes (together with interest, penalties and additions to tax imposed with respect thereto) imposed by any Governmental Entity.

“Tax Returns” means returns, declarations, claims for refund, or information returns or statements, reports, and forms, relating to Taxes filed or required to be filed with any Governmental Entity (including any schedule or attachment thereto) with respect to the Company or its Subsidiaries, including any amendment thereof.
      3.18     Environmental Matters.
      (a) Except as set forth in Section 3.18 of the Company Disclosure Schedule: (i) none of the Company or any of its Subsidiaries is in violation in any material respect of any Environmental Law or, except for any violation that has been fully resolved, has violated in any material respect in the past any Environmental Law; (ii) the Company has not released, and to the Knowledge of the Company, there is and has been no release of Hazardous Substances which would reasonably be expected to give rise to a material liability of, or otherwise result in material costs to the Company or any of its Subsidiaries at, on or under any of the properties currently or formerly owned by the Company or any of its Subsidiaries, or at any other location (including, without limitation, any location to which Hazardous Substances have been sent by or on behalf of the Company for re-use, recycling, treatment, storage or disposal; (iii) the Company and its Subsidiaries have obtained and are in compliance in all material respects with all required Environmental Permits and, except for any noncompliance that has been fully resolved, have been in the past in compliance in all material respects with such Environmental Permits; (iv) there are no claims or notices issued to, or pending against, or, to the Knowledge of the Company, threatened against, the Company or any of its Subsidiaries alleging material violations of or material liability under any Environmental Law or otherwise concerning the presence, release, or management of Hazardous Substances; (v) neither the Company nor any of its Subsidiaries has received any written request for information, or been notified that it is a potentially responsible party under or relating to the federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law, or with respect to any Hazardous Substances; and (vi) neither the Company nor any of its Subsidiaries has assumed or retained, by contract or operation of law, any material liabilities of any kind, fixed or contingent, known or unknown, under any Environmental Law or with respect to any Hazardous Substances.
      (b) For purposes of this Agreement:

“Environmental Laws” means any Laws relating to (A) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (B) the manufacture, handling, transport, use, treatment, storage, emission, discharge or disposal of Hazardous Substances or materials containing Hazardous Substances; or (C) pollution or protection of the environment or protection of human health and safety as such is affected by Hazardous Substances or materials containing Hazardous Substances.

“Environmental Permits” means any permit, license, registration, approval, notification, exemption or any other authorization required under or pursuant to Environmental Law.

“Hazardous Substances” means those substances, materials, or wastes, defined as toxic, hazardous, acutely hazardous, pollutants or contaminants, in or regulated under any of the following United States federal statutes: the Hazardous Substances Transportation Act, the Resource Conservation and Recovery

19

Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; comparable Laws of any other Governmental Entity; and any regulations under any of the foregoing; and includes, without limitation, any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea formaldehyde insulation, asbestos, molds, pollutants, contaminants, radioactivity, and any other harmful or deleterious substance that would reasonably be expected to have an adverse effect on human health or the environment.

      3.19 Specified Contracts.
      (a) Except as set forth in Section 3.19(a) of the Company Disclosure Schedule, (i) each Specified Contract is a legal, valid, and binding obligation of the Company or a Subsidiary, as applicable, in full force and effect and enforceable against the Company or a Subsidiary, as applicable, in accordance with its terms, subject to the Bankruptcy and Equity Exception, (ii) the Company has not received written notice, and has no reason to believe, that any Specified Contract is not a legal, valid, and binding obligation of the counterparty thereto, in full force and effect and enforceable against such counterparty in accordance with its terms, subject to the Bankruptcy and Equity Exception, (iii) neither the Company nor any of its Subsidiaries is and, to the Company’s Knowledge, no counterparty is in breach or violation of, or default under, in any material respect, any Specified Contract, (iv) none of the Company or any of its Subsidiaries have received any claim of default under any Specified Contract, and (v) to the Company’s Knowledge, no event has occurred which would result in a material breach or material violation of, or a material default under, any Specified Contract (in each case, with or without notice or lapse of time or both).
      (b) For purposes of this Agreement, the term “Specified Contract” means any of the following Contracts (together with all exhibits and schedules thereto) to which the Company or any of its Subsidiaries is a party as of the date hereof:

(i) any limited liability company agreement, joint venture, or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of the Company and its Subsidiaries, taken as a whole, other than any such limited liability company, partnership or joint venture that is a Subsidiary of the Company;

(ii) any Contract (other than among consolidated Company Subsidiaries or capital or operating leases) relating to (A) indebtedness for borrowed money and having an outstanding principal amount in excess of $3,000,000 or (B) conditional sale arrangements or obligations secured by a Lien, in each case in connection with which the aggregate actual or contingent obligations of the Company and its Subsidiaries under such Contract are greater than $3,000,000;

(iii) any Contract filed or required to be filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed or required to be disclosed by the Company in a Current Report on Form 8-K, other than Plans disclosed in Section 3.13(a) of the Company Disclosure Schedule;

(iv) any Contract that purports to limit the right of the Company or its Material Subsidiaries (A) to engage or compete in any line of business or (B) to compete with any person or operate in any location, in the case of each of (A) and (B), in any respect material to the business of the Company and its Subsidiaries, taken as a whole;

(v) any Contract entered into after September 30, 2005 or not yet consummated for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets constituting a business or business unit or of capital stock or other equity interests of another person for aggregate consideration under such Contract in excess of $5,000,000;

(vi) any lease of real or personal property providing for annual rentals of $1,000,000 or more;

(vii) any Contract providing for the sale or exchange of, or option to sell or exchange, any Real Property, or for the purchase or exchange of, or option to purchase or exchange any real estate;

20

(viii) any Contract which by its terms calls for aggregate payments by the Company and its Subsidiaries under such Contract of more than $5,000,000 over the remaining term of such Contract;

(ix) any acquisition Contract pursuant to which the Company or any of its Subsidiaries has (A) continuing indemnification that would reasonably be likely to result in aggregate payments in excess of $2,000,000 or (B) “earn-out” or other contingent payment obligations that would reasonably be likely to result in aggregate payments in excess of $1,000,000;

(x) collective bargaining agreements;

(xi) Contracts containing covenants restricting the payment of dividends;

(xii) any Contract for the purchase of materials, supplies, goods, services, equipment or other assets that is not terminable without material penalty on 90 days notice by the Company or its Subsidiaries and that provides for or is reasonably likely to require either (A) annual payments to or from the Company and its Subsidiaries of $2,000,000 or more, or (B) aggregate payments to or from the Company and its Subsidiaries of $5,000,000 or more;

(xiii) any license, royalty or other Contract concerning material Intellectual Property owned, held or used by the Company or its Subsidiaries that cannot be terminated on 90 days notice and provides for or is reasonably likely to require either (A) annual payments to or from the Company and its Subsidiaries of $750,000 or more, or (B) aggregate payments to or from the Company and its Subsidiaries of $1,500,000 or more; and

(xiv) any advertising or other promotional Contract that (A) provides for or is reasonably likely to require either (1) annual payments to or from the Company and its Subsidiaries of $1,000,000 or more, or (2) aggregate payments to or from the Company and its Subsidiaries of $2,000,000 or more, and (B) cannot be terminated on 90 days notice.

A true and complete list of the Specified Contracts is set forth in Section 3.19(b) of the Company Disclosure Schedule. The Company has made available to Merger Co true and complete copies of all of the Specified Contracts including any amendments thereto.
      (c) Except as disclosed in the Company’s SEC Reports, there are no Contracts between the Company or any Subsidiary, on the one hand, and any (i) officer or director of the Company or any Subsidiary, (ii) record or beneficial owner of five percent or more of the voting securities of the Company, or (iii) associate (as defined in 12b-2 under the Exchange Act) or affiliate of any such officer, director or record or beneficial owner, on the other hand, except those of a type available to employees generally.
      3.20     Insurance. Section 3.20 of the Company Disclosure Schedule sets forth a complete and correct list of all material insurance policies or fidelity bonds owned, held by or for the benefit of the Company, each Subsidiary of the Company or any of their assets, businesses, operations, employees, officers or directors, true and complete copies of which have been made available to Merger Co. With respect to each such insurance policy, except as forth in Section 3.20 of the Company Disclosure Schedule or as would not have a Company Material Adverse Effect: (a) the policy is legal, valid, binding, and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (b) neither the Company nor any of its Subsidiaries is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the Company’s Knowledge, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; (c) to the Knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation; (d) no notice of cancellation or termination has been received other than in connection with ordinary renewals; and (e) the policy is sufficient for compliance in all material respects with the requirements of Law and of all Contracts to which the Company or its Subsidiaries are parties or otherwise bound.

21

      3.21     Board Approval; Vote Required.
      (a) The Company Board, by resolutions duly adopted at a meeting duly called and held, has (i) determined that this Agreement, the Merger and the Other Transactions are fair to and in the best interests of the Company and its shareholders, (ii) approved this Agreement, the Merger and the Other Transactions and declared their advisability, and (iii) recommended that the shareholders of the Company adopt this Agreement and directed that this Agreement be submitted for consideration by the Company’s shareholders at the Company Shareholders’ Meeting (collectively, the “Company Board Recommendation”).
      (b) The only vote of the holders of any class or series of capital stock or other securities of the Company necessary to adopt this Agreement or consummate the Other Transactions is the affirmative vote of the holders of a majority of the votes cast by all holders of Company Common Stock entitled to vote thereon in favor of the adoption of this Agreement (the “Shareholder Approval”).
      3.22     Company Rights Agreement. The Company has amended, and the Company and the Company Board have taken all necessary action to amend, the Company Rights Agreement to render the Rights inapplicable to the execution and delivery of this Agreement and consummation of the Merger and to ensure that (a) neither Merger Co nor any of its wholly owned Subsidiaries is an Acquiring Person (as defined in the Company Rights Agreement) pursuant to the Company Rights Agreement, and (b) a Shares Acquisition Date or Distribution Date (in each case defined in the Company Rights Agreement) does not occur solely by reason of the execution of this Agreement, the Merger, or the Other Transactions. The Company and the Company Board have taken all actions necessary to ensure that the Rights shall expire immediately prior to the Effective Time, without the payment of any money or other consideration.
      3.23     Interested Party Transactions. Since the date of the Company’s last definitive proxy statement for its annual meeting of its shareholders and except as disclosed in Section 3.23 of the Company Disclosure Schedule, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.
      3.24     Opinions of Financial Advisors. The Company has received the opinions of Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) and Lazard Frères & Co. llc (together with Merrill Lynch, the “Company Financial Advisors”), to the effect that, as of the date of this Agreement, the Merger Consideration to be received by the holders of Company Common Stock is fair, from a financial point of view, to such holders. Executed copies of such opinions were delivered to Merger Co on the date hereof.
      3.25     Brokers. No broker, finder, or investment banker other than the Company Financial Advisors is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company. The Company has furnished to Merger Co a complete and correct copy of any Contract between the Company and each Company Financial Advisor pursuant to which the Company Financial Advisor would be entitled to any payment from the Company relating to the transactions contemplated hereby.
      3.26     State Takeover Statutes. The Company has previously taken all necessary action to render the provisions of the Pennsylvania anti-takeover statutes in Sections 2538 through 2588 inclusive of the PBCL (the “PA Anti-Takeover Statutes”), that may be applicable to the Merger and the Other Transactions, inapplicable to Merger Co and any of its Subsidiaries and their respective Affiliates, and to this Agreement, the Merger, and the Other Transactions. No other “control share acquisition,” “fair price” or other anti-takeover regulations apply to the Merger and the Other Transactions.
ARTICLE 4
Representations and Warranties of Merger Co
      Merger Co hereby represents and warrants to the Company that:
      4.01     Corporate Organization. Merger Co is a corporation duly organized, validly subsisting, and in good standing under the laws of the Commonwealth of Pennsylvania and has the requisite corporate power

22

and authority and all necessary governmental approvals to own, lease, and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, subsisting, or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, prevent or materially delay consummation of the Merger or the Other Transactions or otherwise prevent or materially delay Merger Co from performing its obligations under this Agreement.
      4.02     Articles of Incorporation and Bylaws. Merger Co has delivered to the Company a complete and correct copy of the Articles of Incorporation and Bylaws of Merger Co, each as amended to date. Such Articles of Incorporation and Bylaws are in full force and effect. Merger Co is not, nor has it been, in violation of any of the provisions of its Articles of Incorporation or Bylaws.
      4.03     Authority Relative to this Agreement. Merger Co has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the Merger and the Other Transactions. The execution, delivery, and performance of this Agreement by Merger Co and the consummation of the Merger have been duly and validly authorized by all necessary corporate action, and no other corporate or other proceedings on the part of Merger Co are necessary to authorize this Agreement or to consummate the Merger. This Agreement has been duly and validly executed and delivered by Merger Co and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid, and binding obligation of Merger Co, enforceable against Merger Co in accordance with its terms, subject to the Bankruptcy and Equity Exception.
      4.04     No Conflict; Required Filings and Consents.
      (a) The execution and delivery of this Agreement by Merger Co do not, and the performance of this Agreement by Merger Co and the consummation by Merger Co of the Merger will not, (i) conflict with or violate its Articles of Incorporation or Bylaws, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.04(b) have been obtained and all filings and obligations described in Section 4.04(b) have been made, violate any Law applicable to Merger Co or by which any material property or material asset of Merger Co is bound or materially affected, or (iii) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, give others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any material property or material assets of Merger Co or pursuant to any Contract to which Merger Co is a party or by which Merger Co or any material property or material asset of Merger Co is bound or materially affected, except, with respect to clauses (ii) and (iii), for any such violations, breaches, defaults, or other occurrences which would not, individually or in the aggregate, prevent, or materially delay consummation of the Merger or otherwise prevent or materially delay Merger Co from performing its obligations under this Agreement.
      (b) The execution and delivery of this Agreement by Merger Co do not, and the performance of this Agreement by Merger Co and the consummation by Merger Co of the Merger will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or Education Department, except for (i) applicable requirements, if any, of the Exchange Act, (ii) the pre-merger notification requirements of the HSR Act and the competition or merger control Laws of any other applicable jurisdiction, (iii) the filing and recordation of appropriate merger documents, including the Articles of Merger, as required by the PBCL and appropriate documents with the relevant authorities of other states in which the Company or any of the Subsidiaries is qualified to do business, (iv) any required filing with, and any required approval of, the NASD, (v) filings required as a result of facts or circumstances solely attributable to the Company, or (vi) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of the Merger or otherwise prevent or materially delay Merger Co from performing its obligations under this Agreement.
      4.05     Information Supplied. None of the information supplied by Merger Co or any Affiliate of Merger Co or by any Equity Investor for inclusion or incorporation by reference in the Proxy Statement or the Other Filings will, in the case of the Proxy Statement, at the date it is first mailed to the Company’s shareholders or at the time of the Company Shareholders’ Meeting or at the time of any amendment or supplement thereof,

23

or, in the case of any Other Filing, at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation is made by Merger Co with respect to statements made or incorporated by reference therein based on information supplied by the Company in connection with the preparation of the Proxy Statement or the Other Filings for inclusion or incorporation by reference therein. All Other Filings that are filed by Merger Co, if any, in connection with the Merger will comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder.
      4.06     Absence of Litigation. As of the date of this Agreement, there is no Action pending or, to the Knowledge of Merger Co, threatened, against Merger Co or any of its Affiliates or any Equity Investor before any Governmental Entity or Education Department that would or seeks to materially delay or prevent the consummation of the Merger. As of the date of this Agreement, none of Merger Co, its Affiliates, or any Equity Investor is subject to any continuing order of, consent decree, settlement agreement, or other similar written agreement with, or, to the Knowledge of Merger Co, continuing investigation by, any Governmental Entity or Education Department, or any order, writ, judgment, injunction, decree, determination, or award of any Governmental Entity or Education Department that would or seeks to delay or prevent the consummation of the Merger.
      4.07     Operations of Merger Co. Merger Co was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities, and has conducted its operations only as contemplated by this Agreement.
      4.08     Financing. Merger Co has delivered, or caused to be delivered, to the Company, correct, complete, and fully executed copies of (a) a signed commitment letter from GS Capital Partners V Fund, L.P., GS Capital Partners V Offshore Fund, L.P., GS Capital Partners V Institutional, L.P., GS Capital Partners V GmbH & Co. KG, Providence Equity Partners V L.P. and Providence Equity Partners V-A L.P. (collectively, the “Equity Investors”), to make or cause to be made, an equity investment in Merger Co in the aggregate amount of $1,338,785,494 (the “Equity Commitment Letter”) and (b) a signed financing commitment from Bank of America, N.A., Banc of America Bridge LLC, Banc of America Securities LLC, Goldman Sachs Credit Partners L.P., Credit Suisse, Credit Suisse Securities (USA) LLC, Merrill Lynch Capital Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Debt Commitment Letter”) to provide Merger Co, the Company, and certain existing or future Subsidiaries or parents of Merger Co or the Company with (A) at least $1,185,000,000 in senior secured debt financing and (B) at least $760,000,000 in a combination of senior unsecured and senior subordinated financing (together with the Equity Commitment Letter, referred to, collectively, as the “Commitments,” and individually, as a “Commitment”). Assuming consummation of the financing transactions contemplated by the Commitments, Merger Co shall have at the Closing and at the Effective Time proceeds in connection with the Commitments in an aggregate amount sufficient to consummate the Merger upon the terms contemplated by this Agreement. The equity contribution of the Equity Investors in Merger Co immediately prior to the Effective Time will not be less, and the debt of the Surviving Corporation immediately following the Effective Time incurred as a result of the Merger and the Other Transactions will not be greater, than the respective amount of equity and debt set forth in that certain letter dated January 30, 2006 to the DOE describing the proposed terms, structure, and financing of the Merger (the “DOE Request Letter”). The Commitments comply with the terms, structure, and financing set forth in the DOE Request Letter. Each of the Commitments, in the form so delivered, is a legal, valid, and binding obligation of the parties thereto, has not been amended, and is in full force and effect as of the date hereof. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of Merger Co under any Commitment. The Commitments are subject to no contingency or conditions other than those set forth in the copies of the Commitments delivered to the Company. Merger Co has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in any Commitment. Merger Co has fully paid any and all commitment fees and other fees required by the Commitments to be paid as of the date hereof.

24

      4.09     Guaranty. Concurrently with the execution of this Agreement, Merger Co has delivered to the Company a guaranty (the “Guaranty”) from each of the Equity Investors (each, a “Guarantor”). Each Guaranty, in the form delivered to the Company, has been duly executed and delivered by the applicable Guarantor and is a valid, legal, and binding obligation of each such Guarantor and is in full force and effect, and no event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of any Guarantor under its respective Guaranty.
      4.10     Brokers. The Company will not be responsible for any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Merger Co.
      4.11     Solvency. Assuming the accuracy of the representations and warranties contained in Article 3 and compliance with the Company’s obligations in Section 5.01, at the Effective Time, the Surviving Corporation and each of its Subsidiaries, after taking into account consummation of the Merger, the transactions contemplated by the Commitments (and any Alternative Financing), and the way Merger Co intends that the businesses of the Company and its Subsidiaries be operated after the Effective Time (including transactions contemplated by the Commitments), (a) will be able to pay its debts, including its stated and contingent liabilities as they mature, (b) will not have unreasonably small capital for the business in which it is and will be engaged, and (c) will be solvent.
      4.12     Governmental Entity or Accrediting Body Approval. As of the date hereof, there exists no fact or circumstance attributable to Merger Co or any of its Subsidiaries or any Equity Investor (or any person or entity that exercises Substantial Control (as such term is defined in Section 4.13) over any of the foregoing), which would reasonably be expected to have a material adverse impact on the Company’s or Merger Co’s ability to obtain any authorization, consent, or similar approval from the DOE or any other Education Department, Governmental Entity, or Accrediting Body whose authorization, consent, or similar approval is contemplated in connection with this Agreement, including, without limitation, any authorization, consent, or similar approval which must be obtained following the Closing from the DOE or any Education Department or Accrediting Body in order to continue the operations of the Schools as presently conducted; provided that no representation or warranty is made in this Section 4.12 with respect to the effect of the expected leverage of the Company after the Effective Date.
      4.13     Status of Investors and Borrowers. From July 1, 2002 to the date hereof, or in the case of Merger Co, its formation date, none of Merger Co, any person or entity that exercises Substantial Control over Merger Co or any Equity Investor, or member of such person’s family (as the term “family” is defined in 34 C.F.R. §600.21(f)), alone or together, (a) exercises or exercised Substantial Control over a post-secondary institution or third-party servicer (as that term is defined in 34 C.F.R. §668.2) that owes a liability for a violation of a Title IV Program or other HEA program requirement, or (b) owes a liability for a Title IV Program or other HEA program violation. At no time has any of Merger Co, any person or entity that exercises Substantial Control over Merger Co or any Equity Investor, filed for relief in bankruptcy or had entered against it an order for relief in bankruptcy. None of Merger Co, any person or entity that exercises Substantial Control over Merger Co or any Equity Investor, has pled guilty to, has pled nolo contendere to, or has been found guilty of a crime involving the acquisition, use, or expenditure of funds under the Title IV Programs or has been judicially determined to have committed fraud involving funds under the Title IV Programs. From July 1, 2002 to the date hereof, to Merger Co’s Knowledge, neither Merger Co nor any Equity Investor has employed any individual or entity in a capacity that involves the administration or receipt of funds under the Title IV programs, or contracted with any institution or third-party servicer, which has been terminated under the Title IV Programs for a reason involving the acquisition, use, or expenditure of federal, state or local government funds, or has been convicted of, or has pled nolo contendere or guilty to, a crime involving the acquisition, use or expenditure of federal, state, or local government funds, or has been administratively or judicially determined to have committed fraud or any other material violation of law involving federal, state, or local government funds.

25

ARTICLE 5
Conduct of Business Pending the Merger
      5.01     Conduct of Business by the Company Pending the Merger. Between the date of this Agreement and the Effective Time (or the earlier termination of this Agreement in accordance with Article 8), except as expressly contemplated by this Agreement or as set forth in Section 5.01 of the Company Disclosure Schedule, the businesses of the Company and its Subsidiaries shall be conducted only in, and the Company and its Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice and in compliance in all material respects with applicable Law, and the Company shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts consistent with past practice to preserve substantially intact the business organization of the Company and its Subsidiaries and to preserve the assets and properties of the Company and its Subsidiaries in good repair and condition and to preserve any material business relationships of the Company and its Subsidiaries, in each case, in the ordinary course of business and in a manner consistent with past practice. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement or as set forth in Section 5.01 of the Company Disclosure Schedule, the Company agrees that neither the Company nor any of its Subsidiaries shall, between the date of this Agreement and the Effective Time (or the earlier termination of this Agreement in accordance with Article 8), directly or indirectly, do any of the following without the prior written consent of Merger Co (which consent shall not be unreasonably withheld):

(a) amend or otherwise change its Articles of Incorporation or Bylaws (or similar organizational documents);

(b) issue, sell, pledge, dispose of, grant, encumber or otherwise subject to any Lien, or authorize such issuance, sale, pledge, disposition, grant or encumbrance of or subjection to such Lien, (i) any shares of any class of capital stock of the Company or any of its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, Rights, or any other ownership interest (including any phantom interest), of the Company or any of its Subsidiaries except for the issuance of Shares (and Rights associated with the Shares) issuable pursuant to the exercise of any Company Stock Options outstanding on the date hereof under Company Stock Option Plans as in effect as of the date hereof, or in connection with Share purchases under the ESPP to the extent set forth in Section 6.06(e) or (ii) any material assets of the Company or any Subsidiary of the Company, except for the sale of obsolete or worn out assets in the ordinary course of business and in a manner consistent with past practice;

(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends by any direct or indirect wholly owned Subsidiary of the Company to the Company or any other wholly-owned Subsidiary of the Company;

(d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any capital stock of the Company or any of its Subsidiaries, other than in connection with the exercise of employee stock options or the withholding of shares of Company Common Stock by the Company in satisfaction of personal income tax obligations in connection with the vesting of Restricted Shares;

(e) (i) acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof, other than acquisitions in the ordinary course of business in an existing line of business that do not have a value (including the amount of any assumed indebtedness) in excess of $7,500,000, individually, or $15,000,000, in the aggregate, (ii) repurchase, repay, cancel or incur any indebtedness for borrowed money, other than (A) capital leases in the ordinary course of business consistent with past practice or (B) under the Credit Agreement in the ordinary course of business consistent with past practice; (iii) grant any security interest in any of its assets; (iv) issue any debt securities or assume, endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, except in

26

the ordinary course of business and consistent with past practice; (v) except to the extent the amount is reflected in the current operating budget of the Company provided to Merger Co prior to the date hereof, authorize, or make any commitment with respect to, any capital expenditure, other than capital expenditures in the ordinary course of business and not in excess of $5,000,000, individually, or $15,000,000 in the aggregate, for the Company and its Subsidiaries taken as a whole; (vi) enter into any new line of business outside of its current business segments; (vii) make investments in persons other than wholly owned Subsidiaries, other than ordinary course investments in accordance with the Company’s existing written investment policy provided to Merger Co prior to the date hereof; or (viii) acquire, enter into, or extend any option to acquire, or exercise an option to acquire, real property, or commence construction of, or enter into any contract to develop or construct, other real estate projects;

(f) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or, except in the ordinary course of business, any Subsidiary of the Company (other than the Merger);

(g) (i) except as required by Law or the Treasury Regulations promulgated under the Code, make any change (or file any such change) in any method of Tax accounting or (ii) make, change or rescind any material Tax election, settle or compromise any material Tax liability, audit, claim, or assessment, or surrender any right to claim for a Tax refund, file any amended Tax Return involving a material amount of additional Taxes (except as required by Law), enter into any closing agreement relating to Taxes, or waive or extend the statute of limitations in respect of Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business);

(h) make any change to its methods of accounting in effect at December 31, 2005, except (i) as required by changes in GAAP (or any interpretation thereof) or Regulation S-X of the Exchange Act, (ii) as may be required by a change in applicable Law, or (iii) as disclosed in the SEC Reports filed after December 31, 2005 and prior to the date hereof or as required by a Governmental Entity or quasi-Governmental Entity (including the Financial Accounting Standards Board (the “FASB”) or any similar organization);

(i) write up, write down, or write off the book value of any assets of the Company and its Subsidiaries, other than (i) in the ordinary course of business and consistent with past practice or (ii) as may be required by GAAP or FASB;

(j) (i) take any action that would be reasonably likely to prevent or materially delay satisfaction of the conditions contained in Section 7.01 or 7.02 or the consummation of the Merger or (ii) take any action that would have a Company Material Adverse Effect;

(k) enter into any agreement that restricts the ability of the Company or any of its Subsidiaries to engage or compete in any line of business;

(l) effectuate a “mass layoff,” as such term is defined in the Worker Adjustment and Retraining Notification Act of 1988;

(m) open any new Schools or undertake any other intentional activities that would subject the Company or any School to the jurisdiction of a new institutional Accrediting Body;

(n) except as required pursuant to existing written agreements or Plans set forth on Section 5.01 of the Company Disclosure Schedule, in effect prior to the execution of this Agreement, or as otherwise required by Law, (i) increase the compensation payable or to become payable (including bonuses or bonus opportunities) or the benefits provided to Company Employees, except for increases in compensation in the ordinary course of business consistent with past practice with respect to active Company Employees who are not executive officers or directors; (ii) grant any retention, severance, termination or similar pay to any Company Employee; (iii) establish, adopt, enter into, renew, terminate or amend any Plan (whether or not such Plan would be a Plan on the date hereof) for the benefit of any Company Employee, except amendments and terminations required by applicable Law; or (iv) grant any equity or equity-based awards;

27

(o) fail to maintain in full force and effect the existing insurance policies (or comparable replacement policies) covering the Company and its Subsidiaries and their respective properties, assets and businesses;

(p) amend, modify or consent to the termination of any Specified Contract or enter into, amend or modify any agreement that would be required to be set forth in Section 3.19(b) of the Company Disclosure Schedule if in effect, as entered into, amended or modified, on the date of this Agreement pursuant to Sections 3.19(b)(ii), (iii), (vi), (viii) and (xi);

(q) settle or compromise any material Action whether administrative, civil or criminal, in law or in equity; or

(r) announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.
      5.02     Conduct of Business by Merger Co Pending the Merger. Between the date of this Agreement and the Effective Time (or the earlier termination of this Agreement in accordance with Article 8), Merger Co shall not, directly or indirectly, take any action that would prevent or materially delay the satisfaction of the conditions contained in Section 7.01 or 7.03 or the consummation of the Merger (it being understood that nothing contained in this Section 5.02 shall prevent Merger Co from taking actions in accordance with, and consistent with the time periods permitted by, Section 6.08).
ARTICLE 6
Additional Agreements
      6.01     Proxy Statement; Other Filings. As promptly as practicable following the date of this Agreement (but in any event within 15 Business Days thereafter unless the parties shall otherwise agree), (a) the Company shall prepare (in consultation with Merger Co) and file with the SEC the preliminary Proxy Statement, and (b) each of the Company and the Merger Co shall, or shall cause their respective Affiliates to, prepare and file with the SEC all Other Filings that are required to be filed by such party in connection with the transactions contemplated hereby. Each of the Company and Merger Co shall furnish all information concerning itself and its Affiliates that is required to be included in the Proxy Statement or, to the extent applicable, the Other Filings, or that is customarily included in proxy statements or other filings prepared in connection with transactions of the type contemplated by this Agreement. Each of the Company and Merger Co shall use its respective reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement or the Other Filings, and the Company shall use its reasonable best efforts to cause the definitive Proxy Statement to be mailed to the Company’s shareholders as promptly as reasonably practicable after the date of this Agreement. Each party shall promptly notify the other party upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement or the Other Filings and shall provide the other party with copies of all correspondence between it and its Representatives, on the one hand, and the SEC and its staff, on the other hand relating to the Proxy Statement or the Other Filings. If at any time prior to the Company Shareholders’ Meeting, any information relating to the Company, Merger Co, or any of their respective Affiliates, officers or directors, should be discovered by the Company or Merger Co which should be set forth in an amendment or supplement to the Proxy Statement or the Other Filings, so that the Proxy Statement or the Other Filings shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the shareholders of the Company. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement or filing the Other Filings (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the party responsible for filing or mailing such document

28

shall provide the other party an opportunity to review and comment on such document or response and shall include in such document or response comments reasonably proposed by the other party.
      6.02     Company Shareholders’ Meeting. The Company shall duly call, give notice of, convene, and hold a meeting of its shareholders (the “Company Shareholders’ Meeting”) for the purpose of voting upon the adoption of this Agreement as promptly as reasonably practicable after the date of the Agreement. Unless this Agreement shall have been terminated in accordance with Section 8.01, the Company shall hold the Company Shareholders’ Meeting regardless of whether the Company Board has effected a Change in Board Recommendation. Subject to Section 6.04(c), the Company Board shall recommend to holders of the Shares that they adopt this Agreement and shall include such recommendation in the Proxy Statement. Subject to Section 6.04(c), the Company will use reasonable best efforts to solicit from its shareholders proxies in favor of the adoption of this Agreement and will take all other action necessary or advisable to secure the vote or consent of its shareholders required by the rules of the NASD or applicable Law to obtain such approvals. The Company shall keep Merger Co updated with respect to proxy solicitation results as reasonably requested by Merger Co.
      6.03     Access to Information; Confidentiality.
      (a) Except as otherwise prohibited by applicable Law or the terms of any Contract entered into prior to the date hereof or as would reasonably be expected to violate or result in the loss or impairment of any attorney-client or work-product privilege (it being understood that the parties shall each use reasonable best efforts to cause such information to be provided in a manner that does not result in such violation, loss or impairment), from the date of this Agreement until the Effective Time (or the earlier termination of this Agreement in accordance with Article 8), the Company shall (and shall cause its Subsidiaries to): (i) provide to Merger Co and to the officers, directors, employees, accountants, legal counsel, investment bankers, financial advisors, financing sources, and other agents and representatives (collectively, “Representatives”) of Merger Co reasonable access, during normal business hours and upon reasonable prior notice and subject to reasonable confidentiality restrictions by Merger Co, to the officers, employees, agents, properties, offices, and other facilities of the Company and its Subsidiaries and to the books and records thereof, and (ii) subject to Section 6.03(b), permit Merger Co to make such copies and inspections thereof as Merger Co may reasonably request, and (iii) furnish promptly to Merger Co such information concerning the business, properties, contracts, assets, liabilities, personnel, and other aspects of the Company and its Subsidiaries as Merger Co or its Representatives may reasonably request; provided, however, that the Company shall not be required to provide access or furnish any information in the event of any litigation between the parties to this Agreement except pursuant to applicable rules of discovery.
      (b) Prior to the Closing, all information obtained by Merger Co or its Representatives pursuant to this Section 6.03 or otherwise shall be kept confidential in accordance with the confidentiality letter agreement, dated January 21, 2006 (the “Confidentiality Agreement”), among GS Capital Partners V Fund, L.P., Providence Equity Partners, Inc., the Company, and the other parties thereto; provided, however, that Merger Co and its Representatives shall be permitted to disclose information as necessary and consistent with customary practices in connection with the Commitments; and provided, further, that the Company hereby consents to the Equity Investors’ disclosure of “Material” as defined in the Confidentiality Agreement to any sources of debt or equity financing, and that each such source of debt or equity financing executes and delivers to the Company a representative’s letter in the form attached as Exhibit A to the Confidentiality Agreement.
      6.04     No Solicitation of Transactions.
      (a) Neither the Company nor any of its Subsidiaries shall, nor shall it authorize or permit the Representatives of the Company or its Subsidiaries to, directly or indirectly, (i) solicit, initiate, propose or encourage, or otherwise facilitate (including by way of furnishing information) the submission of any Acquisition Proposal, (ii) initiate, participate in, or continue discussions or negotiations regarding, or furnish to any person (other than Merger Co or its Representatives) any non-public information in connection with, or which would reasonably be expected to result in, any Acquisition Proposal, (iii) otherwise cooperate in any way with, or knowingly assist or participate in, or facilitate or encourage any effort or attempt by any person (other than Merger Co or its Representatives) with respect to, or which would reasonably be expected to

29

result in, an Acquisition Proposal, or (iv) take any action (A) to render the Rights issued pursuant to the terms of the Company Rights Agreement inapplicable to an Acquisition Proposal or the transactions contemplated thereby, exempt or exclude any person from the definition of an Acquiring Person (as defined in the Company Rights Agreement) under the terms of the Company Rights Agreement or, other than as contemplated by this Agreement in connection with the Merger, to redeem the rights or allow the Rights to expire prior to their expiration date, or (B) to render the provisions of the PA Anti-Takeover Statutes inapplicable to any person (other than Merger Co or its Affiliates) or group in connection with any Acquisition Proposal; provided, however, that, prior to the adoption of this Agreement at the Company’s Shareholders Meeting, nothing contained in this Agreement or in this Section 6.04 shall restrict or prevent the Company (acting at the direction of the Company Board) or the Company Board from furnishing information to, or engaging in negotiations, or discussions with, any person or group in connection with an unsolicited bona fide Acquisition Proposal by such person or group received after the date hereof, if and only to the extent that prior to taking such action the Company Board determines in good faith (after consultation with its advisors) that such Acquisition Proposal is, or could reasonably be expected to result in, a Superior Proposal, and receives from such person or group an executed confidentiality agreement, the terms of which are substantially similar to and no less favorable to the Company than those contained in the Confidentiality Agreement.
      (b) The Company shall notify Merger Co as promptly as practicable (and in any event within 24 hours) orally and in writing of the receipt by the Company or any of its Subsidiaries, or any of its or their respective Representatives, of any inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding any Acquisition Proposal, specifying the material terms and conditions thereof and the identity of the person making such proposal, and shall provide to Merger Co, within such 24 hour time frame, a copy of all written materials subsequently provided to or by the Company or any of its Subsidiaries in connection with any such inquiries, proposals or offers. The Company shall keep Merger Co reasonably informed of the status of any such discussions or negotiations and shall notify Merger Co (as promptly as practicable and in any event within 24 hours) orally and in writing of any material modifications to the financial or other material terms of such inquiries, proposals or offers and shall provide to Merger Co, within such 24 hour time frame, a copy of all written materials subsequently provided to or by the Company or any of its Subsidiaries in connection with any such inquiries, proposals or offers. The Company agrees that it shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any person subsequent to the date of this Agreement which prohibits the Company from providing such information to Merger Co. The Company agrees that neither it nor any of its Subsidiaries shall terminate, waive, amend or modify any provision of any existing standstill or confidentiality agreement to which it or any of its Subsidiaries is a party and that it and its Subsidiaries shall enforce the provisions of any such agreement. The Company shall, and shall cause its Subsidiaries and its and their Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to any Acquisition Proposal as of the date hereof, shall take reasonable steps to inform its and its Subsidiaries’ Representatives of the obligations undertaken in this Section 6.04, and shall request that all confidential information previously furnished to any such third parties be returned promptly.
      (c) Except as set forth in this Section 6.04(c), the Company Board (or any committee thereof) shall not, and shall not publicly propose to: (i) withdraw, modify, or change in a manner adverse to Merger Co, the approval or recommendation of this Agreement, the Merger or the Other Transactions by the Company Board (or any committee thereof) or cause the representation and warranty in Section 3.22 to be untrue in any material respects; (ii) approve, adopt, recommend or take any action other than to recommend shareholders reject any Acquisition Proposal; or (iii) approve or recommend, or allow the Company or any of its Subsidiaries to enter into, any letter of intent, acquisition agreement, or other similar agreement with respect to, or that is reasonably expected to result in, any Acquisition Proposal (other than a confidentiality agreement referred to in this Section 6.04). Notwithstanding the foregoing, prior to the adoption of this Agreement at the Company Shareholders’ Meeting, in response to the receipt of an unsolicited bona fide written Acquisition Proposal, if the Company Board determines in good faith (after consultation with its advisors) that such Acquisition Proposal is a Superior Proposal, then the Company Board may approve and recommend such Superior Proposal and, in connection with such Superior Proposal, withdraw, modify, or change in a manner adverse to Merger Co, the Company Board Recommendation (a “Change in Board Recommendation”). The

30

Company shall not effect a Change in Board Recommendation unless the Company has complied with its obligations under Section 6.04(b).
      (d) Nothing contained in this Agreement shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company’s shareholders if the Company Board (or any committee thereof) determines in good faith (after consultation with its outside legal counsel) that it is required to do so under applicable Law; provided, however, that neither the Company nor the Company Board (nor any committee thereof) shall (i) recommend that the shareholders of the Company tender their Shares in connection with any such tender or exchange offer (or otherwise approve or recommend any Acquisition Proposal) or take any position under Rule 14e-2(a) other than recommending rejection of such tender or exchange offer, or (ii) withdraw, modify, or change in a manner materially adverse to Merger Co, the Company Board Recommendation, unless in each case the requirements of Section 6.04(c) shall have been satisfied.
      (e) For purposes of this Agreement, “Acquisition Proposal” means any proposal or offer (including any proposal from or to the Company’s shareholders) from any person or group other than Merger Co relating to: (i) any direct or indirect acquisition or purchase, in a single transaction or series of related transactions by such person or group acting in concert, of (A) more than 20% of the fair market value of the assets, securities, or other ownership interests (including capital stock of the Company’s Subsidiaries) of the Company and its consolidated Subsidiaries, taken as a whole, or (B) more than 20% of any class of equity securities of the Company; (ii) any tender offer or exchange offer (including through the filing with the SEC of a Schedule TO), as defined pursuant to the Exchange Act, that if consummated, would result in any person or group beneficially owning 20% or more of any class of equity securities of the Company; or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, or other similar transaction involving the Company as a result of which any person or group acting in concert would acquire the assets, securities, or businesses described in any of clauses (A) and (B) above.
      6.05     Directors’ and Officers’ Indemnification and Insurance.
      (a) The Articles of Incorporation of the Surviving Corporation shall contain provisions no less favorable with respect to elimination or limitation of liability and indemnification than are set forth in the Articles of Incorporation and Bylaws of the Company as of the date hereof, which provisions shall not be amended, repealed, or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors or officers, of the Company or any of its Subsidiaries.
      (b) From and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify, defend, and hold harmless, each present and former director and officer of the Company and each Subsidiary of the Company (collectively, the “Indemnified Parties”) against any and all costs and expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts (collectively, “Losses”) paid or incurred in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer, director, or fiduciary occurring on or before the Effective Time, to the same extent as provided in the Articles of Incorporation and Bylaws of the Company, as amended to the date hereof, and without limiting any rights under any other applicable contract or agreement. In the event of any such claim, action, suit, proceeding or investigation, (i) the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Surviving Corporation, promptly after statements therefor are received (provided the applicable Indemnified Party provides an undertaking to repay all advanced expenses if it is finally judicially determined that such Indemnified Party is not entitled to indemnification) and (ii) the Surviving Corporation shall cooperate in the defense of any such matter; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without the Surviving Corporation’s written consent (which consent shall not be unreasonably withheld, or delayed); provided, further, that the Surviving Corporation shall not be obligated pursuant to this Section 6.05(b) to pay the fees and expenses of more than one counsel (selected by a plurality

31

of the applicable Indemnified Parties) for all Indemnified Parties with respect to any single action or related actions except to the extent that two or more of such Indemnified Parties shall have conflicting interests in the outcome of such action; and provided, further, that, in the event that any claim for indemnification is asserted or made within such six year period from the Effective Time, all rights to indemnification in respect of such claim shall continue until the disposition of such claim.
      (c) Prior to the Effective Time, the Company shall endeavor to obtain and fully pay (up to a maximum cost of 300% of the current annual premiums paid for its existing coverage in the aggregate) for “tail” insurance policies with a claims period of at least six years from the Effective Time with respect to directors’ and officers’ liability insurance in amount and scope at least as favorable as the Company’s existing policies for claims arising from facts or events that occurred on or prior to the Effective Time. If the Company is unable to obtain such “tail” insurance prior to the Effective Time, the Surviving Corporation shall, as soon as practicable after the Effective Time, either (i) cause to be obtained and fully pay for retroactive to the Effective Time “tail” insurance policies with a claims period of at least six years from the Effective Time with respect to directors’ and officers’ liability insurance in amount and scope at least as favorable as the Company’s existing policies for claims arising from facts or events that occurred on or prior to the Effective Time or (ii) maintain in effect for six years from the Effective Time the current directors’ and officers’ liability insurance policies maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions that are not less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 6.05(c) more than an amount in the aggregate equal to 300% of the current annual premiums paid by the Company for such insurance; provided, further, that the Surviving Corporation shall be required to obtain as much coverage as is possible under substantially similar policies for such maximum annual amount. The Company represents that such current annual premium amount is set forth in Section 6.05(c) of the Company Disclosure Schedule.
      (d) In the event Merger Co or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Merger Co or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 6.05.
      (e) Merger Co shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 6.05.
      (f) If the Surviving Corporation refuses or fails to make any payment to any Indemnified Party required by this Section 6.05, the Indemnified Party shall be promptly indemnified by the Surviving Corporation against reasonable expenses (including reasonable attorneys’ fees, disbursements, and other charges) actually and reasonably incurred by the Indemnified Party in connection with the successful establishment of such Indemnified Party’s right to indemnification or advancement of expenses, in whole or in part, in an action in a court of competent jurisdiction. The rights of each of the Indemnified Parties under this Section 6.05 shall be in addition to any right such person might have under the Articles of Incorporation or Bylaws of the Company, the Surviving Corporation, or any of their respective Subsidiaries, or under any agreement or insurance policies applicable to the Indemnified Party. The provisions of this Section 6.05 survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their respective heirs and representatives.
      6.06     Employee Benefits Matters.
      (a) Until December 31, 2007, Merger Co shall, or it shall cause the Surviving Corporation and its Subsidiaries to, (i) provide each employee of the Company and its Subsidiaries as of the Effective Time (each, an “Employee”) with at least the same level of base salary that was provided to each such Employee immediately prior to the Effective Time, and (ii) provide the Employees with salary, employee benefits and annual incentive compensation opportunities that are no less favorable in the aggregate than those provided to the Employees by the Company and its Subsidiaries pursuant to the Plans set forth on Section 3.13(a) of the

32

Company Disclosure Schedule (excluding, for this purpose, any equity-based incentives) immediately prior to the Effective Time. From and after the Effective Time, Merger Co shall cause the Surviving Corporation and its Subsidiaries to honor in accordance with their terms (including, without limitation, terms which provide for amendment or termination), all contracts, agreements, arrangements, policies, plans and commitments of the Company and its Subsidiaries as in effect immediately prior to the Effective Time that are applicable to Employees, in each case, to the extent described or referenced in Section 3.13(a) of the Company Disclosure Schedule. Subject to Section 6.06(d), nothing in this Agreement shall be deemed to be a guarantee of employment for any Employee, or to restrict the right of the Surviving Corporation to alter the terms and conditions of employment of any Employee or to terminate, suspend, modify or amend any Plan in accordance with its terms in effect immediately prior to the Effective Time.
      (b) Employees shall receive credit for all purposes (including for purposes of eligibility to participate, vesting, benefit accrual and eligibility to receive benefits, but excluding benefit accruals under any defined benefit pension plan) under any employee benefit plan, program or arrangement established or maintained by Merger Co, the Surviving Corporation, or any of their respective Subsidiaries, under which each Employee may be eligible to participate on or after the Effective Time to the same extent recognized by the Company or any of its Subsidiaries under comparable Plans immediately prior to the Effective Time; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. Such plan, program or arrangement shall credit each such Employee for service accrued or deemed accrued on or prior to the Effective Time with the Company or any Subsidiary of the Company; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit.
      (c) With respect to the welfare benefit plans, programs and arrangements maintained, sponsored or contributed to by Merger Co or the Surviving Corporation (“Purchaser Welfare Benefit Plans”) in which an Employee may be eligible to participate on or after the Effective Time, Merger Co shall (i) waive, or use commercially reasonable efforts to cause its insurance carrier to waive, all limitations as to preexisting and at-work conditions, if any, with respect to participation and coverage requirements applicable to each Employee under any Purchaser Welfare Benefit Plan to the same extent waived under a comparable Plan, and (ii) provide credit to each Employee for any co-payments, deductibles and out-of-pocket expenses paid by such Employee under the Plans during the relevant plan year, up to and including the Effective Time.
      (d) From and after the Effective Time, Merger Co shall (i) assume and be bound by, or cause the Surviving Corporation to assume and be bound by all agreements and arrangements of the Company and its Subsidiaries, including each severance and separation pay plan, written employment, severance, retention, incentive, change in control and termination agreement or arrangement, set forth in Section 6.06(d) of the Company Disclosure Schedule and applicable to Employees at the Effective Time, and (ii) honor or cause to be honored, in accordance with their terms (including, without limitation, terms which provide for amendment or termination), all such agreements and arrangements of the Company and its Subsidiaries, in the same manner and to the same extent that the Company would be required to perform and honor such agreements and arrangements if the Merger had not been consummated.
      (e) On and after the date hereof, no future offering periods will be commenced under the Company’s Employee Stock Purchase Plan (“ESPP”). All offering periods in progress on the date hereof shall cease, and the Company shall terminate the ESPP, on the NASDAQ National Market trading day immediately prior to the Effective Time. On such date, all rights of each participating Employee then outstanding shall be deemed to be automatically exercised and each participating Employee will be credited with the number of Shares purchased for his or her account(s) under the ESPP during such offering period. The Company Board shall send written notice that the Merger will result in the termination of the ESPP to all participating Employees not later than ten Business Days after the date hereof. With respect to persons participating in the ESPP on the date on which the offering period cease and the ESPP terminates (and who have not withdrawn from or otherwise ceased participation in the Plan prior to such date), accumulated contributions will be applied on such date to the purchase of Company Common Stock in accordance with the ESPP’s terms (treating the date of termination as the last day of the relevant offering period). With respect to matters described in this Section 6.06(e), the Company will communicate with Merger Co prior to sending any material notices or

33

other communication materials to its employees (and reasonably consider Merger Co’s comments with respect thereto).
      (f) For the avoidance of doubt, no provision of this Section 6.06 shall create any third party beneficiary rights in any Employee (or beneficiary or dependent thereof) or shall create any right in respect of continued employment or resumed employment, and no provision of this Section 6.06 shall create any rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any contract, agreement, arrangement, policy, plan or commitment.
      6.07     Notification of Certain Matters.
      (a) The Company shall notify Merger Co promptly of any event, change, occurrence, circumstance or development between the date of this Agreement and the Effective Time which causes or is reasonably likely to cause the conditions set forth in Sections 7.02(a) and 7.02(b) of this Agreement not to be satisfied.
      (b) Merger Co shall notify the Company promptly of any event, change, occurrence, circumstance or development between the date of this Agreement and the Effective Time which causes or is reasonably likely to cause the conditions set forth in Sections 7.03(a) and 7.03(b) of this Agreement not to be satisfied.
      (c) The delivery of any notice pursuant to this Section 6.07 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.
      (d) In addition, the Company shall give prompt written notice to Merger Co, and Merger Co shall give prompt written notice to the Company, of any notice or other communication (i) from any person and the response thereto of the Company or its Subsidiaries or Merger Co, as the case may be, or its or their Representatives alleging that the consent of such person is or may be required in connection with this Agreement or the Merger, (ii) from any Governmental Entity and the response thereto of the Company or its Subsidiaries or Merger Co, as the case may be, or its or their Representatives in connection with this Agreement or the Merger, and (iii) from or to the SEC, except in the event the Company Board shall have effected a Change of Board Recommendation.
      6.08     Financing.
      (a) Merger Co shall use its reasonable best efforts to arrange and consummate all of the Commitments, including using its reasonable best efforts to (i) negotiate definitive agreements with respect thereto on terms and conditions contained therein and (ii) to satisfy all conditions in such definitive agreements that are within its control. In the event all or any portion of the equity or debt financing under the Commitments becomes unavailable on the terms and conditions contemplated in the Commitments, including as a result of any Lender MAC (as defined below), Merger Co shall use its reasonable best efforts to arrange to obtain any such financing from alternative sources on terms not materially less favorable in the aggregate to Merger Co (as determined in the reasonable good faith judgment of Merger Co) as promptly as practicable following the occurrence of such event (the “Alternative Financing”). Merger Co shall give the Company prompt notice of any material breach by any party of any Commitments or any termination of any Commitments. Merger Co shall keep the Company reasonably informed of the status of its efforts to arrange the Commitments and shall promptly notify the Company orally and in writing of any material modifications to the Commitments and shall not permit any material amendment or modification to be made to, or any waiver of any material provision or remedy under, any Commitment without first consulting with the Company and no amendment, modification, or waiver which would be inconsistent with the terms set forth in the DOE Request Letter shall be made or given without the prior written consent of the Company. For purposes of this Agreement, the term “Marketing Period” shall mean the first period of twenty consecutive Business Days after the date hereof throughout which (A) Merger Co shall have the Required Information pursuant to Section 6.08(b), which Required Information is and remains Compliant (as defined below) and (B) the conditions set forth in Sections 7.01(c) and (d) and 7.02 (other than 7.02(c) and (h)) shall be and remain satisfied (for this purpose, as of the date of the commencement of the Marketing Period) and at the end of which all conditions set forth in Section 7.01 and 7.02 shall be satisfied, provided that the Marketing Period shall end on any earlier date which is the third Business Day following the date the financing contemplated by the Commitment Letters is consummated. “Compliant” shall mean, with respect to any Required Information, that such

34

Required Information does not contain any untrue statement of a material fact or omit to state any material fact regarding the Company and it Subsidiaries necessary in order to make such Required Information not misleading and is, and remains throughout the Marketing Period, compliant in all material respects with all applicable requirements of Regulation S-K and Regulation S-X and a registration statement on Form S-1 (or any applicable successor form) under the Securities Act, in each case assuming such Required Information is intended to be the information to be used for a public offering of securities by the Company in connection with the debt financing contemplated by the Debt Commitment Letter. For purposes of this Agreement, the term “Lender MAC” shall mean (1) any restriction on lending imposed by a regulatory authority on, or a petition of bankruptcy, insolvency, or reorganization (or similar petition or initiation of proceedings under any debtor relief Law) filed by or against, or the seeking of the appointment of a receiver or similar person by, or the making of an assignment for the benefit of creditors by, any lender or lenders providing at least 25% of the financing contemplated by the Debt Commitment Letter or (2) any order, decree, or injunction of a court or agency of competent jurisdiction, including any such lender’s primary banking regulator or regulators, prohibiting the consummation of the financing contemplated by the Debt Commitment Letter affecting any lender or lenders providing at least 25% of the financing contemplated by the Debt Commitment Letter, which, in each case, prevents the lender or lenders from providing the financing contemplated by the Debt Commitment Letter and which, in the case of any petition filed against any such lender or lenders, is not dismissed within ten Business Days of being filed.
      (b) The Company shall provide, and shall cause its Subsidiaries and its and their Representatives to provide, all cooperation in connection with the arrangement of the equity and debt financing under the Commitments (or Alternative Financing) as may be reasonably requested by Merger Co, including (i) participation in meetings, presentations, drafting sessions, management presentation sessions, “road shows,” sessions with ratings agencies and due diligence sessions, (ii) furnishing Merger Co and its financing sources with financial statements and related information, including audited financial statements for the Company for each of the three fiscal years ended June 30, 2005, June 30, 2004 and June 30, 2003 and other financial and pertinent information regarding the Company as may be reasonably requested by Merger Co, including all financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act and of type and form customarily included in the offering memoranda for private placements under Rule 144A of the Securities Act, to consummate the offerings of debt securities contemplated by the Commitments at the time during the Company’s fiscal year such offerings will be made, (iii) assisting Merger Co and its financing sources in the preparation of (A) an offering document for any financing contemplated by the Commitments and (B) materials for rating agency presentations (collectively, the “Required Information”), (iv) satisfying the conditions set forth in the Commitments which require action by or cooperation of the Company, (v) facilitating the pledging of collateral, (vi) using commercially reasonable efforts to obtain accountants’ comfort letters, legal opinions, surveys, and title insurance as reasonably requested by Merger Co, (vii) assisting any tax or other structural planning undertaken by Merger Co in connection with the transactions contemplated hereby, (viii) executing and delivering any commitment letters, underwriting or placement agreements, pledge and security documents, other definitive financing or other documents as may be reasonably requested by Merger Co, including a certificate of the chief financial or other appropriate officer of any of the Company or its Subsidiaries with respect to solvency and financial matters in customary form and substance reasonably acceptable to the Company and its legal counsel, (ix) obtaining any necessary rating agencies’ confirmations or approvals for Merger Co’s financing and (x) providing and executing documents as may be reasonably requested by Merger Co in form and substance reasonably acceptable to the Company; provided, however, that none of the Company or any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability in connection with the equity or debt financing under the Commitments prior to the Effective Time. Following the termination of this Agreement pursuant to Sections 8.01(a), (c), or (e), Merger Co shall (i) promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or its Subsidiaries in connection with such cooperation and (ii) indemnify, defend, and hold harmless the Company, its Subsidiaries, and their respective Representatives for and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with any information utilized in connection with the arrangement of the equity

35

and debt financing under the Commitments (other than information provided by the Company, it Subsidiaries or any of their respective Representatives or contained in the SEC Reports).
      (c) All non-public or otherwise confidential information regarding the Company or its Subsidiaries obtained by Merger Co or its representatives pursuant to Section 6.08(b) shall be kept confidential in accordance with the Confidentiality Agreement; provided, however, that Merger Co and its Representatives shall be permitted to disclose information as necessary or consistent with customary practices in connection with the Commitments.
      (d) Within fifteen Business Days of there having occurred after the date of this Agreement (i) any general suspension of trading in, or limitation on prices for, securities on the NYSE or NASD for three or more consecutive Business Days, including but not limited to, as a result of actual or threatened terrorist attacks, responses by the United States or its allies thereto, or the effects thereof, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States generally for three or more consecutive Business Days, (iii) the commencement or material escalation of a war, armed hostilities or other international or national crisis or security event involving the United States or any of its territories, including any acts of terrorism, domestic or foreign or responses of the United States or its allies, or a national or international economic or financial crisis, as a result of which there has occurred any material disruption or material adverse change in the United States commercial credit, debt, or capital securities markets (including the market for leveraged loans or high yield securities) for a period of three or more consecutive Business Days, or (iv) any limitation by any governmental, regulatory, or administrative agency which prohibits the extension of credit by banks or other lending institutions in the United States generally in a manner that prevents a lender from providing the financing contemplated by the Debt Commitment Letter for a period of three or more consecutive Business Days, Merger Co shall deliver to the Company a certificate (the “Market MAC Notice”) to that effect signed by an officer of Merger Co, describing in reasonable detail the nature of the Market MAC (any of the events specified in clauses (i) through (iv) described in such Market MAC Notice being hereinafter referred to as a “Market MAC”). At any time following its receipt of the Market MAC Notice, the Company may request (by delivery of a written notice to Merger Co to such effect (a “Company Waiver Request”)) that Merger Co fully and irrevocably waive its right to invoke the condition set forth in Section 7.02(d) with respect to such Market MAC. In the event that Merger Co delivers to the Company a written notice that Merger Co waives its right to invoke the condition set forth in Section 7.02(d) with respect to such Market MAC (a “Merger Co Waiver Notice”), then such Market MAC shall cease to be a basis for Merger Co not consummating the Merger. In the event that Merger Co fails to deliver a Merger Co Waiver Notice with respect to a Market MAC within the longer of (i) five Business Days after Merger Co’s receipt of the corresponding Company Waiver Request and (ii) the number of days between the date on which Merger Co delivered to the Company the corresponding Market MAC Notice and the date on which the Company delivered to Merger Co the Company Waiver Request (the longer of such periods being referred to herein as “Requisite Response Period”), then the Company shall be entitled to terminate the Agreement pursuant to Section 8.01(i) within ten Business Days after expiration of the Requisite Response Period. Notwithstanding anything to the contrary in this Section 6.08(d), nothing shall release Merger Co from continuing to be obligated to use its reasonable best efforts to obtain (A) the financing contemplated by the Debt Commitment Letter or (B) the Alternative Financing, in accordance with Section 6.08(a) in the event Merger Co declines to timely waive its right to invoke the condition set forth in Section 7.02(d) with respect to a Market MAC.
      6.09     Further Action; Reasonable Best Efforts.
      (a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate the Merger and complete the Other Transactions, (ii) obtain from Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by Merger Co or the Company or any of their respective Subsidiaries in connection with the authorization, execution, and delivery of this Agreement, and (iii) promptly make all necessary filings, and thereafter make any other required submission, with respect to this Agreement and the Merger required under the HSR Act or any other applicable antitrust, competition

36

or fair trade Laws with respect to the Merger. Subject to appropriate confidentiality protections, the parties hereto shall have an opportunity to review and approve in advance drafts of all applications, notices, petitions, filings and other documents made or prepared in connection with the items described in clauses (i) through (iii) above, which approval shall not be unreasonably withheld, conditioned, or delayed, shall cooperate with each other in connection with the prompt making of all such filings, shall furnish to the other party such necessary information and assistance as such other party may reasonably request with respect to the foregoing and shall provide the other party with copies of all filings made by such party with any applicable Government Entity, and, upon request, any other information supplied by such party to a Governmental Entity in connection with this Agreement and the Merger.
      (b) Merger Co and the Company shall each use their respective reasonable best efforts to obtain any third party consents (i) necessary, proper or advisable to consummate the Merger and the Other Transactions, (ii) disclosed in the Company Disclosure Schedule, or (iii) required to prevent a Company Material Adverse Effect from occurring prior to or as a result of the Effective Time. In the event that the Company shall fail to obtain any third party consent described above, the Company shall use its reasonable best efforts, and shall take such actions as are reasonably requested by Merger Co, to minimize any adverse effect upon the Company and Merger Co and their respective businesses resulting, or which would reasonably be expected to result, after the Effective Time, from the failure to obtain such consent.
      (c) The Company and each of its Subsidiaries, with the cooperation of Merger Co, will take all commercially reasonable steps, and proceed diligently and in good faith to submit pre-acquisition review applications with the DOE within 15 Business Days of the date of this Agreement and promptly to submit other applications, notices and submissions with DOE and other Education Departments and Accrediting Bodies which must be filed prior to the Closing in order for the Company to obtain (i) all Education Department and Accrediting Body approvals and permits which must be obtained prior to the Closing in order for Merger Co to operate the Schools as they are currently operated and for the Schools to participate in all of the Student Financial Assistance Programs, including the Title IV Programs, under the ownership of Merger Co (collectively, the “Pre-Closing Education Consents,” identified as such in Section 3.05(b)(vii) of the Company Disclosure Schedule), and (ii) all Education Department and Accrediting Body approvals and permits which must be obtained after the Closing in order for Merger Co to operate the Schools as they are currently operated and for the Schools to participate in all of the Student Financial Assistance Programs, including the Title IV Programs, under the ownership of Merger Co (collectively, the “Post-Closing Education Consents” identified as such in Section 3.05(b)(vii) of the Company Disclosure Schedule); provided, however, that the Company (including any of its Subsidiaries) shall not file any application, notice or other submission to the DOE, any Education Department or any Accrediting Body without providing Merger Co a reasonable opportunity to review such application, notice or other submission and without obtaining the consent of Merger Co (which consent shall not be unreasonably withheld, conditioned, or delayed). The Company and each of its Subsidiaries and Merger Co will cooperate with each other and will take all commercially reasonable steps to ensure that any response from the DOE to the DOE pre-acquisition review application does not contain any of the conditions set forth in Section 7.02(f)(ii)(B).
      (d) The Company and Merger Co will promptly and regularly advise each other concerning the occurrence and status of any discussions or other communications, whether oral or written, with any Education Department, Accrediting Body, or other third party with respect to any Pre-Closing Education Consents or Post-Closing Education Consents, including any material difficulties or material delays experienced in obtaining any such consent, and of any adverse conditions proposed, considered, or requested with respect to any such consent. Merger Co will cooperate fully with the Company in its efforts to obtain any such consent, including the timely submission of any information or materials requested by an Education Department or Accrediting Body with respect to obtaining such consents. The Company will allow Merger Co’s Representatives to participate in any meetings or telephone calls with any Education Department or Accrediting Body to discuss the status of any such consent and will not engage in any such meetings or telephone calls without such participation (unless Merger Co elects not to participate or fails to make its Representatives reasonably available in a timely manner), provided, however, that the Company and its Representatives will confer in advance with Merger Co and its Representatives to agree on issues to be

37

discussed in such meetings or telephone calls and neither party nor its Representatives will introduce any issues that are not agreed to in advance and will not respond to any compliance issues first introduced in such meetings or telephone calls.
      6.10     Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Merger Co and the Company. Thereafter, each of Merger Co and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger, except to the extent public disclosure is required by applicable Law or the requirements of the NASD, in which case the issuing party shall use its reasonable best efforts to consult with the other party before issuing any such release or making any such public statement.
      6.11     Resignations. The Company shall use its reasonable best efforts to obtain and deliver to Merger Co at the Closing evidence reasonably satisfactory to Merger Co of the resignation effective, as of the Effective Time, of those directors of the Company or any Subsidiary of the Company designated by Merger Co to the Company in writing prior to the Closing.
      6.12     State Takeover Statutes. The Company and the Company Board shall ensure that the PA Anti-Takeover Statutes are not applicable to this Agreement, the Merger, or any of the Other Transactions and, if any PA Anti-Takeover Statute becomes applicable to this Agreement, the Merger, or any of the Other Transactions, shall ensure that the Merger, including the Other Transactions, may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such PA Anti-Takeover Statute on the Merger and the Other Transactions, including the transactions contemplated by this Agreement.
      6.13     Permits. The Company and each of its Subsidiaries shall provide such additional assistance and cooperation to Merger Co as Merger Co shall reasonably request in connection with the transfer, assignment, or conveyance of any Permit, accreditation, authorization or approval to Merger Co hereunder.
      6.14     Credit Agreement. The Company shall take all actions reasonably necessary to terminate, effective as of the Closing Date, the Credit Agreement, including the repayment of all outstanding revolving credit loans (other than Letters of Credit issued under the Credit Agreement which will remain in full force and effect after the Closing Date). Merger Co shall arrange for the issuance of “back-to-back” Letters of Credit in favor of National City Bank of Pennsylvania with terms acceptable to National City Bank of Pennsylvania with respect to each Letter of Credit outstanding under the Credit Agreement on the Closing Date.
      6.15     Section 16 Matters. Prior to the Effective Time, the Company shall use reasonable efforts to approve in advance in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and the Skadden, Arps, Slate, Meagher & Flom LLP SEC No-Action Letter (January 12, 1999) any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by this Agreement by each officer or director of the Company who is subject to Section 16 of the Exchange Act with respect to equity securities of the Company that such disposition will be exempt under Rule 16b-3 promulgated under the Exchange Act.
      6.16     Restructuring. Prior to the Effective Time, the Company (a) shall create a wholly owned subsidiary, in a form and jurisdiction directed by Merger Co (“OPCO I”), and OPCO I shall create a wholly owned subsidiary, in a form and jurisdiction directed by Merger Co (“OPCO II”), and (b) the Company shall transfer (but effective only on and as of the Effective Time) all of its assets to OPCO II, and otherwise the Company shall take all reasonable actions and cooperate with Merger Co in any restructuring or similar organizational transaction required in order to consummate the financing contemplated by the Commitments; provided, however, that the Company shall not be required to take any action in contravention of, or that would reasonably be expected to result in a violation or breach of, or a default under, any organizational document, Specified Contract, or any Education Permit applicable to the Company or any Subsidiary and any and all actions undertaken by the Company at the direction of Merger Co pursuant to this Section 6.16 shall not constitute a breach by the Company of any representation, warranty, or covenant made by the Company

38

pursuant to this Agreement. Following the termination of this Agreement pursuant to Sections 8.01(a), (c), or (e), Merger Co shall (a) promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or its Subsidiaries in connection with such action and cooperation and (b) indemnify, defend, and hold harmless the Company, its Subsidiaries, and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with any such actions taken by the Company at the direction of Merger Co.
      6.17     Intellectual Property. The Company shall use its commercially reasonable best efforts (which shall not include expending any significant monies or incurring indebtedness) to transfer to, or obtain for, the Company or its Subsidiaries, at or prior to Closing, ownership of the registrations and/or reservations for the domain names listed on Section 6.17 of the Company Disclosure Schedule.
ARTICLE 7
Conditions to the Merger
      7.01     Conditions to the Obligations of Each Party. The obligations of the Company and Merger Co to consummate the Merger are subject to the satisfaction or waiver in writing (where permissible) of the following conditions:

(a) Company Shareholder Approval. This Agreement shall have been adopted by the requisite affirmative vote of the shareholders of the Company in accordance with the PBCL and the Company’s Articles of Incorporation.

(b) Antitrust Approvals and Waiting Periods. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under applicable United States and non-United States antitrust, merger control or similar Laws, including the HSR Act, shall have expired or been terminated, and any approvals required thereunder shall have been obtained.

(c) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger.

(d) DOE. The Company shall have received a written response from the DOE to the pre-acquisition review applications filed with respect to the Schools.
      7.02      Conditions to the Obligations of Merger Co. The obligation of Merger Co to consummate the Merger is subject to the satisfaction or waiver in writing (where permissible) of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct in all respects (without giving effect to any limitation on any representation and warranty indicated by a materiality qualification, including the words “Company Material Adverse Effect,” “material,” “in all material respects” or like words, except in the case of the first sentence of Section 3.11) as though made on and as of the Closing Date (except for representations and warranties made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation on any representation and warranty indicated by a materiality qualification, including the words “Company Material Adverse Effect,” “material,” “in all material respects” or like words, except in the case of the first sentence of Section 3.11) would not, individually or in the aggregate, have a Company Material Adverse Effect. In addition, the representations and warranties set forth in Sections 3.03 and 3.04 shall be true and correct in all material respects and the representations and warranties set forth in the first sentence of Section 3.11 shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date in which case such representations and warranties will be true and correct as of such earlier date).

39

(b) Agreements and Covenants. The Company shall have performed in all material respects or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer’s Certificate. The Company shall have delivered to Merger Co a certificate, dated the date of the Closing, signed by the Chief Executive Officer of the Company and certifying as to the satisfaction of the conditions specified in Sections 7.02(a) and 7.02(b).

(d) No Market MAC. No Market MAC (other than any Market MAC in respect of which Merger Co has previously waived its right to invoke this Section 7.02(d) in accordance with the terms of Section 6.08(d)) shall have occurred after the date of this Agreement. If any of the events specified in clauses (i) and (ii) described in the first sentence of Section 6.08(d) has occurred for less than three consecutive Business Days (without giving effect to the three consecutive Business Day period already referenced with respect to the applicable event in Section 6.08(d)), then Merger Co shall not be obligated to consummate the Merger for so long as such event is continuing, and thereafter Merger Co shall not be obligated to consummate the Merger to the extent such event constitutes a Market MAC in accordance with Section 6.08(d) (other than any Market MAC in respect of which Merger Co has previously waived its right to invoke Section 7.02(d) in accordance with the terms of Section 6.08(d)).

(e) No Lender MAC. If any petition described in the last sentence of Section 6.08(a) shall have been filed during the preceding ten days and not dismissed, then Merger Co shall not be obligated to consummate the Merger for so long as such event is continuing, and thereafter Merger Co shall not be obligated to consummate the Merger to the extent such event constitutes a Lender MAC in accordance with Section 6.08(a).

(f) Governmental and Education Consents.

(i) All consents, approvals, orders, or authorizations of, or registrations, declarations or filings with any Governmental Entity required to be obtained or made prior to the Closing by or with respect to the Company, Merger Co, or any of their respective Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the Merger and the Other Transactions contemplated hereby shall have been obtained or made, except for (A) Pre-Closing Education Consents addressed in Section 7.02(f)(ii) and (B) such consents, approvals, orders, authorizations, registrations, declarations or filings the failure of which to be obtained or made would not have a Company Material Adverse Effect.

(ii) The Pre-Closing Education Consents marked with an asterisk in Section 3.05(b)(vii) of the Company Disclosure Schedule shall have been obtained without any limitations (other than any customary limitations generally imposed by any Education Department or Accrediting Body in connection with its approval of a change of ownership) (the “Pre-Closing Deficiencies”) which taken together with any Non-DOE Deficiencies and DOE Growth Limitations, would or would be reasonably likely to, individually or in the aggregate, materially impair the growth prospects of the Company and its Subsidiaries taken as a whole, and the Company shall have received written responses from the DOE to the pre-acquisition review applications and such written responses shall not include (A) a statement of intention not to approve the post-Closing eligibility of any Institution to participate in Title IV Programs, or (B) as a condition of the post-Closing approval of the eligibility of any Institution to participate in the Title IV Programs (1) any requirement that the Company or any Institution post any letter of credit other than a standard letter of credit (anticipated to not be in excess of 10% of the Title IV Program funds received by the Company and the Institutions in their prior fiscal year), (2) any limitation (other than any customary limitations imposed by DOE in connection with its approval of change of ownership transactions as set forth in the standard form of provisional program participation agreement) on an Institution’s ability to open new locations or add new educational programs or revise existing educational programs (collectively under this clause (2), “DOE Growth Limitations”) that, taken together with any Pre-Closing Deficiencies and Non-DOE Deficiencies, would or would be reasonably likely to, individually or in the aggregate, materially impair the growth prospects of the Company and its Subsidiaries taken as a

40

whole, (3) any requirement that an Institution process its Title IV Program funds under the DOE’s reimbursement or heightened cash monitoring-level 2 procedures, or (4) any requirement that an Equity Investor assume any liability for obligations arising out of the Company’s or any Institutions participation in or administration of the Title IV Programs;

(g) Post-Closing Education Consents. Neither Merger Co nor the Company shall have been informed in writing by any Education Department or Accrediting Body that issues a Post-Closing Education Consent marked with a double-asterisk in Schedule 3.5(b)(vii) of the Company Disclosure Schedules (i) that it will not or does not expect to be able to issue its Post-Closing Education Consent or (ii) that such Post-Closing Education Consent will or is reasonably likely to have any limitations (other than any customary limitations generally imposed by any Education Department or Accrediting Body in connection with its approval of change of ownership transactions) on any Institution (collectively under clauses (i) and (ii), “Non-DOE Deficiencies”), which Non-DOE Deficiencies, taken together with any Pre-Closing Deficiencies and DOE Growth Limitations, would or would be reasonably likely to, individually or in the aggregate, materially impair the growth prospects of the Company and its Subsidiaries taken as a whole.

(h) Resignations. Any resignations requested by Merger Co pursuant to Section 6.11 shall have been obtained.
      7.03     Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver in writing (where permissible) of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Merger Co contained in this Agreement shall be true and correct in all respects (without giving effect to any limitation on any representation and warranty indicated by the words “Company Material Adverse Effect,” “material,” “in all material respects” or like words) as though made on and as of the Closing Date (except for representations and warranties made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true or correct (without giving effect to any limitation on any representation and warranty indicated by the words “Company Material Adverse Effect,” “material,” “in all material respects” or like words) would not prevent the consummation of the Merger or prevent Merger Co from performing its obligations under this Agreement.

(b) Agreements and Covenants. Merger Co shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer’s Certificate. Merger Co shall have delivered to the Company a certificate, dated the date of the Closing, signed by an officer of Merger Co, certifying as to the satisfaction of the conditions specified in Sections 7.03(a) and 7.03(b).
ARTICLE 8
Termination, Amendment, and Waiver
      8.01     Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action taken or authorized by the Board of Directors of the terminating party or parties, notwithstanding any requisite adoption of this Agreement by the shareholders of the Company, and whether before or after the Shareholder Approval, as follows (the date of any such termination, the “Termination Date”):

(a) by mutual written consent of Merger Co and the Company;

(b) by either Merger Co or the Company if the Effective Time shall not have occurred on or before the date that is six months from the date of this Agreement; provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to the party whose failure to fulfill any

41

obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

(c) by either Merger Co or the Company if any Governmental Entity or Education Department shall have enacted, issued, promulgated, enforced, or entered any injunction, order, decree, or ruling or taken any other action (including the failure to have taken an action) which has become final and non-appealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger;

(d) by Merger Co if it is not in material breach of its obligations under this Agreement, and if (i) any of the representations and warranties of the Company herein are or become untrue or inaccurate such that Section 7.02(a) would not be satisfied, or (ii) there has been a breach on the part of the Company of any of its covenants or agreements herein such that Section 7.02(b) would not be satisfied, and, in either such case, such breach has not been, or cannot be, cured within 30 days after written notice to the Company;

(e) by the Company if it is not in material breach of its obligations under this Agreement, and if (i) any of the representations and warranties of Merger Co herein are or become untrue or inaccurate such that Section 7.03(a) would not be satisfied, or (ii) there has been a breach on the part of Merger Co of any of its covenants or agreements herein such that Section 7.03(b) would not be satisfied, and, in either such case, such breach (other than as a result of a breach by Merger Co to effect the Closing as and when required by Section 1.02) has not been, or cannot be, cured within 30 days after written notice to Merger Co;

(f) by either Merger Co or the Company if this Agreement shall fail to receive the Shareholder Approval at the Company Shareholders’ Meeting; provided, however, that the Company may not terminate under this Section 8.01(f) if it is in material breach of its obligations under Sections 6.01, 6.02, or 6.04;

(g) by Merger Co if the Company Board shall have (i) effected a Change of Board Recommendation, (ii) recommended to its shareholders or approved any Acquisition Proposal, (iii) within five Business Days of the date any Acquisition Proposal is first published or sent or given, taken any position contemplated by Rule 14e-2(a) of the Exchange Act other than recommending rejection of such Acquisition Proposal or (iv) failed to include in the Proxy Statement distributed to shareholders its recommendation that shareholders adopt and approve this Agreement and the Merger, provided, however, it is understood that any “stop-look-and-listen” communication by the Company Board to the Company’s shareholders pursuant to Section 14d-9(f) of the Exchange Act that does not take a position with respect to an Acquisition Proposal shall not be deemed to constitute a withdrawal, modification, or change of its recommendation of this Agreement or the Merger;

(h) by the Company if, prior to the adoption of this Agreement at the Company Shareholders’ Meeting, the Company Board determines in good faith (after consultation with its advisors) that an unsolicited bona fide Acquisition Proposal is a Superior Proposal but only (i) after providing written notice to Merger Co (a “Notice of Superior Proposal”) advising Merger Co that the Company Board has received a Superior Proposal, specifying in writing the material terms and conditions of such Superior Proposal and the identifying the person making the proposal, and (ii) if Merger Co does not, within two Business Days of Merger Co’s receipt of the Notice of Superior Proposal, make an offer that the Company Board determines, in its good faith judgment (after consultation with its advisors) to be at least as favorable to the Company’s shareholders as such Superior Proposal; provided, however, that during such two Business Day period, the Company shall cooperate and negotiate with Merger Co (to the extent Merger Co wishes such cooperation) to enable Merger Co to make such an offer; provided, further, that, in the event of any amendment to the financial or other material terms of such Superior Proposal, the Company Board shall deliver to Merger Co an additional written Notice of Superior Proposal, and the two Business Day period referenced above shall be extended for an additional two Business Days after Merger Co’s receipt of such additional Notice of Superior Proposal; and provided, further, that any such purported termination pursuant to this Section 8.01(h) shall be void and of no force and effect unless the

42

Company concurrently with such termination pays the Company Termination Fee as directed by the Merger Co in writing in accordance with Section 8.03; or

(i) by the Company within ten Business Days after the expiration of a Requisite Period, if Merger Co fails to deliver a Merger Co Waiver Notice prior to the expiration of the Requisite Response Period with respect to any Market MAC.

      8.02     Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, except that (i) the provisions of Section 6.03(b), Section 6.08(b), Section 6.16, this Section 8.02, Section 8.03, and Article 9 and the Guaranties referred to in Section 4.09 shall survive any such termination and (ii) subject to the other provisions of this Agreement (including Section 9.07), no such termination shall relieve any party of any liability resulting from any breach by that party of this Agreement.
      8.03     Fees and Expenses.
      (a) Except as otherwise set forth in this Section 8.03, all Expenses incurred in connection with this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated. As used in this Agreement, “Expenses” includes all reasonable out-of-pocket documented expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to a party hereto and their Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution, and performance of this Agreement, the preparation, printing, filing, and mailing of the Proxy Statement, the solicitation of the Shareholder Approval, financing, and all other matters related to the Merger and the Other Transactions.
      (b) If this Agreement shall be terminated:

(i) by Merger Co pursuant to Section 8.01(d), if (A) at or prior to the Termination Date, an Acquisition Proposal shall have been publicly announced or disclosed to the Company in writing and (B) no later than 12 months after the Termination Date, the Company enters into, recommends or submits to the shareholders of the Company for adoption or acceptance, an Acquisition Proposal or an agreement with respect to such Acquisition Proposal (which in each case need not be the same Acquisition Proposal as the Acquisition Proposal described above that shall have been publicly announced at or prior to the Termination Date), and an Acquisition Proposal is consummated, then the Company shall pay the Company Termination Fee as provided in Section 8.03(c);

(ii) by Merger Co or the Company pursuant to Section 8.01(f), if (A) at or prior to the Termination Date, an Acquisition Proposal shall have been publicly announced or disclosed to the Company in writing and (B) no later than 12 months after the Termination Date, the Company enters into, recommends or submits to the shareholders of the Company for adoption or acceptance, an Acquisition Proposal or an agreement with respect to such Acquisition Proposal (which in each case need not be the same Acquisition Proposal as the Acquisition Proposal described above that shall have been publicly announced at or prior to the Termination Date), and an Acquisition Proposal is consummated, then the Company shall pay the Company Termination Fee as provided in Section 8.03(c);

(iii) by Merger Co pursuant to Section 8.01(g), then the Company shall pay the Company Termination Fee as provided in Section 8.03(c); or

(iv) by the Company pursuant to Section 8.01(h), then the Company shall pay the Company Termination Fee as provided in Section 8.03(c).
      (c) The Company Termination Fee shall be paid by the Company as directed by Merger Co in writing in immediately available funds (i) concurrently with and as a condition to the effectiveness of a termination of this Agreement by the Company pursuant to Section 8.01(h) and (ii) within two Business Days after the date of the event giving rise to the obligation to make such payment in all other circumstances. The Merger Co Termination Fee (as defined below) shall be paid by Merger Co as directed by the Company in writing in immediately available funds within two Business Days after the date of the event giving rise to the obligation to make such payment.

43

      (d) For purposes of this Agreement, (i) “Company Termination Fee” means an aggregate amount in cash equal to $84,000,000 and (ii) “Merger Co Termination Fee” means an aggregate amount in cash equal to $84,000,000.
      (e) If this Agreement shall be terminated by the Company (i) pursuant to Section 8.01(e)(ii) as a result of a breach by Merger Co of its obligations to effect the Closing if and when required by Section 1.02, then Merger Co shall pay the Merger Co Termination Fee as provided in Section 8.03(c).
      (f) Each of the Company and Merger Co acknowledges that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement. In the event that the Company shall fail to pay the Company Termination Fee when due or Merger Co shall fail to pay Merger Co Termination Fee when due, the Company or Merger Co, as the case may be, shall reimburse the other party for all reasonable costs and expenses actually incurred or accrued by such other party (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.03.
      8.04     Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the adoption of this Agreement by the shareholders of the Company, no amendment shall be made except as allowed under applicable Law. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.
      8.05     Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any right under this Agreement or otherwise shall not constitute a waiver of its rights.
ARTICLE 9
General Provisions
      9.01     Non-Survival of Representations, Warranties, and Agreements. The representations and warranties in this Agreement and in any certificate delivered pursuant hereto shall automatically terminate at the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.
      9.02     Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing in the English language and shall be deemed given (a) on the date of delivery if delivered personally, (b) on the first Business Day following the date of dispatch if delivered by a nationally recognized next-day courier service, (c) on the fifth Business Day following the date of mailing if delivered by registered or certified mail (postage prepaid, return receipt requested) or (d) if sent by facsimile transmission, when transmitted and receipt is confirmed. All notices under Section 6.04 or Article 8 shall be delivered by courier and facsimile transmission to the respective parties at the addresses provided in accordance with this Section 9.02. All notices hereunder shall be delivered to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

if to Merger Co: EM Acquisition Corporation c/o Goldman Sachs Capital Partners 85 Broad Street New York, NY 10004 Telephone: (212)902-3127 Telecopy: (212)357-5505

44

Attention: Mr. Adrian Jones c/o Providence Equity Partners 50 Kennedy Plaza, 18th Floor Providence, RI 02903 Telephone: (401)751-6763 Telecopy: (401)751-1790 Attention: Mr. Paul J. Salem

with a copy to: Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 Telephone: (212) 455-2000 Telecopy: (212) 455-2502 Attention: Gary I. Horowitz. Esq. Peter S. Malloy, Esq.

if to the Company: Education Management Corporation 210 Sixth Avenue Pittsburgh, Pennsylvania 15222 Telephone: (412)562-0900 Telecopy: (412) 562-0598 Attention: John R. McKernan, Jr.

with a copy to: Kirkpatrick & Lockhart Nicholson Graham LLP 599 Lexington Avenue New York, New York 10022-6030 Telephone: (212)536-3900 Telecopy: (212) 536-3901 Attention: Robert P. Zinn, Esq.
      9.03     Certain Definitions.
      (a) For purposes of this Agreement:

“Affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of New York.

“Company Material Adverse Effect” means any event, circumstance, development, change, condition or effect that, individually or in the aggregate with all other events, circumstances, developments, conditions, changes, or effects, (i) is or is reasonably likely to be materially adverse to the business, properties, results of operations, assets, or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole or (ii) would prevent the Company from consummating the Merger or would prevent the Company from performing its material obligations under this Agreement; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, or will be, a “Company Material Adverse Effect”: any event, circumstance, development, condition, change, or effect resulting from or relating to, directly or indirectly, (A) changes in GAAP (or any interpretation thereof by a Governmental Entity or quasi-Governmental Entity, including the FASB) after the date hereof,

45

(B) general economic, political, or financial market conditions, (C) terrorism or war (except, in the case of (A), (B) or (C), where such event, circumstance, development, change, or effect has had a disproportionate effect on the Company and its Subsidiaries, taken as a whole, as compared to other persons in the industry in which the Company and its Subsidiaries conduct their business), (D) any shareholder litigation brought or threatened against the Company or any member of the Company’s Board in respect of this Agreement or the transactions contemplated hereby, or (E) compliance with the terms of, or the taking of any action required by, this Agreement (other than Section 6.09).

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Knowledge” means (i) with respect to the Company, the actual knowledge of those individuals identified in Section 9.03(a) of the Company Disclosure Schedule, and (ii) with respect to any other party, the actual knowledge of any executive officer of such party.

“Institution” shall mean the School or Schools comprising a main campus and its additional locations or branches, identified by a single Office of Post-secondary Education Identification Number by DOE, and owned and operated by the Company or any of its Subsidiaries.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Subsidiary” or “Subsidiaries” of the Company, the Surviving Corporation, Merger Co or any other person means any entity in respect of which such person, directly or indirectly, beneficially owns 50% or more of the voting securities or equity.

“Superior Proposal” means any bona fide written Acquisition Proposal not solicited or initiated in violation of Section 6.04(a) that (i) relates to an acquisition by a person or group acting in concert of (A) more than 70% of the outstanding Shares pursuant to a tender offer, merger, or otherwise, or (B) all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, (ii) is on terms that the Company Board determines in its good faith judgment (after consultation with its financial advisor and after taking into account all the terms and conditions of the Acquisition Proposal) are more favorable to the Company’s shareholders (in their capacity as shareholders) from a financial point of view than this Agreement (taking into account any modifications to this Agreement proposed in writing by Merger Co in response thereto) , and (iii) which the Company Board determines in good faith (after consultation with its financial advisors) is reasonably capable of being consummated.

      (b) The terms included in the Index of Defined Terms located at the beginning of this Agreement have the respective meanings set forth in the Sections indicated in the Index of Defined Terms.
      (c) When a reference is made in this Agreement to Sections, Schedules, or Exhibits, such reference shall be to a Section, Schedule, or Exhibit of this Agreement, respectively, unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement. The term “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. References to a person are also to its permitted successors and assigns. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. References to information or documents made available to Merger Co includes such information or documents that have been posted to the electronic data room.
      9.04     Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall

46

nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
      9.05     Disclaimer of Other Representations and Warranties; Disclosure.
      (a) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER THE COMPANY NOR MERGER CO MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS AND WARRANTIES MADE BY ITSELF OR ANY OF ITS RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES OR AFFILIATES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT, THE MERGER, OR THE OTHER TRANSACTIONS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER PARTY OR THE OTHER PARTY’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY OF THE FOREGOING.
      (b) The disclosure of any matter or item in the Company Disclosure Schedule shall not be deemed to constitute an acknowledgment that such matter or item is required to be disclosed therein or is material to a representation, warranty, covenant, or condition set forth in this Agreement and shall not be used as a basis for interpreting the terms “material,” “materially,” “Company Material Adverse Effect,” or any word or phrase of similar import and does not mean that such matter or item would, with any other matter or item, have, individually or in the aggregate, a Company Material Adverse Effect.
      9.06      Entire Agreement; Assignment. This Agreement and the Confidentiality Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all prior or contemporaneous agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof and thereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except with the prior written consent of the parties hereto. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
      9.07 Remedies; Specific Performance. To the extent that (a) the Company has incurred losses or damages in connection with this Agreement, (i) the maximum aggregate liability of Merger Co for such losses or damages shall be limited to and shall in no event exceed the Merger Co Termination Fee in the aggregate, (ii) in no event shall the Company seek to recover any money damages in excess of such amount from Merger Co or its respective Representatives and Affiliates in connection therewith, and (iii) the maximum liability of each Guarantor shall be limited to the obligations of such Guarantor under its respective Guaranty or (b) Merger Co has incurred losses or damages in connection with this Agreement, (i) the maximum aggregate liability of the Company for such losses or damages shall be limited to and shall in no event exceed the Company Termination Fee in the aggregate, and (ii) in no event shall Merger Co seek to recover any money damages in excess of such amount from the Company or its respective Representatives and Affiliates in connection therewith. The parties hereto acknowledge that irreparable damage would occur in the event any provision of this Agreement were not performed by the Company in accordance with the terms hereof and that Merger Co shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity (subject to the provisions of this Section 9.07). The parties acknowledge that the Company shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement by Merger Co or to enforce specifically the terms and provisions of this Agreement and that the Company’s sole and exclusive remedies with respect to any such breach shall be the remedies set forth in this Section 9.07 and Sections 6.08(b) and 8.03; provided, however, that the Company shall be entitled to specific performance against Merger Co to prevent any breach by Merger Co of Sections 6.03(b) or 6.08(c). In no event shall Merger Co be required to pay more than one Merger Co Termination Fee and in no event shall the Company be required to pay more

47

than one Company Termination Fee. Notwithstanding the foregoing, no party shall be liable for any punitive, consequential, special, or exemplary damages.
      9.08     Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 9.07(a)(iii) and, if the Closing occurs, Section 6.05 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).
      9.09     Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State (other than those provisions set forth herein that are required to be governed by the PBCL). All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any Pennsylvania state or federal court sitting in Pittsburgh, Pennsylvania. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in Pittsburgh, Pennsylvania for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and shall not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Merger may not be enforced in or by any of the above-named courts.
      9.10     Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any Action directly or indirectly arising out of, under or in connection with, this Agreement or the Merger. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Merger, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.10.
      9.11     Headings. The descriptive headings contained in this Agreement or the Company Disclosure Schedule are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
      9.12     Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

48

[SIGNATURE PAGE FOLLOWS]
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

49

      IN WITNESS WHEREOF, Merger Co and the Company have caused this Agreement to be executed as of the date first written above by their respective duly authorized officers.

EM ACQUISITION CORPORATION

By:	/s/ Peter O. Wilde

Name:	Peter O. Wilde

Title:	Secretary

EDUCATION MANAGEMENT CORPORATION

By:	/s/ John R. McKernan, Jr.

Name:	John R. McKernan, Jr.

Title:	Chief Executive Officer

50

ANNEX B
[MERRILL LYNCH LETTERHEAD]
March 3, 2006
Board of Directors
Education Management Corporation
300 Sixth Avenue
Pittsburgh, Pennsylvania 15222
Members of the Board of Directors:
        Education Management Corporation (the “Company”) and EM Acquisition Corporation (the “Acquirer”) propose to enter into an Agreement and Plan of Merger, dated as of March 3, 2006 (the “Agreement”), pursuant to which the Acquirer would be merged with and into the Company in a merger (the “Merger”) in which each share of the Company’s issued and outstanding common stock, par value $0.01 per share (the “Company Shares”), would be converted into the right to receive $43.00 per share in cash (the “Consideration”), upon the terms and subject to the conditions of the Agreement.
        You have asked us whether, in our opinion, the Consideration to be received by the holders of the Company Shares pursuant to the Merger is fair from a financial point of view to such holders.
        In arriving at the opinion set forth below, we have, among other things:

(1)	Reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;

(2)	Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company furnished to us by the Company;

(3)	Conducted discussions with members of senior management of the Company concerning the matters described in clauses 1 and 2 above;

(4)	Reviewed the market prices and valuation multiples for the Company Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

(5)	Reviewed the results of operations of the Company and compared them with those of certain publicly traded companies that we deemed to be relevant;

(6)	Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

(7)	Participated in certain discussions and negotiations among representatives of the Company and the Acquirer and their financial and legal advisors;

(8) Reviewed a draft dated March 3, 2006 of the Agreement; and

(9)	Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.
        In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or been furnished with any such evaluation or appraisal, nor have we evaluated the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company. With respect to the financial forecast information furnished to or discussed with us by the Company, we have assumed that they have been reasonably prepared and reflect the best currently available
1

estimates and judgment of the Company’s management as to the expected future financial performance of the Company. In rendering our opinion, we have assumed that the Merger will be consummated on the terms described in the Agreement, without any waiver of any material terms or conditions by the Company and that the necessary regulatory approvals for the Merger will not have an adverse effect on the Company or the Merger. We have also assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us.
        Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.
        We are acting as financial advisor to the Company in connection with the Merger and will receive a fee from the Company for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. In addition, at the request of the Board of Directors of the Company, we or one or more of our affiliates have delivered a commitment letter to the Acquirer relating to the financing necessary to complete the Merger and plan to further provide, or otherwise assist the Acquiror in, financing the Merger, for which services we would expect to receive additional compensation from the Acquiror or its affiliates. We have, in the past, provided financial advisory and financing services to the private investment firms whose affiliates are stockholders of the Acquiror and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the Company Shares and the debt and equity securities of certain affiliates of the private investment firms whose affiliates are stockholders of the Acquiror (or related derivative securities and limited partnership interests) for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.
        This opinion is for the use and benefit of the Board of Directors of the Company. Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Merger or any matter related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of the Company Shares, It is understood that this opinion may not be disclosed or otherwise referred to without our prior consent, except as may otherwise be required by law or by a court of competent jurisdiction.
        We are not expressing any opinion herein as to the prices at which the Company Shares will trade following announcement of the Merger,
        On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be received by the holders of the Company Shares pursuant to the Merger is fair from a financial point of view to the holders of such shares.

Very truly yours,

MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED
2

ANNEX C

[LAZARD FRERES & CO. LLC LETTERHEAD]

March 3, 2006
The Board of Directors
Education Management Corporation
210 Sixth Avenue
Pittsburgh, PA 15222
Dear Members of the Board:
        We understand that Education Management Corporation, a Pennsylvania corporation (the “Company”), and EM Acquisition Corporation, a Pennsylvania corporation (“Merger Co”), propose to enter into an Agreement and Plan of Merger, dated as of March 3, 2006 (the “Agreement”), pursuant to which Merger Co will merge with and into the Company (the “Merger”). Pursuant to the Merger, each of the issued and outstanding shares of common stock of the Company, par value $0.01 per share (the “Company Common Stock”), will be converted, subject to certain exceptions set forth in the Agreement, into the right to receive $43.00 per share in cash (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.
        You have requested our opinion as to the fairness as of the date hereof, from a financial point of view, to the holders of Company Common Stock of the Consideration to be paid in the Merger to such holders. In connection with this opinion, we have:

(i)	Reviewed the financial terms and conditions of a draft, dated March 3, 2006, of the Agreement (the “Draft Agreement”);

(ii)	Analyzed certain publicly available historical business and financial information relating to the Company;

(iii)	Reviewed various internal financial forecasts and other data provided to us by the Company relating to its business;

(iv)	Held discussions with members of the senior management of the Company with respect to the business and prospects of the Company;

(v)	Reviewed public information with respect to certain other companies in lines of business we believe to be generally comparable to the business of the Company;

(vi)	Reviewed the financial terms of certain business combinations involving companies in lines of business we believe to be generally comparable to those of the Company and in other industries generally;

(vii)	Reviewed the historical stock prices and trading volumes of the Company Common Stock; and

(viii)	Conducted such other financial studies, analyses and investigations as we deemed appropriate.
        We have relied upon the accuracy and completeness of the foregoing information, and have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company, or concerning the solvency or fair value of the Company, and have not been furnished with any such valuation or appraisal. With respect to financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company as to the future financial performance of the Company. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based. With your consent, for purposes of our opinion we have used the January 2006 and February 2006 financial projection scenarios provided to us.
3

        Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.
        In rendering our opinion, we have assumed that the Merger and the other transactions contemplated in the Agreement will be consummated on the terms described in the Agreement, without any waiver of any material terms or conditions. We have assumed that the executed Agreement will conform in all material respects to the Draft Agreement reviewed by us. In addition, we have assumed that obtaining the necessary regulatory and third party approvals for the Merger and the other transactions contemplated in the Agreement will not have an adverse effect on the Company or the Merger. We do not express any opinion as to any tax or other consequences that might result from the Merger, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company obtained such advice as it deemed necessary from qualified professionals. We do not express any opinion as to the price at which shares of Company Common Stock may trade subsequent to the announcement of the Merger.
        Lazard Frères & Co. LLC (“Lazard”) is acting as investment banker to the Company in connection with the Merger and will receive a fee for our services, a portion of which we will receive upon rendering this opinion, and another portion of which is payable upon the closing of the Merger. Also, we may have from time to time in the past provided, and may currently or in the future provide, investment banking services to one or more of the stockholders of Merger Co or to one or more of their respective portfolio companies or other affiliates, for which we have received or may receive customary fees. In addition, in the ordinary course of their respective businesses, affiliates of Lazard and LFCM Holdings LLC (an entity owned in large part by managing directors of Lazard) may actively trade securities of the Company for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.
        Our engagement and the opinion expressed herein are for the benefit of the Company’s Board of Directors, and our opinion is rendered to the Company’s Board of Directors in connection with its consideration of the Merger. Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger, and is not intended to and does not constitute a recommendation to any holder of shares of Company Common Stock as to how such holder should vote with respect to the Merger or any matter relating thereto.
        Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be paid to the holders of Company Common Stock in the Merger is fair to such holders of Company Common Stock from a financial point of view.

Very truly yours,

LAZARD FRERES & CO. LLC

By	/s/ Daniel T. Motulsky

Daniel T. Motulsky
Managing Director

EDUCATION MANAGEMENT CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE SPECIAL MEETING OF SHAREHOLDERS ON
[                                         , 2006], at [            ] a.m. EASTERN TIME
The undersigned hereby appoints John R. McKernan, Jr. and J. Devitt Kramer, jointly and severally, proxies with full power of substitution, to vote at the Special Meeting of Shareholders of Education Management Corporation to be held [                                    ], 2006 (including adjournments and postponements), with all the powers the undersigned would possess if personally present , as specified on the reverse side. The undersigned hereby revokes all proxies previously given by the undersigned with respect to the shares covered hereby.
This Proxy is solicited on behalf of the Board of Directors. This Proxy is revocable and the shares represented by this Proxy will be voted as directed by the undersigned. The Board of Directors of Education Management Corporation recommends a vote FOR proposals 1 and 2. If this Proxy is signed and returned and does not specify a vote on the proposal, the Proxy will be voted in accordance with the recommendations of the Board of Directors. If any other business is properly presented at the Special Meeting, this Proxy, if properly executed, will be voted by those named in this Proxy at their discretion. As of the date of the Proxy Statement, the Board of Directors did not know of any other business to be presented at the Special Meeting.
(Continued and to be signed on the reverse side)

SPECIAL MEETING OF SHAREHOLDERS OF
Education Management Corporation
[     ], 2006
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
¯ Please detach along perforated line and mail in the envelope provided. ¯

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1 AND 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

	1.	To adopt the Agreement and Plan of Merger, dated as of March 3, 2006, by and between Education Management Corporation and EM Acquisition Corporation as it may be amended from time to time.	FOR ☐	AGAINST ☐	ABSTAIN ☐

	2.	To adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the Agreement and Plan of Merger described in Proposal 1.	FOR ☐	AGAINST ☐	ABSTAIN ☐

The Board of Directors recommends a vote FOR Proposals 1 and 2.

Where no voting instructions are given but the proxy card is signed and returned, the shares represented by this proxy will be VOTED FOR Proposals 1 and 2.

Each signatory to this proxy card acknowledges receipt from Education Management Corporation prior to execution of this proxy card of a Notice of Special Meeting of Shareholders and a proxy statement dated [ ], 2006.

YOUR VOTE IS IMPORTANT!

MARK HERE IF YOU PLAN
TO ATTEND THE SPECIAL MEETING. *

To change the address on your account, please check the box at the right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Shareholder	Date	Signature of Shareholder	Date

NOTE:	Please sign exactly as your name or names on this proxy. When shares are held jointly, each holder must sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

SPECIAL MEETING OF SHAREHOLDERS OF
Education Management Corporation
[     ], 2006
PROXY VOTING INSTRUCTIONS

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
-or-
TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.
-or-
INTERNET — Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

COMPANY NUMBER

ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES or www.proxy.com up until 11:59 PM Eastern Time on [     ], 2006.
¯ Please detach along perforated line and mail in the envelope provided. ¯

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1 AND 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

	1.	To adopt the Agreement and Plan of Merger, dated as of March 3, 2006, by and between Education Management Corporation and EM Acquisition Corporation as it may be amended from time to time.	FOR ☐	AGAINST ☐	ABSTAIN ☐

	2.	To adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the Agreement and Plan of Merger described in Proposal 1.	FOR ☐	AGAINST ☐	ABSTAIN ☐

The Board of Directors recommends a vote FOR Proposals 1 and 2.

Where no voting instructions are given but the proxy card is signed and returned, the shares represented by this proxy will be VOTED FOR Proposals 1 and 2.

Each signatory to this proxy card acknowledges receipt from Education Management Corporation prior to execution of this proxy card of a Notice of Special Meeting of Shareholders and a proxy statement dated [ ], 2006.

YOUR VOTE IS IMPORTANT!

MARK HERE IF YOU PLAN
TO ATTEND THE SPECIAL MEETING. *

To change the address on your account, please check the box at the right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Shareholder	Date	Signature of Shareholder	Date

NOTE:	Please sign exactly as your name or names on this proxy. When shares are held jointly, each holder must sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.